Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267390

Prospectus Supplement No. 4
(To Prospectus dated September 29, 2022)

SENTI BIOSCIENCES, INC.
Up to 8,727,049 Shares of Common Stock
__________________

This prospectus supplement no. 4 (this “Prospectus Supplement”) amends and supplements the prospectus dated September 29, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-267390). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2023 (the “Form 10-K”). Accordingly, we have attached the Form 10-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SNTI”. On March 21, 2023, the last quoted sale price for the Senti Common Shares as reported on Nasdaq was $1.28 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
__________________

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 22, 2023.

F-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period from _______ to _______
Commission File Number 001-40440
_________________________
Senti Biosciences, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	86-2437900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2 Corporate Drive, First Floor
South San Francisco, CA 94080
(Address of principal executive offices and zip code)
(650) 239-2030
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SNTI	Nasdaq Capital Market (NASDAQ)
Securities registered pursuant to 12(g) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C.7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
As of June 30, 2022, the last business day of the registrant’s most recently completed second fiscal quarter, the aggregate market value of common stock held by non-affiliates of the registrant was approximately $74.5 million (based on the closing price of the registrant’s common stock as reported on The Nasdaq Global Select Market on that date).
As of March 15, 2023 there were 44,168,034 shares of the registrant’s common stock, par value $0.0001 per share, were issued and outstanding.
DOCUMENTS INCORPORATED BY REFERENCE
Portions of the registrant’s Definitive Proxy Statement relating to its 2023 Annual Meeting of Stockholders (the “Proxy Statement”), which the registrant intends to file pursuant to Regulation 14A with the Securities and Exchange Commission (the “SEC”) not later than 120 days after the registrant’s fiscal year end of December 31, 2022, are incorporated by reference into Part III of this Annual Report on Form 10-K where indicated.

F-3

SENTI BIOSCIENCES, INC.

FORWARD LOOKING STATEMENTS
This Annual Report on Form 10-K (“Annual Report” or “Form 10-K”) and some of the information incorporated by reference, includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of Senti Biosciences, Inc. (“Senti” or the “Company”). These statements are based on the beliefs and assumptions of the management of Senti. Although Senti believes that their respective plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates”, “intends”, “aims”, “works”, “focuses”, “aspires”, “strives” or “sets out” or similar expressions. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. Forward-looking statements contained in this Annual Report include, for example, statements about:
•the accuracy of our estimates and projections of financial information, including expenses, capital requirements, cash utilization, need for additional financing and market opportunities;
•our ability to maintain the listing of our common stock on Nasdaq, and the potential liquidity and trading of such securities;
•our ability to execute and realize potential benefits from our strategic plans, including our plan to focus internal resources on SENTI-202, SENTI-401, and with potential partners, to develop gene circuits for other programs, as announced in January 2023;
•our ability to obtain adequate funding for our ongoing and planned operations;
•the initiation, cost, timing, progress and results of research and development activities, preclinical studies and clinical trials with respect to our current and potential future product candidates;
•our ability to develop and advance our gene circuit platform technologies;
•our ability to identify future product candidates using our gene circuit platform technologies;
•our ability to develop and commercialize product candidates;
•our ability to file and obtain clearance for any investigational new drug application, or IND, for SENTI-202 and any other product candidates we may identify, and to initiate and successfully complete our planned Phase 1 clinical trial for SENTI-202 and any other product candidates;
•our ability to advance our current and potential future product candidates into, and successfully complete, preclinical studies and clinical trials;
•our ability to manufacture our product candidates for clinical development and, if approved, for commercialization, and the timing and costs of such manufacture;
•our ability to obtain and maintain regulatory approval of our current and potential future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate;
•our ability to obtain and maintain intellectual property protection for our technologies and any of our product candidates;

•the rate and degree of market acceptance of our current and any potential future product candidates, if approved;
•regulatory developments and approval pathways in the United States and international jurisdictions;
•our ability to attract and retain strategic collaborators with development, regulatory, and commercialization expertise;
•the potential benefits of strategic collaboration agreements and our ability, and the ability of our collaborators, to successfully develop technologies and product candidates under the respective collaborations;
•our ability to realize the benefits from the merger with Dynamics Special Purpose Acquisition Corp.;
•potential liability from lawsuits and penalties related to our technologies, product candidates and current and future relationships with third parties, including relationships under strategic and financing transactions;
•our success in retaining or recruiting, or adapting to changes in, our officers, key employees, or directors;
•our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements;
•our ability to compete effectively with rapidly evolving cell therapy technologies and respond to other developments relating to our existing competitors and new market entrants;
•potential effects of extensive government regulation;
•our future financial performance and capital requirements;
•our ability to implement and maintain effective internal controls;
•the impact of supply chain disruptions;
•the impact of the COVID-19 pandemic on our business, including our preclinical studies and potential future clinical trials;
•unfavorable global economic conditions, including inflationary pressures, market volatility, acts of war and civil and political unrest; and
•other factors detailed under the section entitled “Risk Factors.”
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this Annual Report described under the heading “Risk Factors” and elsewhere in this Annual Report. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on the business of Senti or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Senti or to persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

PART I
Item 1. Business
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “our Company,” “the Company” or “Senti” refer to Senti Biosciences, Inc. and its subsidiaries.
Overview
We are a preclinical biotechnology company developing next-generation cell and gene therapies engineered with our gene circuit platform technologies to fight challenging diseases. Our mission is to create a new generation of smarter medicines that outmaneuver complex diseases using novel and unprecedented approaches. To accomplish this mission, we have built a synthetic biology platform that we believe may enable us to program next-generation cell and gene therapies with what we refer to as “gene circuits.” These gene circuits, which we created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. We aim to design and optimize gene circuits and to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Our gene circuit platform technologies are designed to be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor infiltrating lymphocytes (TILs), stem cells including induced Pluripotent Stem Cells (iPSCs) Hematopoietic Stem Cells (HSCs), in vivo gene therapy, such as adeno associated virus (AAV), and messenger ribonucleic acid (mRNA).
Our internal pipeline is focused on using these gene circuits we engineer onto off-the-shelf healthy adult donor derived NK cells to create chimeric antigen receptor (CAR) NK cells to potentially address the high unmet need in multiple oncology indications. All of our current product candidates are in preclinical development. We expect to file an investigational new drug application, or IND, for our lead product candidate SENTI-202 in the second half of 2023.
Key Challenges to Existing Disease Treatments and Our Gene Circuit Solutions
Key Challenges to Existing Disease Treatments
Diseases often involve complex biological interactions, which limit the effectiveness of existing therapeutics that have single mechanisms of action and are unable to adapt to dynamic disease states. We characterize these key challenges in the following four categories:

Disease Evasion: Disease pathologies are multifaceted. For example, diseases can evade the immune system or acquire resistance to single-target treatments by activating other biological pathways. The tumor microenvironment (TME) of many solid tumors suppresses cancer-fighting immune cells via multiple pathways. A gene or cell therapy with the ability to activate multiple anti-tumor pathways within a single product could help limit disease evasion and may improve the durability of responses to treatment.

Target Heterogeneity: Many diseases are heterogeneous and express antigens that are also present on healthy cells. The overlap of antigen expression on diseased and healthy cells limits the ability of existing therapies to target diseased cells at therapeutically relevant doses due to undesirable effects against healthy cells. For example, most cancers do not have a single antigen target that is uniformly expressed on all cancer cells with limited to no expression on non-cancerous cells. Thus, the ability to precisely distinguish between diseased cells and healthy cells has been a central challenge to date with current therapeutic approaches that do not encode logic, such as monoclonal antibodies, antibody-drug conjugates and single-target CAR therapies. Modalities that can respond to multiple biomarkers, rather than just a single one, have the potential to open up the opportunity for more precise and efficacious medicines.

Narrow Therapeutic Window: Once administered to a patient, conventional medicines, including cell and gene therapies, cannot be tuned up or down, which makes it difficult to find the optimal dose, especially for diseases that have a narrow therapeutic window. The ability to create therapeutics that can be titrated or regulated in vivo in the patient may lead to enhanced efficacy and safety.

Dynamic Disease Conditions: Disease conditions are dynamic and vary in space and time. For example, diseases may manifest only in certain tissues, or have a waxing and waning progression over time. Conventional therapies (i) are static, (ii) have a predefined activity around a single mechanism of action that cannot be modified post-administration and (iii) do not adapt to these dynamic conditions, thus limiting their efficacy, specificity and safety. For example, current cell and gene therapies are not dynamic or highly specific, thus limiting the indications that they can address. Developing dynamic therapeutics that are able to sense, and respond to, these spatially or temporally varying conditions would address this challenge.

Our Gene Circuit Solutions
In our pursuit to create a new generation of smarter medicines, we have built a toolbox of proprietary gene circuit platform technologies that we believe may enhance the risk benefit paradigm of cell and gene therapy products. Four core categories of gene circuits comprise our gene circuit platform: Multi-Arming, Logic Gating, Regulator Dials and Smart Sensors. Each of our gene circuit platform technologies is designed to confer greater clinical and therapeutic activity, precision and control to cell and gene therapies.
We believe that our core gene circuit platform technologies may enable us to engineer smarter medicines. These technologies can be categorized as follows:

Multi-Arming: Multi-Arming gene circuits are designed to incorporate multiple payloads into a single cell or gene therapy product. These gene circuits are intended to activate various biological pathways in complementary ways to prevent diseases from evading single-target treatments, and thereby potentially improve treatment efficacy. Existing combination therapies that target complex diseases require the application of multiple individual drugs, which is difficult due to research, clinical development, regulatory and pharmacology barriers.

Logic Gating: Logic Gating gene circuits are designed to enable cell and gene therapies to control their therapeutic activity in response to the presence or absence of multiple disease biomarkers. Below are examples of Logic Gates applied to cancer, although Logic Gating may also be applied to various other disease indications.

NOT GATE: NOT GATE gene circuits are designed to widen the therapeutic window by enabling effective killing of cancer cells while preserving healthy cells. The NOT GATE functions by recognizing Protective Antigens (PAs), or antigens that are selectively expressed on healthy cells and not on cancer cells, thus limiting on-target, off-tumor killing. By protecting healthy cells, the NOT GATE has the potential to enable more effective on-target, on-tumor killing of tumor cells that express Tumor- Associated Antigens (TAAs). Generally, existing cancer drugs target only a single antigen, which means they can only be effectively and safely used in situations where that antigen is uniquely expressed on tumors and not in healthy cells, or where the on- target, off-tumor effects are tolerable.

OR GATE: OR GATE gene circuits are designed to address tumor heterogeneity and limit antigen escape. The OR GATE functions by killing tumor cells that express any one of multiple antigens. Generally, current medicines are unable to address more than one target at a time and are thus susceptible to tumor evasion.

Regulator Dial: Regulator Dial gene circuits are designed to enable the precise tuning of therapeutic activity from a cell or gene therapy product. For example, this can be implemented by regulating therapeutic payload expression in response to varying concentrations of FDA-approved drugs. Regulator Dials are expected to enable the exogenous regulation of next-generation cell and gene therapies even after they have been delivered in vivo. Existing cell and gene therapies cannot be modulated once they have been delivered into patients.

Smart Sensor: A Smart Sensor is a gene circuit, or combination of gene circuits, designed to precisely detect distinct cell types or disease environments, and thus distinguish between the “disease state” and “healthy state.” For example, Smart Sensors can be engineered to detect whether certain conditions, or disease biomarkers, are present before responding with a specific therapeutic response. Conventional medicines are generally unable to dynamically change their behavior in response to cell or disease specific conditions.

The rationale behind each gene circuit technology is explained in detail below:
Multi-Arming
Multi-Arming gene circuits are designed to incorporate multiple payloads into a single cell or gene therapy product. These gene circuits are intended to activate various biological pathways in complementary ways to prevent diseases from evading single-target treatments, and thereby improve treatment efficacy. Existing combination therapies that target complex diseases require the application of multiple individual drugs, which is difficult due to research, clinical development, regulatory and pharmacology barriers.
Background: The Need for Targeting Multiple Biological Pathways
Many diseases are difficult to treat because they result from the dysfunction of numerous biological pathways, or they evolve strategies to evade single-target therapies. Combination therapies involving multiple distinct drugs are being used to tackle this problem, but manufacturing, developing and delivering multiple individual drugs into the body is challenging.
Our Gene Circuit Solution: Multi-Arming
We believe our Multi-Arming gene circuits can be used to create a single cell or gene therapy product candidate that includes multiple payloads capable of combating multiple disease pathways more effectively. Multi-Arming gene circuits can be controlled by any of our other gene circuit technologies, including Regulator Dials, Logic Gates and Smart Sensors, to achieve conditional therapeutic activity.
Our Calibrated Release (cr) Technology
Cytokines and other immune stimulatory proteins may be useful in overcoming the immunosuppressive TME in solid tumors by activating endogenous anti-tumor immune cells and to provide support for adoptive cell therapies.

However, traditional approaches to use cytokines in combination with adoptive cell therapies have relied on systemic injection of cytokines or engineering the cell therapies themselves to secrete the cytokines or to display them on the cell surface. Systemic injection of cytokines has been challenging due to poor tumor penetration and the risk of systemic immune toxicity. Engineering cell therapies to secrete cytokines has the potential to activate endogenous immune cells, but these secreted cytokines may not provide optimal stimulation of the cell therapies themselves. Engineering cell therapies to display cytokines on the cell surface can stimulate the cell therapies themselves, but may not provide optimal activation of endogenous immune cells.
To overcome these limitations, we have created a novel engineered protein technology called calibrated release (cr). Our cr engineered cytokines are engineered with a designed protease cleavage site. These cr cytokines are expressed by our engineered cells and are released from the cell in a calibrated fashion via a protease ubiquitously expressed by the cell, wherein the release rate is calibrated by engineering modifications to the protease cleavage site. We believe this platform is translatable to various proteins, including IL-15 and IL-12.
We are using this approach to optimize IL-15 in our CAR–NK product candidates to simultaneously stimulate surrounding immune cells and promote CAR-NK cell expansion, persistence, and tumor killing.
As shown in the figure below, crIL-15 is functional when cleaved and released into the supernatant, resulting in activation of pSTAT5 signaling in T cells from resting peripheral blood mononuclear cells or PBMCs. In the left panel below, comparable pSTAT5 induction was observed in T cells exposed to supernatant from engineered CAR-NK cells that expressed either crIL-15 or recombinant human IL-15 (rhIL-15), demonstrating benefits of crIL-15 in activating other immune cells.
Furthermore, in the right panel, crIL-15 was shown to improve serials cancer cell killing with a 3-round serial killing assay. Our engineered SENTI CAR-NK cells armed with our crIL-15 or with rhIL-15, or unengineered NK cells were co-cultured with tumor cells, which were added at hour 0, hour 96, and hour 168, to repeatedly challenge the effector cells with new cancer target cells. While all three NK cells showed tumor cell killing at the first challenge, crIL-15 engineered CAR-NK cells retained cancer cell killing even at the third challenge in contrast to the remaining two conditions. We believe this data shows the potential of our calibrated release technology platform to functionally enhance the killing activity of CAR-NK cells in challenging conditions.

Additionally, incorporating our proprietary crIL-15 onto our CAR-NK cells resulted in prolonged persistence, and increased viability and cell count in vitro compared to unengineered NK cells (viable cells detected for 3 weeks in vitro with crIL-15 CAR-NK vs < 1 week for unengineered NK cells).
We are also leveraging our calibrated release technology for other cytokines, such as IL-12, where crIL-12 expression is modulated using a small molecule Regulator Dial gene circuit to control crIL-12 expression levels, with the goal of stimulating the immune system and overcome the challenges of immunosuppressive TME while potentially avoiding safety issues.
Logic Gating
Logic Gating gene circuits are designed to enable cell and gene therapies to control their therapeutic activity in response to the presence or absence of multiple disease biomarkers. This capability has the potential to enable more accurate and efficient targeting of heterogeneous diseased cells while sparing healthy ones. Our initial product candidates for oncology will utilize our NOT GATE and OR GATE gene circuit technology. Furthermore, we believe this technology can be utilized across a broad range of oncology indications. To this end, we have established a proprietary Tumor-Associated Antigen, or TAA, and Protective Antigen, or PA, Paired Discovery Platform as detailed later in the Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform section to enable the expansion of our Logic Gating approach against novel Tumor-Associated Antigen and Protective Antigen pairs across multiple cancer indications.
NOT GATE
Background: The Need for Precision Targeting
The expression of a single CAR in T cells or NK cells can redirect them to kill cancer cells that express a specific surface antigen. This technology has led to breakthrough therapies for B cell malignancies and multiple myeloma, where targeting of tissue-lineage antigens – CD19 or B Cell Maturation Antigen, or BCMA – rather than Tumor-Associated Antigens, is tolerated. Beyond these initial applications, the lack of uniquely specific tumor antigens presents a great challenge because on-target, off-tumor toxicity to vital tissues significantly limits the cancer indications addressable by single-target CAR-NK or CAR-T therapies. Similar limitations are faced by monoclonal antibodies and antibody-drug conjugates that rely on a single target to distinguish cancer cells from healthy ones.

Our Logic Gating Solution: NOT GATE
The application of CAR-immune cells may be broadened to many cancer types if recognition of a Protective Antigen that is selectively expressed on healthy cells, but not on cancer cells, could selectively block killing against the healthy cells. We believe this feature enables a widened therapeutic window and aggressive treatment of cancers with the potential for enhanced efficacy and reduced risk of undesirable side effects, as well as the expansion of cell therapies into cancer indications where there are no ideal Tumor-Associated Antigens. We are currently leveraging our NOT GATE gene circuit technology in our SENTI-202 and SENTI-401 CAR-NK programs in liquid and solid tumors. Furthermore, we believe the NOT GATE has the potential to significantly increase the applicability of CAR-NK cells against a wide range of liquid and solid tumors that currently do not have ideal Tumor-Associated Antigen targets and are thus currently unaddressed.
As shown in the figure below, we have engineered NK cells with a synthetic NOT GATE gene circuit, where an activating CAR, or aCAR, can drive the killing of cancer cells presenting an activating, Tumor-Associated Antigen, shown in green, while an inhibitory CAR, or iCAR, can suppress cytotoxicity against normal healthy cells that express both the activating Tumor-Associated Antigen and a Protective Antigen, shown in purple.
Future Applications and Alternate Gene Circuits
We believe the potentially enhanced precision enabled by our NOT GATE gene circuit technology may improve the therapeutic window, and thus the potential efficacy and safety, of our product candidates against the cancer types targeted by our pipeline. Furthermore, the NOT GATE has the potential to significantly increase the applicability of CAR-NK cells against a wide range of liquid and solid tumors that currently do not have ideal Tumor-Associated Antigen targets and are thus currently unaddressed.
OR GATE
Background: The Need for Targeting Multiple Antigens
Many cancers are heterogeneous, making it difficult to treat them by only targeting a single antigen. For example, the development of targeted acute myeloid leukemia, or AML treatments is difficult due to more than 200 types of chromosome translocations and mutations having been identified in patients. Thus, therapies targeting a single AML-associated antigen are often insufficient to kill all of the tumor subsets, including both AML leukemic stem cells, or LSCs, and blasts. Consequently, most AML patients treated with these therapies die from disease relapse and progression due to incomplete therapeutic activity. Additionally, due to the highly mutagenic nature of cancer cells, targeting single antigens allows for cancers to more easily escape or acquire resistance to treatment. For example, while recent triumphs of CD19-directed autologous CAR-T therapies have brought renewed hope to patients with relapsed/refractory B cell malignancies, up to 50% of patients with pre-B cell acute lymphoblastic leukemia, or ALL, suffer disease relapse within twelve months after treatment. Many of those patients who relapse toward the latter end of the twelve-month period have cancers that have been associated with loss of the CD19 epitope.
These clinical observations demonstrate the potential benefit of developing therapeutics that are capable of simultaneously targeting multiple Tumor-Associated Antigens across heterogeneous cancers using OR GATE gene circuit technology.
Our Logic Gating Solution: OR GATE
Our OR GATE gene circuits are designed to simultaneously target multiple Tumor-Associated Antigens. We are currently leveraging our OR GATE gene circuit technology in our SENTI-202 CAR-NK program for liquid tumors.
Regulator Dial
Our Regulator Dial gene circuits are designed to enable the precise tuning of therapeutic activity from a cell or gene therapy product. For example, this can be implemented by regulating therapeutic payload expression in response to varying concentrations of FDA-approved drugs. Regulator Dials are designed to enable the exogenous regulation of next-generation cell and gene therapies in vivo even after they have been delivered. We have generated numerous Regulator Dial gene circuits that have the potential to be controlled by a variety of FDA-approved small molecule oral drugs, and that are designed to implement various control behaviors, such as ON switches, OFF switches and rheostats.
Background: The Need for Dynamic Regulation
Existing cell and gene therapies cannot be regulated once they are delivered into the patient. This lack of in vivo control makes it difficult to control dosing within the ideal therapeutic window. This problem makes it challenging to expand cell and gene therapies to many disease indications and to engineer these products to have increased potency and safety. As a result, gene therapies have focused on indications where constitutive expression is acceptable, rather than diseases where expression of the therapeutic payload must be regulated within a specific range or be toggled on and off over a period of time. As another example, CAR-T cell therapies for oncology have exhibited clinical toxicity due to lack of control post-infusion.
The efficacy of adoptive cell therapies in solid tumors is hampered by the poor persistence and dysfunction of these cell therapies in the immunosuppressive TME. Inflammatory cytokines, such as IL-12, have been shown in preclinical studies to enhance CAR-mediated effector functions and stimulate the innate immune response to further support tumor killing. However, clinical trials involving systemic use of IL-12 have demonstrated severe unexpected toxicity, limiting its clinical application. Overexpressing IL-12 from adoptive T cell therapies using a poorly regulated promoter has also resulted in significant clinical toxicities. Beyond toxicity issues, persistent stimulation by inflammatory cytokines has been associated with cell exhaustion and may limit anti-tumor activity. Thus, we believe a mechanism to dynamically regulate cytokine production by armored CAR-immune cells could enable enhanced anti-tumor activity without triggering unacceptable levels of toxicity in patients.
Our Gene Circuit Solution: Regulator Dial
One example of our Regulator Dial gene circuit technology is a system designed to regulate gene expression through FDA-approved orally dosed nonstructural protein 3, or NS3, inhibitors. This type of Regulator Dial consists of a synthetic drug-regulated transcription factor and a synthetic promoter responsive to this regulated transcription factor. In the absence of the drug, the transcription factor is inactive, and no therapeutic protein is produced from the engineered cells. In the presence of the drug, the small molecule triggers expression of the therapeutic protein in a dose-dependent manner through which the Regulator Dial “computes” the level of induction based on the concentration of the drug.
We have also examined the potential of our Regulator Dial gene circuits in vivo. Immune-deficient NSG mice received NK cells engineered with our Regulator Dial gene circuit, followed by dosing of the small molecule that controls release of IL-12. We measured circulating levels of IL-12 and found a correlation between increasing levels in response to the small molecule which could be elicited with repeat dosing. This data demonstrates the potential that crIL-12 expression from engineered NK cells can be regulated in a repeated ON/OFF/ON fashion through the GRZ small molecule.
Smart Sensor
A Smart Sensor is a gene circuit, or combination of gene circuits, designed to precisely detect cell type or disease environments, and thus distinguish between the “disease state” and “healthy state.” For example, Smart Sensors can be engineered to detect whether certain conditions, or disease biomarkers, are present before responding with a specific therapeutic response. Conventional medicines are generally unable to dynamically change their behavior in response to cell or disease specific conditions.
Diseases change over time and location in the body. Existing therapies are often unable to dynamically change their behavior in response to disease conditions or concentrate their activity only to specific places. Smart Sensors can be designed to sense diverse biomarkers that are specific to disease or cell states, including cell-surface antigens, soluble disease markers, metabolites, transcription factors, microRNAs and others. For example, we have created artificial receptors that are displayed on the surface of engineered cells and activate gene expression within these cells when they encounter specific cytokines or small molecule chemicals. We have also designed gene regulatory elements such as promoters and RNA elements that respond to specific intracellular signals, such as transcription factors and microRNAs.
Background: The Need for Novel Sensors in Smart Medicine
Cell and gene therapies have long held out the promise of curing a myriad of diseases, including cancer and genetic disorders. These therapies are generally comprised of three components: (i) the vector, which is used to deliver the transgene into cells; (ii) the promoter, which is a regulatory DNA sequence that drives expression of the transgene; and (iii) a transgene, which is the therapeutic payload.
While early successes in the field have led to recently approved gene therapies, it remains challenging to precisely target gene expression only in diseased cells. This is a significant limitation because many genetic disorders require controlled or targeted activity in certain cell types in order to correct diseases while preventing undesirable side effects. Similarly, in cancer gene therapy, it is important to achieve selective killing in cancer cells while sparing healthy tissues. Engineering viral vectors that are biased toward specific cell types is limited by the availability of a unique feature on the outside of the target cell that a viral vector can harness.
Additionally, many of the promoters used in current gene therapies are not disease, cell or tissue specific and thus lack the ability to dynamically regulate therapeutic protein production in response to the disease state or location.
Our Smart Sensors Solution: Cell Type or Cell State Specific Conditional Synthetic Promoters
Our solution to address these limitations is to construct Smart Sensors that are selectively activated by cell type or cell state. For example, these Smart Sensors are synthetic promoters that sense internal control mechanisms that cells already possess, such as transcription factors. Transcription factors modulate regulatory elements encoded in the DNA sequence of promoters to direct gene transcription to occur in a specific cell type, or even a specific cell state.

Selected Smart Sensor Proof-of-Concept Data
Candidate sequences were chosen via bioinformatics analyses based on differentially active/expressed genomic sequences. We performed multiple rounds of functional screenings to build synthetic promoters with high and specific activity in the target cell line chosen. As shown below, we started with clonal screening of native promoters and enhancers (lower left of the graph). Based on the data from the first round, the sequences with the highest activity were chosen, and ablation studies were performed (middle portion of the graph). Finally, the most significant DNA fragments were grouped and matched in various combinations (with additional sequences derived from high throughput screening), to build synthetic promoters with the highest and most specific activity (upper right of the graph).
We Believe Our Gene Circuits May Have Broad Applicability in Multiple Treatment Modalities and Disease Areas
We believe that our gene circuit platform may have broad applicability across treatment modalities and disease areas.
Treatment Modalities: Our gene circuit biological “software” can be used to program numerous cell and gene therapy products, or “hardware.” Specifically, these modalities include NK cells, T cells, TILs, stem cells including HSCs, in vivo gene therapy and mRNA. We have conducted research in multiple cell types and vector types, and the initial focus of our internal pipeline is implementing gene circuits within off-the-shelf CAR-NK cells.
Disease Areas: Our gene circuits can be customized to address many aspects of disease biology. We have demonstrated and published on applications of gene circuits across many different in vivo disease models. Thus, we believe that our gene circuit platform technologies can be used against a broad range of diseases that span therapeutic areas such as oncology, immunology, genetic diseases, neurology, cardiology, metabolic diseases, ophthalmology and regenerative medicine.

The following figure presents our perspective on how our gene circuit technologies can be utilized across modalities and corresponding therapeutic areas:
Our Pipeline
We are advancing a broad pipeline of gene circuit-enabled product candidates focused on three distinct categories: (i) our internal pipeline consisting of off-the-shelf CAR-NK cell therapy programs for oncology indications, (ii) our partnered programs related to gene therapies for tissue-directed targets (Spark Therapeutics, Inc.) and (iii) our partnered programs related to cell therapies for regenerative medicines (BlueRock Therapeutics, Inc.). Our most advanced programs are from our internal pipeline of off-the-shelf CAR-NK programs under which we are pursuing the discovery and development of product candidates designed to improve the therapeutic outcome in certain oncology indications as outlined below:
Our CAR-NK Cell Source
Our preferred cell source for our off-the-shelf CAR-NK cell pipeline is peripheral blood NK cells because it allows us to immediately leverage an established supply chain, a mature GMP process, and extensive clinical experience to develop our next generation CAR-NK cell therapies as illustrated below.

We have chosen to engineer NK cells with our gene circuits based on our belief that NK cells confer the following advantages in relation to other potential immune cell types in oncology:
•Innate Killing: NK cells naturally carry multiple activating and inhibitory receptors that enable them to innately kill tumor cells while sparing healthy tissues. Furthermore, NK cells have been engineered with CARs to enhance their targeted killing activity. We leverage these features to create Logic Gated CAR-NKs, such as OR GATE CAR-NKs that enhance the killing of heterogeneous tumors and NOT GATE CAR-NKs that spare healthy cells from undesired toxicity and thereby potentially improve on- target, on-tumor killing.
•Immune Activation: NK cells have been shown to support robust activation of anti-tumor immune pathways through pro-inflammatory cytokine and chemokine secretion. We leverage this feature with our Multi-Arming gene circuits to further improve their ability to trigger endogenous, complementary anti-tumor activity by engaging the rest of the tumor immunity cycle.
•Validated Clinical Activity and Tolerability: Approximately 70 global peripheral blood derived off-the-shelf, as in healthy donor-derived, unengineered CAR-NK cells have been shown in the clinical setting to have the potential to promote anti-tumor activity along with relatively low risks of graft versus host disease, or GvHD, severe cytokine release syndrome, or CRS, and neurotoxicity.
•Off-the-Shelf Manufacturing for Broad Patient Access: We have established proprietary protocols to derive NK cells from healthy donors, manufacture them at scale with a projected low cost, and cryopreserve them with high retained viability post-thaw. As a result, we believe that CAR-NK cells have the potential to be broadly accessible to patients as they may be delivered rapidly to patients in an off-the-shelf manner and in an outpatient setting.
SENTI-202 for the Potential Treatment of Hematologic Malignancies including Acute Myeloid Leukemia
Overview
We are developing our SENTI-202 product candidate as a Logic Gated (OR + NOT) off-the-shelf CAR-NK cell therapy designed to target and eliminate cancer cells while sparing the healthy bone marrow. We are engineering SENTI-202 to express a bivalent CAR as an OR GATE directed against the Tumor-Associated Antigens, FLT3 and/or CD33, where one or both are expressed in 95% of AML patients. FLT3 is highly expressed on LSCs, while CD33 is highly expressed on AML blasts. AML is a heterogeneous disease composed of both AML LSCs and blasts. Thus, we believe that targeting FLT3 OR CD33 will enhance the overall killing activity against diseased cells in AML. However, FLT3 is also expressed on HSCs in the bone marrow. In order to spare FLT3-expressing healthy HSCs, we have further engineered SENTI-202 with a NOT GATE gene circuit consisting of an iCAR targeted against EMCN. EMCN is a Protective Antigen with high expression on HSCs and no or low expression on AML LSCs and blasts identified using our robust paired tumor-healthy target identification paradigm as outlined in the Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform section. We believe this NOT GATE gene circuit could allow SENTI-202 to eliminate LSCs that cause relapse while preserving the patient’s healthy HSCs. Further, SENTI-202 is engineered to express our proprietary crIL-15 to simultaneously stimulate surrounding immune cells and promote NK cell expansion, persistence and tumor killing. This proprietary product profile has the potential to drive towards deeper and longer remissions for AML by enabling killing of diverse AML cells while sparing HSCs that regenerate the blood and the immune systems.

SENTI-202 Product Features

Bivalent CD33 and/or FLT3 activating CAR
Blast cell
LSC
CD33
Cancer cell killing
FLT3
Endomucin inhibitory CAR to protect healthy cells
Healthy cell protection
FLT3
EMCN
CD33
Persistence, activation of CAR-NK and immune cells
Calibrated release IL-15

Acute Myeloid Leukemia: an Unmet Medical Need
Almost 10% of new cancer cases in the United States each year are hematologic malignancies, including leukemia, lymphoma and myeloma. AML is a type of acute leukemia characterized by an accumulation of malignant immature white blood cells. It is the most common type of acute leukemia in adults, constituting 80% to 85% of cases, and is the second most common—as well as the deadliest—in children. Due to the absence of highly efficacious therapies, AML has poor prognosis with a low five-year survival rate at just 30.5%.
Patients with CD33 and/or FLT3 expressing malignancies, which includes myeloid malignancies such as AML, have a grim prognosis and a high unmet need. At diagnosis, the 5-year survival for patients with AML is 30.5% in the US (SEER 2022). As noted, AML is typically a disease of the elderly with a median age of diagnosis being approximately 65 years. The treatment at diagnosis for the majority of patients who cannot tolerate the toxicities of intensive chemotherapy, ie, older, unfit patients, includes either hypomethylating agents or low-dose cytosine arabinoside (Ara C, also known as cytarabine), as monotherapy or in combination with venetoclax, or best supportive care (NCCN AML 2022). In younger, fitter patients, the goal of treatment is to induce a complete remission (CR) with intensive chemotherapy and consolidate with allogeneic hematopoietic cell transplantation (HCT). Treatment is combined with the respective targeted agents in patients who have CD33‑positive disease or a FLT3‑mutated disease (Mylotarg USPI; Rydapt USPI; Xospata USPI). Other therapies for AML include targeted agents for the minority of patients with either isocitrate dehydrogenase (IDH)-1 or-2 mutated disease (Tibsovo USPI; Idhifa 2017). Despite these therapies being recently approved for patients with AML, the prognosis continues to be poor with the majority of patients refractory to or relapsing from front-line therapy and a median overall survival (OS) of 5 months at relapse (Brandwein 2020).
Development of targeted AML treatments is difficult due to the fact that the disease is highly heterogeneous, with more than 200 types of chromosome translocations and mutations having been identified in AML patients. Therapies targeting a single Tumor-Associated Antigen are therefore often insufficient to kill all of the cancer cell subsets in AML, leading to eventual disease relapse. To drive patients into deeper remissions and prevent relapses, therapies designed to target multiple AML antigens are needed. Additionally, recent studies suggest relapse is associated with the less targeted AML subpopulation of LSCs. Thus, the development of therapies targeting AML LSCs is sorely needed, but this has been challenging because LSC targets are often expressed on healthy cells, such as HSCs, leading to on-target, off-tumor treatment-induced toxicities.
CAR Cell Therapy for AML
The therapeutic administration of CAR cell therapies has considerably advanced the treatment of certain cancers, such as B-cell malignancies. However, the successes of CAR cell therapies have not yet translated to successful treatment of AML, in part due to the absence of AML-specific target antigens. Due to their nonrestrictive expression, most AML antigens are also expressed on healthy HSCs or myeloid cells. Thus, on-target, off-tumor killing effects of the therapy may lead to the ablation of hematopoietic stem, progenitor or myeloid cells. This off-tumor killing of HSCs leads to serious clinical sequelae including sepsis and febrile neutropenia contributing to morbidity and mortality. Thus, the identification of antigens that enable more robust targeting of AML cells, including LSCs, along with new strategies to reduce off-target killing of HSCs, are critically needed to realize the promise of CAR cell therapies for AML treatment. These described challenges also extend to other potential AML therapeutic modalities, such as antibodies and bispecific T cell engagers.
SENTI-202 Approach to AML
Our SENTI-202 off-the-shelf CAR-NK cells are engineered with gene circuits that are designed to enable identification of cancerous versus healthy cells using NOT GATE + OR GATE logic decisions, and potentially improved persistence and more durable antitumor functions. SENTI-202 combines two different Logic Gates, and crIL-15 expression, as follows:
1.An iCAR NOT GATE gene circuit to prevent CAR-mediated killing of cells expressing either FLT3 or CD33 and a Protective Antigen, EMCN. The EMCN iCAR is intended to suppress CAR-NK cell cytotoxicity against healthy HSCs, reducing the risk of potential life-threatening bone marrow toxicity and potentially increasing the therapeutic window and on-target, on-tumor activity.
2.An aCAR OR GATE gene circuit to activate CAR-mediated killing of AML cells expressing either or both of the Tumor-Associated Antigens FLT3 and CD33, thus increasing the targeting of both AML LSCs and blasts.
3.A crIL-15 gene circuit to simultaneously stimulate surrounding immune cells and promote NK cell expansion, persistence and tumor killing.
The following figure illustrates the design of SENTI-202 Logic Gating gene circuits to kill AML LSCs and blasts, while sparing healthy HSCs via (FLT3 OR CD33) NOT EMCN logic. Based on the medical community’s substantial clinical experience from autologous and allogeneic-bone marrow transplantations.
Using our proprietary Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform, we identified FLT3 and CD33 as desirable TAAs for an OR GATE gene circuit to have the potential for comprehensive CAR-mediated killing of AML, including AML LSCs and blasts. As well as the corresponding PA, EMCN, for application in AML.

SENTI-202 Preclinical Data
As shown below, in comparison to unengineered NK cells, SENTI-202 CAR-NK cells exhibited increased and more consistent cell killing across a variety of primary patient AML or MDS blasts, or AML leukemia stem cells in vitro.
Similarly, in a luciferase tagged MV4-11 AML xenogenic tumor model in immunocompromised mice, we observed decreased bioluminescence indicating decrease in AML tumor burden, and increased survival when the mice were treated with a single dose of SENTI-202 compared to unengineered NK cells or vehicle control.

Using the same proprietary transcriptomics and proteomics-based bioinformatics methodology discussed earlier, we identified EMCN as a target antigen that is highly expressed on healthy HSCs but not on AML LSCs or blasts. This validates EMCN’s potential as a Protective Antigen to protect HSCs from potential on-target, off-tumor CAR-NK mediated toxicity. The rationale for utilizing EMCN as the Protective Antigen is further bolstered by a previous finding in the literature that identified EMCN as a marker of the key cell type for repopulating the blood and immune systems.

Healthy HSCs
(From Healthy Donor)
1.0M
800K
600K
400K
200K
0
Side Scatter (SSC)
EMCN+ = 70.2%
EMCN-
26.9
EMCN+
70.2
10^1
10^2
10^3
10^4
EMCN
AML LSCs
(From AML Patient)
1.0M
800K
600K
400K
200K
0
Side Scatter (SSC)
EMCN+ = 0%
EMCN-
71.9
EMCN+
0
10^1
10^2
10^3
10^4
EMCN

Upon selection of EMCN as our primary Protective Antigen target, we next incorporated binders for the FLT3 activating CAR (aCAR) and the EMCN Protective Antigen into our internal NOT GATE (iCAR) discovery and development platform in order to best identify the optimal iCAR architecture for the SENTI-202 program. Using different FLT3 NOT EMCN CAR-NK cells (primary NK cells engineered to co-express the same FLT3 aCAR with one of dozens of different proprietary EMCN iCARs), we performed an in vitro cytotoxicity protection assay screen using target cells that expressed only the FLT3 Tumor-Associated Antigen and not the EMCN PA or target cells that expressed both the FLT3 Tumor-Associated Antigen and the EMCN PA. This latter target cell population should be protected from aCAR-mediated killing if the particular iCAR is functional. Using this approach, we identified multiple functional EMCN iCAR architectures that enabled robust target cell killing in the absence of the PA (model cancer cells) and provided significant antigen-dependent target cell protection in the presence of the EMCN PA (model healthy cells).
AML cell line or healthy primary hematopoietic stem cells (HSC) were co-cultured with either a CAR-NK cell that only expressed the activating CAR (i.e. CD33 and/or FLT3 CAR) or SENTI-202 (i.e., with the activating CAR and the EMCN-recognising inhibitory CAR). We saw identical killing activity of the leukemia cells with both CAR-NKs. We saw significant selective protection of healthy HSC when exposed to SENTI-202 demonstrating in vitro protection of healthy cells from our proprietary EMCN targeting NOT gate.

We observed greater than 90% protection of model “healthy” cells in vivo. We injected 1:1:1 ratio of effector cells with model leukemia cells that expressed CD33 and FLT3 target antigens, and model “healthy” cells that expressed CD33, FLT3 and the protective EMCN antigen. The three effector cells used in this experiment were either unengineered NK cells, CAR-NK cells with just the CD33 and/or FLT3 activating CAR, and SENTI-202. We observed that only in the SENTI-202 group, there was selective killing of the leukemia cells and sparing of the model “healthy” cells after greater than 3 weeks in vivo. In the other two groups, there was non-selective killing of both the leukemia and the “healthy” cells.

SENTI-202
CAR-NK Cells
"Healthy"
Cells
50:50
Cancer
Cells
I.V. injection
Blood draw
After 27 days
"Healthy"
Cells Spared
Cancer
Cells Killed
Unengineered
NK Cells
OR Gated
CAR-NK Cells
SENTI-202
CAR-NK Cells
EMCN
CD56
target cells 93.5%
NK cells 6.5%
Normalized Counts
on-tumor 48.2%
off-tumor 51.8%
target cells 25.5%
NK cells 74.5%
on-tumor 41.7%
off-tumor 58.3%
target cells 77.4%
NK cells 22.6%
on-tumor 7.9%
off-tumor 92.1%
precise
killing

Development Plan and Key Next Steps for SENTI-202
We have demonstrated, in preclinical studies, the functionality of the full gene circuit components of SENTI-202, and we selected our lead development candidate in 2022. We plan to submit an IND application in the second half of 2023 to support the clinical evaluation of SENTI-202.
Our planned Phase 1 study aims to evaluate SENTI-202 in patients with R/R CD33 and /or FLT3 positive hematologic malignancies including AML. We plan to administer multiple doses of study drug following standard fludarabine/cyclophosphamide based lymphodepletion as “Cycles” of study treatment. At the end of a Cycle, we will evaluate both efficacy and safety. Patients may be eligible to receive additional such Cycles based on both tumor response and tolerability of treatment. The study will evaluate 2-3 dose levels of cells and evaluate efficacy and pharmacodynamic markers in addition to standard Phase 1 objectives of safety, pharmacokinetics and dose finding.
National Cancer Institute (NCI) Contract to Support Development of SENTI-202
In September 2021, we were awarded funding from the National Cancer Institute of the National Institutes of Health in the form of a Small Business Innovation Research (SBIR) contract to support further development of SENTI-202 for AML towards clinical development. The Direct to Phase II SBIR contract will provide us with approximately $1.99 million in federal funding for the SENTI-202 program over two years.
SENTI-401 for the Potential Treatment of CRC and Other Solid Tumors
Overview
Through our SENTI-401 program, we are pursuing the development of a Logic Gated off-the-shelf CAR-NK cell therapy product candidate designed to more precisely target and eliminate colorectal cancer, or CRC cells while sparing healthy cells elsewhere in the body. We are engineering NK cells to express a CAR directed against CEA, which is highly overexpressed in 85% to 90% of colorectal cancer samples but is also expressed in epithelial cells in healthy tissues. CEA is also expressed in other solid tumors, including lung, breast and gastric cancers. The expression profile of CEA in both tumor and healthy cells has resulted in on-target, off-tumor toxicities by other CEA-targeted therapies in clinical development, thus limiting their clinical success. To address this challenge, we are engineering NK cells with a NOT GATE implemented via an iCAR targeted against an epithelial cell Protective Antigen called VSIG2. Thus, the SENTI-401 program’s Logic Gating is intended to more effectively treat CRC patients by targeting a well-known Tumor-Associated Antigen, CEA, and widen the therapeutic window by preventing killing when CEA appears on healthy cells that also express the VSIG2 Protective Antigen. We are also engineering SENTI-401 to express a combination of potent immune effectors, including our proprietary crIL-15 protein to simultaneously stimulate surrounding immune cells and promote NK cell expansion, persistence and tumor killing, and an additional undisclosed potent immune effector to potentially enhance therapeutic function in solid tumors.

SENTI-401 Product Features

CEA activating CAR
Cancer cell killing
CEA
Protective VSIG2 inhibitory CAR
Healthy cell protection
VSIG2
CEA
Persistence, activation of CAR-NK and immune cells
Calibrated release IL-15
Sustained anti-tumor function
IL-21

Colorectal Cancer: an Unmet Medical Need
CRC accounts for approximately 10% of all annually diagnosed cancers and cancer-related deaths worldwide and is the second and third most commonly diagnosed cancer in women and men, respectively. The incidence of CRC worldwide is predicted to increase to 2.5 million new cases in 2035. Of new colorectal cancer diagnoses, 20% of patients present with metastatic disease and another 25% who present with localized disease will later develop metastases. Among patients with metastatic colorectal cancer, approximately 70% to 75% of patients survive after one year of their initial diagnosis; however, the five-year survival rate is less than 20% despite multiple lines of treatment, including combinations of chemotherapy and targeted therapies.
SENTI-401 Approach to CRC
CEA is a tumor-associated protein overexpressed in many epithelial cancers, most notably in colorectal cancer. However, it is also expressed in a variety of normal epithelial cells throughout the gastrointestinal tract. Bioinformatics analyses of RNA sequencing data collected from over 9,500 tumor and 8,500 healthy tissue samples showed that CEACAM5, one of the main isoforms of CEA, is overexpressed across many cancer types, especially colorectal cancer. CEACAM5 expression is also found in healthy organs, including tissues in the gastrointestinal tract and lungs. Cancer immunotherapies using vaccines and antibodies targeting CEA are actively being investigated in the clinical setting. However, recent clinical studies have shown dose-limiting on-target, off-tumor toxicities in these healthy tissues that also express CEA.
We are pursuing the development of a potential SENTI-401 product candidate to overcome the challenges associated with targeting the CEA Tumor-Associated Antigen that is present on both tumor and healthy cells. To mitigate the potential risk of on-target, off-tumor toxicity, we are designing our SENTI-401 product candidate with a NOT GATE gene circuit to differentiate between cancerous and healthy cells. Specifically, SENTI-401 incorporates the following gene circuits:
1.An iCAR with a NOT GATE gene circuit that restricts CAR-mediated cell killing to CRC cells that express CEA but not healthy cells that express an epithelial cell Protective Antigen, VSIG2. This NOT GATE is designed to potentially reduce on-target, off-tumor toxicity, thus potentially enabling more effective treatment of CEA-expressing cancers.
2.An aCAR that targets CEA, a well-characterized antigen that is overexpressed in many cancers, including CRC.
3.A crIL-15 gene circuit to simultaneously stimulate surrounding immune cells and promote NK cell expansion, persistence and tumor killing.
4.An IL-21 potent immune effector to potentially enhance therapeutic function in solid tumors.
SENTI-401 Supporting Data
Our CEA aCAR-NK cells significantly reduced tumor burden in a luciferase tagged human CRC xenograft (LoVo) tumor model in vivo especially with the addition of both crIL-15 and IL21 as shown below in terms of both enhanced survival and decreased tumor burden (as shown by decreased bioluminescence in the mouse photographs). Hence, we have incorporated both cytokines into our planned SENTI-401 circuit.
Further, incorporation of IL21 along with crIL15 and the activating CAR resulted in enhanced serial killing with exposure to 3 rounds of tumor cells even in the presence of an inhibitory cytokine TGF-B. We believe this could potentially enhance the ability of SENTI-401 to be active in solid tumors by overcoming a relatively immuno-suppressive tumor milieu.

Utilization of the VISG2 protein as our NOT GATE gene circuit Protective Antigen
We have developed a robust Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform for the development of NOT GATE CAR-NK therapies. Using this approach, we have identified genes that are differentially expressed in healthy versus tumor tissues and selected antigen candidates based on-target expression in tissues, subcellular localization, antigen topology or presence of extracellular domains and antibody availability. To protect healthy epithelial cells that also express CEA, we identified VSIG2 as a Protective Antigen candidate. VSIG2 exhibits a favorable pattern of expression in the membrane of epithelial cells of the gastrointestinal tract and lungs, which are CEA-positive tissues that are most at risk of on-target, off-tumor toxicity. We further validated the expression of VSIG2 using immunohistochemistry, or IHC, in healthy tissues and confirmed the lack of expression in primary CRC tumor tissue samples. Specifically, IHC analyses of colorectal tumor tissues and healthy colon epithelium demonstrated that CEA is expressed in both healthy samples, as shown in the upper left of the figure below, and tumor samples, as shown in the lower left of the figure below. In addition, the Protective Antigen VSIG2 is only expressed in healthy colon epithelium, as shown in the upper right of the figure below, and not in tumor samples, as shown in the lower right of the figure below.
Leveraging these findings, we have constructed VSIG2 iCARs that showed selective NOT GATE functions in vitro. As shown in the figure below, we engineered NK cells to express both our CEA-aCAR and VSIG2-iCAR to evaluate the protective function of the VSIG2 iCAR. When model “healthy” cells, which were engineered to express VSIG2 in addition to CEA, were exposed to CAR-NK cells that had both the aCAR and the iCAR, nearly 100% protection was observed in vitro. Furthermore, killing of cancer cells that only expressed CEA+ was unimpaired in the presence of the iCAR.

Development Plan and Key Next Steps for SENTI-401
SENTI-401 is our first planned IND for solid tumors and in 2023, we plan to present preclinical data from our SENTI-401 program at key scientific conferences.
SENTI-301A for the Potential Treatment of HCC and Other Solid Tumors
Overview
Through our SENTI-301A program we have pursued the development of a Multi-Armed off-the-shelf CAR-NK cell therapy product candidate for the treatment of advanced hepatocellular carcinoma, or HCC. This program requires the engineering of NK cells to target GPC3, which is highly expressed in 70% to 90% of HCCs and has low or no expression on normal adult tissues. SENTI-301A is armed with our proprietary crIL-15 gene circuit, intended to simultaneously stimulate surrounding immune cells and promote NK cell expansion, persistence, and tumor killing.

Hepatocellular Carcinoma: an Unmet Medical Need
HCC accounts for approximately 90% of primary liver cancers and represents a large unmet medical need due to the lack of effective treatment options. Globally, it is the sixth most commonly diagnosed cancer, and the fourth leading cause of cancer deaths. In the United States, the rate of death from liver cancer increased by 43% from 7.2 to 10.3 deaths per 100,000 people between 2000 and 2016. Frequently, HCC develops in patients with liver disease such as chronic hepatitis B or C virus, alcoholic liver disease or non-alcoholic steatohepatitis.
Available therapies are only modestly efficacious and the mortality rate in advanced HCC remains high despite recent improvements in treatment options. The most effective therapy currently available for advanced HCC is atezolizumab plus bevacizumab combination therapy for first line treatment with a 28% objective response rate and a 7% complete response rate.
SENTI-301A Approach to Advanced HCC
SENTI-301A off-the-shelf NK cells are engineered to incorporate multiple anti-tumor activities to achieve a Multi-Armed attack on solid tumors.
Specifically, SENTI-301A includes:
1.An aCAR that targets GPC3, a highly expressed antigen in HCC and that has low or no expression on normal adult tissues.
2.crIL-15 to simultaneously stimulate surrounding immune cells and promote NK cell expansion, and persistence, and tumor killing.
GPC3 is a Tumor-Associated Antigen expressed in approximately 70% to 90% of human HCCs and in 29-54% of other solid tumors, but not expressed in healthy liver tissue or other human organs after birth. GPC3 has previously been clinically evaluated as a therapeutic target for immunotherapy in HCC. GPC3 is also a histologic and serum clinical marker for HCC and its expression has been associated with poor prognosis. Functionally, GPC3 is associated with the control of cell division and growth regulation. We built GPC3 CAR constructs to redirect NK-mediated cytotoxicity against advanced HCC using a GPC3 binder that associates to the membrane proximal region of the GPC3 protein.

IL-15 has been shown to improve NK cell persistence in vivo and maintain cytotoxicity. Our proprietary crIL-15 gene circuit is designed to promote NK cell expansion, persistence, and tumor killing. We believe that the ability of crIL-15 to secrete active IL-15 into the TME in a calibrated fashion should also enable stimulation of endogenous immune cells within the tumor microenvironment in solid tumor settings.
Development Plan and Key Next Steps for SENTI-301A
We have demonstrated in preclinical studies the full gene circuit components of SENTI-301A In January 2023, we paused development of SENTI-301A for financial, not scientific considerations, and we are planning to pursue potential partnering opportunities or future clinical development, especially in territories within Asia where HCC is more prevalent than in the United States. Accordingly, we are actively pursuing strategic geographic partnerships for the clinical development of SENTI-301A.
Our Gene Circuit Application Outside of Oncology
In addition to our off-the-shelf CAR-NK programs, we have discovery stage programs focused on gene therapies for tissue-directed targets and cell therapies for regenerative medicines. In particular, we have entered into collaborations with Spark Therapeutics, Inc (subsidiary of Roche Holding AG) for the design of Smart Sensors for disease- and tissue-specific gene therapy, and with Bluerock Therapeutics LP (subsidiary of Bayer AG) for the use of Smart Sensors and Regulator Dials for regenerative medicines. The following pipeline chart depicts our discovery stage programs under the two collaborations.
Portfolio Expansion Opportunities
Our Discovery Stage Programs
We believe our gene circuits can be readily adapted to new disease contexts to enable a variety of additional CAR-NK product candidates that address important cancers. For example, there are additional opportunities for the application of the NOT GATE gene circuit toward other solid and/or liquid tumor indications beyond SENTI-401. Toward that end, we have developed a Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform to identify future opportunities.
Our platform has the potential to enable the development of multiple product candidates that harness the full breadth of our gene circuit platform beyond Logic Gating and Multi-Arming of off-the-shelf CAR-NK cells within oncology. Our additional discovery efforts are focused on a diverse set of cell and gene therapy applications outside of oncology. In particular, we have entered into collaborations with Spark Therapeutics, Inc. (subsidiary of Roche Holding AG) for the design of Smart Sensors for disease- and tissue-specific gene therapy, and with Bluerock Therapeutics, Inc. (subsidiary of Bayer AG) for the use of Smart Sensors and Regulator Dials for regenerative medicines.

Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform
We have developed a proprietary Tumor-Associated Antigen and Protective Antigen Paired Discovery Platform to select and validate NOT GATE antigen candidates, as shown in the figure below. We have built a generalizable bioinformatics pipeline that uses RNA transcriptomics data to discover and prioritize tumor and healthy tissue Protective Antigens. We identify Tumor-Associated Antigens that are highly expressed in cancer cells with as little healthy tissue expression as possible, for example Tumor-Associated Antigen A in the figure below. We then identify healthy tissue selective Protective Antigens, for example Protective Antigen E in the figure below, that can protect those healthy tissues that express the Tumor-Associated Antigens, for example Tissues 2 and 5 in the figure below. This process looks at differences in Protective Antigen gene expression in healthy versus tumor tissue. Leads are selected based on the co-expression of Tumor-Associated Antigens and Protective Antigens in healthy tissues, the localization of the Protective Antigens to the cell surface, Protective Antigen topology (presence of extracellular domain) and Protective Antigen-specific antibody availability. Prioritized Tumor-Associated Antigen and Protective Antigen pairs are further validated in primary cancer and primary healthy tissue samples. We leveraged this platform to identify the Protective Antigen targets for the SENTI-202 and SENTI-401 programs, thus demonstrating our ability to target both liquid and solid tumors. This approach allows us to potentially expand our NOT GATE approach to additional cancer indications in which existing single-target approaches, such as monoclonal antibodies, antibody-drug conjugates and single-target CAR cells, are inadequate due to a lack of specificity for cancer cells.
Manufacturing
Manufacturing capabilities are central to our business strategy, because they can enable us to control the quality and supply of our off-the-shelf CAR-NK cell therapies for clinical studies and ultimately commercialization. A key advantage of off-the-shelf cell therapies, versus autologous products that use each patient’s own cells, is the ability to manufacture large batches of drug product from healthy donor cells that can be produced in advance of clinical use, and then stored in frozen vials. Upon commercialization, we expect to be able to make our cell therapies, if approved, broadly accessible in an off-the-shelf manner to cancer patients.

Critical aspects of the cell manufacturing process include the ability to perform four key steps in the CAR-NK cell manufacturing process:
Step 1: Source, Isolate and Bank Purified NK Cells as Starting Cells.
Starting Cells are obtained from enriching and isolating NK cells from qualified healthy donors. Purified NK cells are subsequently cryopreserved and characterized for consistent performance, including assays for cell phenotype, transduction efficiency, cell expansion capability and anti-tumor cytotoxicity. For our initial SENTI-202, SENTI-401, and SENTI-301A product candidates, we plan to derive Starting Cells from leukapheresis products collected from qualified healthy donors. From each leukapheresis collection, we intend to isolate and cryopreserve hundreds of millions of Starting Cells to support multiple product production batches. We believe that peripheral blood derived leukapheresis products are an attractive starting material source due to (i) a mature and validated commercial supply chain, (ii) the large number of purified NK cells per collection and (iii) our ability to characterize the NK cells prior to initiation of manufacturing. An analysis of over a dozen recent isolations performed from different healthy donors demonstrated that our process achieved greater than 95% NK cell purity, greater than 90% viability and up to 500 million NK cells per collection. We select for preferred donors with high expansion potential in our CAR-NK process, which allows us to generate ~70 trillion NK cells from a single donor collection, as shown in the figures below.

Step 2: Genetically Engineer Starting Cells with Gene Circuits.
We genetically modify our NK cells through a viral vector transduction process focused on enhancing gene circuit expression while minimizing impacts on compromising cell viability or cell expansion. To generate our CAR-NK products, the Starting Cells are first thawed and activated. On a specific day post activation, the activated cells undergo our vector transduction process to genetically incorporate our gene circuits. The figures below show that transduction of our activated Starting Cells did not reduce cell expansion rate and provided superior cancer cell killing compared to unengineered cells.
Step 3: Expand and Scale CAR-NK Cells.
Our expansion process is designed to generate large numbers of final product doses per manufacturing batch. As shown in the figures below, our current process has consistently produced greater than 6,000-fold expansion of CAR-NK cells in a 21 day process with high harvest recovery and viability, achieving a planned clinical manufacturing scale of hundreds of patient doses per a single manufacturing batch. We are developing additional technologies and processes to further enhance NK cell expansion for commercial manufacturing, including alternative methods for cell activation and expansion using perfusion bioreactors.
Step 4: Formulate and Cryopreserve CAR-NK Cells.
For freezing and distribution, we intend to formulate and cryopreserve our final product to retain viability, persistence and cytotoxic function post-thaw for off-the-shelf use. Each batch of CAR-NK cells will be filled into vials and cryopreserved for long term storage. The CAR-NK cell product candidates will be shipped in vials to clinical sites, where they will be thawed and infused on demand. We have demonstrated that cryopreserved CAR-NK cells can retain key functional properties required for cancer treatment, including stable transgene expression for over one month. As shown below, our cryopreserved CAR-NK cells retained viability and anti-tumor functions in both in vitro and in vivo models of AML:

Technical Expertise and Facilities for Clinical and Commercial Manufacturing
Our corporate headquarters is located in South San Francisco, CA, where we lease approximately 40,000 square feet of research and development and corporate office space. In this location, we have approximately 10,000 square feet dedicated to manufacturing development labs. We have established research and development teams with extensive experience in cell and gene therapy manufacturing operations, including vector process development, cell process development, analytical development, quality control and quality assurance. In June 2021, we signed a lease agreement for a property in Alameda, California with approximately 92,000 square feet for development as a state-of-the-art Current Good Manufacturing Practices, or cGMP, facility to support clinical and commercial-scale manufacturing of multiple off-the-shelf CAR-NK cell product candidates. This manufacturing facility is designed as a customized end-to-end manufacturing solution to give us the ability to isolate NK cells, engineer these cells with proprietary gene circuits, perform cell culture expansion in large batches, and cryopreserve and store the final cGMP products. In January 2023, we initiated the technology transfer of SENTI-202 to our cGMP manufacturing facility as part of our goal to provide clinical-scale manufacturing for off-the-shelf CAR-NK cell product candidates. We anticipate that this facility will be suitable to support initial clinical trials for our lead product candidates. We plan to leverage the latest cell therapy manufacturing technologies as we strive to optimize quality, maximize scalability and minimize cost.
Our off-the-shelf production process and proprietary manufacturing capabilities are central to our business strategy of maintaining control over the quality and supply of our present and future product candidates for off-the-shelf CAR-NK cell therapies. In addition, we believe that our proprietary manufacturing process enables an anticipated cost in line with competitive off-the-shelf production process estimates. Continued advancements in cell culture scale and process efficiencies may further reduce this cost over time.
In addition, we may also leverage our manufacturing facility to expand the application of our gene circuit technology to biomanufacturing in partnership with one or more third parties. See the section titled “Potential Collaboration Related to Gene Circuits and GMP Manufacturing.”
Agreements
Exclusive/Co-Exclusive Patent License Agreement with the National Cancer Institute for FLT3 Technology
In July 2020, we entered into an Exclusive/Co-Exclusive Patent License Agreement, as amended, or the NCI FLT3 Agreement, with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, or the NCI, under which the NCI granted us a worldwide, royalty-bearing, sublicensable license under the NCI’s patent rights related to FLT3-targeting chimeric antigen receptor, or CAR, technology (i) exclusively for the development of a universal or split CAR-based immunotherapy using T-cells or NK cells transduced with lentiviral vectors or other retroviral vectors, depending on the cell type, for the prophylaxis or treatment of cancers expressing FMS-like tyrosine kinase 3, or FLT3, where the CAR construct binds to specific domains and (ii) co-exclusively, with a third party, for the development of a multi-specific FLT3 CAR-based immunotherapy or FLT3-specific regulated or switch or Logic Gated CAR-based immunotherapy using T-cells or NK cells transduced with lentiviral vectors or other retroviral vectors, depending on the cell type, for the prophylaxis or treatment of FLT3-expressing cancers, where the CAR construct contains specific domains, in each case of (i) and (ii), to make and have made, use and have used, sell and have sold, offer to sell and import products covered by the licensed patent rights and to practice and have practiced processes covered by the licensed patent rights. In addition to the co-exclusive rights held by a third party, the foregoing license is subject to (a) certain rights of the United States government, including an irrevocable, non-exclusive, non-transferable, royalty-free license for the government to practice all licensed patent rights throughout the world and (b) the NCI’s reserved rights to grant a non-exclusive license to practice the licensed patent rights for purposes of internal research (and not for purposes of commercial manufacture or distribution) at an academic or corporate facility.
Pursuant to the NCI FLT3 Agreement, we must use commercially reasonable efforts to adhere to a commercial development plan, including by achieving certain specified development and regulatory milestones by certain dates, provided that we may request to extend the timelines of such milestones, which the NCI shall not unreasonably deny if the request is supported by a reasonable showing of our diligent performance under the commercial development plan. Upon the first commercial sale of a licensed product or process, we must also use commercially reasonable efforts to make the licensed product or process reasonably accessible to the United States public.
In consideration for the rights granted to us under the NCI FLT3 Agreement, we paid the NCI a one-time, non- refundable license issue fee of $75,000, and are required to pay the NCI a minimum flat annual royalty fee of a dollar amount in the low five digits. We are also obligated to pay the NCI certain development, regulatory and commercial milestone payments of up to an aggregate of $4.6 million for the first licensed product to achieve the applicable event. We will also be required to pay the NCI a tiered royalty in the low-single digit percentages on net sales of each licensed product by us and our sublicensees, subject to specified reductions and offsets, including against the minimum annual royalty payments. Further, the NCI is entitled to receive a portion of the amounts – excluding royalties and certain payments – we receive as a result of the grant of a sublicense under the rights granted under the NCI FLT3 Agreement at a percentage ranging from the low-single digits to low-double digits, depending on the stage of development at which the sublicense is granted. Additionally, we are obligated to pay for a portion of patent expenses that NCI incurred with respect to the licensed patent rights.
The NCI FLT3 Agreement will expire, on a licensed product-by-licensed product and country-by-country basis, on the expiration of all licensed patent rights that claim the applicable licensed product in the applicable country. Licensed patent rights are currently expected to expire in 2037, absent patent term extension or adjustment. We may terminate the NCI FLT3 Agreement in its entirety or with respect to a country for any reason by providing 60 days’ prior written notice to the NCI. The NCI may terminate the NCI FLT3 Agreement if (i) we breach any material obligations under the NCI FLT3 Agreement and fail to cure such breach within 90 days after receiving written notice thereof, or (ii) if the NCI reasonably determines that (a) we are not using commercially reasonable efforts to execute the commercial development plan, including the milestones specified therein, (b) we have willfully made a false statement or omitted a material fact in our license application or any report to the NCI, (c) we have committed a material breach of a covenant or agreement to the NCI, (d) we are not keeping the licensed products or licensed services reasonably available to the public after commercial use commences, or (e) we cannot reasonably justify a failure to comply with the domestic production requirement, in each case of (a) through (e), where we fail to alleviate the NCI’s concerns in 90 days. Additionally, the NCI reserves the right to terminate or modify the NCI FLT3 Agreement if the NCI determines that such action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by us.
Exclusive Patent License Agreement with the National Cancer Institute for CD33 Technology
In May 2021, we entered into an Exclusive Patent License Agreement, or the NCI CD33 Agreement, with the U.S. Department of Health and Human Services, as represented by the NCI, under which the NCI granted us an exclusive, royalty-bearing, sublicensable, worldwide license under the NCI’s patent rights related to CD33 targeting CAR technology to make and have made, use and have used, sell and have sold, offer to sell and import products covered by the licensed patent rights and to practice and have practiced processes covered by the licensed patent rights, for the development of a CD33-specific logic-gated CAR-based immunotherapy using autologous human T cells transduced with lentiviral vectors or off-the-shelf human NK cells transduced with retroviral vectors for the prophylaxis or treatment of CD33-expressing cancers. The foregoing license is subject to (i) certain rights of the United States government, including an irrevocable, non-exclusive, nontransferable, royalty-free license for the government to practice all licensed patent rights throughout the world and (ii) the NCI’s reserved rights to grant a non-exclusive license to practice the licensed patent rights for purposes of internal research (and not for purposes of commercial manufacture or distribution) at an academic or corporate facility.
Pursuant to the NCI CD33 Agreement, we must use commercially reasonable efforts to adhere to a commercial development plan, including by achieving certain specified development and regulatory milestones by certain dates, provided that we may request to extend the timelines of such milestones, which the NCI shall not unreasonably deny if the request is supported by a reasonable showing of our diligent performance under the commercial development plan. Upon the first commercial sale of a licensed product or process, we must also use commercially reasonable efforts to make the licensed product or process reasonably accessible to the United States public.

In consideration for the rights granted to us under the NCI CD33 Agreement, we paid the NCI a one-time, non- refundable license issue fee of $150,000, and are required to pay the NCI a minimum flat annual royalty fee of a dollar amount in the low five digits. We are obligated to pay the NCI certain development, regulatory and commercial milestone payments of an aggregate of $3.5 million for the first licensed product to achieve the applicable events. We will also be required to pay the NCI a flat royalty in the low single-digit percentages on net sales of each licensed product by us and our sublicensees, subject to specified reductions and offsets, including against the minimum annual royalty payments. Further, the NCI is entitled to receive a portion of the amounts—excluding royalties and certain payments—we receive as a result of the grant of a sublicense under the rights granted under the NCI CD33 Agreement at a percentage ranging from the low-single digits to low-double digits, depending on the stage of development at which the sublicense is granted. Additionally, we are obligated to pay for patent expenses that NCI incurred with respect to the licensed patent rights.
The NCI CD33 Agreement will expire, on a licensed product-by-licensed product and country-by-country basis, on the expiration of all licensed patent rights that claim the applicable licensed product in the applicable country. Licensed patent rights are currently expected to expire in 2039, absent any patent term extension or adjustment. We may terminate the NCI CD33 Agreement in its entirety or with respect to a country for any reason by providing 60 days’ prior written notice to the NCI. The NCI may terminate the NCI CD33 Agreement if (i) we breach any material obligations under the NCI CD33 Agreement and fail to cure such breach within 90 days after receiving written notice thereof, or (ii) if the NCI reasonably determines that (a) we are not executing the commercial development plan, including the milestones specified therein, (b) we have willfully made a false statement or omitted a material fact in our license application or any report to the NCI, (c) we have committed a material breach of a covenant or agreement to the NCI, (d) we are not keeping the licensed products or licensed services reasonably available to the public after commercial use commences, (e) we cannot reasonably satisfy unmet health and safety needs, (f) we cannot reasonably justify a failure to comply with the domestic production requirement or (g) we have been found by a court to have violated antitrust laws in connection with our performance under the NCI CD33 Agreement, in each case of (a) through (f), where we fail to alleviate the NCI’s concerns in 90 days. Additionally, the NCI reserves the right to terminate or modify the NCI CD33 Agreement if the NCI determines that such action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by us.
Research Collaboration and License Agreement with Spark Therapeutics, Inc.
In April 2021, we entered into a Research Collaboration and License Agreement, or the Spark Agreement, with Spark Therapeutics, Inc., or Spark. Under the Spark Agreement, we engaged in a collaborative research program with Spark to design, build and test synthetic promoters that are intended to have each one of five sets of desired characteristics, or promoter profiles. Spark is obligated to reimburse us for our costs and expenses incurred in connection with the conduct of the research program. Upon completion of work under the research program for a particular promoter profile, Spark may select and designate, subject to a specified maximum, a certain number of synthetic promoters that are designed, built and tested or identified by us under the research program with respect to such promoter profiles as optioned promoters. On a promoter profile-by-promoter-profile basis, for each optioned promoters, Spark will have the right to obtain an exclusive, royalty-bearing, sublicensable, worldwide license under our intellectual property rights to develop, manufacture, commercialize and otherwise exploit, for the cure, treatment, palliation, prevention or diagnosis of specified indications, or a licensed field, in vivo gene therapy products incorporating such applicable optioned promoter with respect to such promoter profile and is directed towards specific cell types in the central nervous system, eye, or liver. Spark may exercise its option for any optioned promoter prior to the expiration of the applicable evaluation period.
After exercise of an option, Spark will be responsible for all development, manufacture, commercialization and exploitation in the licensed field, at its own cost and expense, of all in vivo gene therapy products containing an applicable licensed promoter, and we will retain the right to develop, manufacture, commercialize and exploit other products that incorporate the licensed promoters as well as in vivo gene therapy products that incorporate the licensed promoters for uses outside the licensed field. If Spark does not exercise an option for a particular promoter profile prior to the expiration of the evaluation period for such promoter profile, we will retain all rights to the synthetic promoters developed under the Spark Agreement without any further obligations to Spark for such promoter profile.

Pursuant to the Spark Agreement, we received an upfront payment from Spark of $3 million. If Spark exercises an option for a particular promoter profile, it will be required to pay us an option exercise fee in the low to mid-single digit millions. For each licensed promoter-containing in vivo gene therapy product, or licensed product, developed and commercialized by Spark or its affiliates or sublicensees, we are eligible to receive development, regulatory and commercialization milestone payments from Spark up to an aggregate dollar amount in the mid teens millions, and sales milestone payments from Spark up to an aggregate dollar amount in the low hundred millions. In total, we are potentially eligible to receive upfront, opt-in and milestone payments exceeding $645 million if Spark exercises its options for all five promoter profiles and Spark, its affiliates and its sublicensees successfully develop and commercialize five licensed products; we will be eligible to receive additional milestone payments if additional licensed products are developed and commercialized by Spark, its affiliates and its sublicensees. Further, Spark will be obligated to pay us royalties in the low-single digits percentage on net sales of each licensed product sold by Spark, its affiliates and its sublicensees, subject to specified reductions and offsets. Spark’s obligation to pay royalties to us will expire for each licensed product when certain licensed patents and regulatory exclusivities have expired in the country of sale and a minimum number of years has elapsed since the first commercial sale of such licensed product in such country. The Spark Agreement will expire at the end of the last evaluation period if Spark does not exercise any of its options. If Spark exercises at least one option, then the Spark Agreement will expire, on a licensed product-by- licensed product and country-by-country basis, upon the expiration of Spark’s royalty obligation for such licensed product in such country. Spark may terminate the Spark Agreement in its entirety, or on a promoter profile-by-promoter profile or licensed promoter-by-licensed promoter basis, following a specified notice period. Either party may terminate the Spark Agreement in its entirety or in part if the other party fails to cure its material breach of the Spark Agreement within a specified cure period, or immediately if the other party becomes bankrupt or insolvent. We may terminate the Spark Agreement if Spark or any of its affiliates commences any action challenging the validity or enforceability of the licensed patents, other than in certain specified circumstances, or if Spark’s sublicensee challenges our licensed patents, under certain specified circumstances.
Collaboration and Option Agreement with BlueRock Therapeutics LP
In May 2021, we entered into a Collaboration and Option Agreement, or the BlueRock Agreement, with BlueRock Therapeutics LP, or BlueRock. BlueRock is a wholly-owned subsidiary of Bayer Healthcare LLC. Bayer Healthcare LLC’s parent company is Bayer AG, which served as the lead investor in our Series B financing through its Leaps by Bayer unit. Under the BlueRock Agreement, we have engaged in three collaboration programs with BlueRock to research and develop gene circuits that have specified functions. We are responsible for up to $10 million in costs and expenses incurred in connection with our conduct of research activities under an agreed-upon research plan. If the parties mutually agree to add new research activities to the research plan, then BlueRock will be obligated to reimburse us for the costs and expenses that we incur in connection with the agreed-upon additional research activities that, together with costs and expenses incurred under the initial research plan, exceed $10 million. We have not yet received any payment from BlueRock under the BlueRock Agreement and we do not have any obligations to make any payments to BlueRock under the BlueRock Agreement. We are obligated to use commercially reasonable efforts to conduct the research activities assigned to us under the research plan. If we materially breach that obligation and do not cure it within a specified period, BlueRock will have the right to receive a transfer of technology and perform the remainder of the research plan at its own expense.
Upon completion of work under a research plan for a collaboration program, the joint steering committee established by the parties will identify, subject to a specified maximum, a number of gene circuits per collaboration program, or option gene circuits, that have been successfully developed under such collaboration program. We have granted to BlueRock an option, on a collaboration program-by-collaboration program basis, to obtain an exclusive or non-exclusive license under our intellectual property rights to develop, manufacture and commercialize, for the prevention, treatment or palliation of specified indications, or a licensed field, cell therapy products that contain cells of specified types that incorporate an option gene circuit from such collaboration program or a closely related derivative gene circuit. For each collaboration program, BlueRock may conduct evaluation activities on the option gene circuits from such collaboration program to determine whether to exercise its option, and BlueRock may exercise its option to such option gene circuits together with certain closely related derivative gene circuits, or licensed gene circuits, prior to the expiration of a certain time period, or the option exercise period, which includes a minimum amount of time after the expiration of the three-year research term, delivery of a data package to

BlueRock, and completion of a transfer of technology to enable BlueRock’s evaluation activities, whichever happens last. If BlueRock exercises its option for a collaboration program, the parties shall negotiate the financial terms, which will be within certain pre-agreed parameters and may be determined by baseball arbitration if the parties do not reach agreement within the specified negotiation period, and enter into an otherwise agreed-upon written license agreement, or a commercial license. If the parties enter into a commercial license, BlueRock will be responsible, at its sole expense, for the development, manufacture and commercialization, in the applicable licensed field, of cell therapy products containing cells of an applicable type that incorporate an applicable licensed gene circuit, and we will be eligible to receive from BlueRock development, regulatory and commercialization milestone payments, in amounts to be agreed-upon before entry into the commercial license, and royalties, subject to negotiation, equal to low single digit percentages of net sales of applicable cell therapy products sold by BlueRock, its affiliates and its sublicensees, subject to specified reductions and offsets. If BlueRock does not exercise its option for a collaboration program prior to the expiration of the applicable option exercise period, then we will retain all rights to the gene circuits developed under such collaboration program without any further obligations to BlueRock.
For each collaboration program, we are obligated to work exclusively with BlueRock on the development, manufacture and commercialization, in the applicable licensed field, of cell therapy products that contain cells of specified types that incorporate the specific type of gene circuit for such collaboration programs. The end date for this exclusivity obligation for each collaboration program will depend upon whether BlueRock exercises its option for such collaboration program and, if it does, whether the parties enter into a commercial license for such collaboration program. If BlueRock does not exercise its option, then it will end on the expiration of the applicable option exercise period. If BlueRock exercises its option but the parties do not enter into a commercial license, then it will end after a specified time following expiration of the applicable negotiation or baseball arbitration period for the commercial license. If BlueRock exercises its option and the parties enter into a commercial license, then it will end a certain amount of time after the later of completion of research activities or execution of the commercial license.
In addition to the option described above, we granted a right of first negotiation to BlueRock, on a collaboration program-by-collaboration program basis, to obtain a license under our intellectual property rights to research, develop, manufacture and commercialize, for the prevention, treatment or palliation of a specified disease area, or the negotiation field, cell therapy products containing cells of a specified type, or the negotiation cells, that incorporate an applicable efficacy gene circuit developed under such collaboration program. This right of first negotiation does not overlap with the option described above because it pertains to different combinations of fields, cell types and gene circuits. Starting from the effective date of the BlueRock Agreement and, on a collaboration program-by-collaboration program basis, continuing for twelve months or, if later, until the completion of a certain portion of the research plan for such collaboration program, we are obligated to work exclusively with BlueRock on the development, manufacture and commercialization, in the negotiation field, of cell therapy products containing negotiation cells that incorporate the specific type of gene circuit for such collaboration program.
The BlueRock Agreement will expire, on a collaboration program-by-collaboration program basis, upon the earliest of the expiration of the option exercise period for such collaboration program, the effective date of the commercial license, the expiration of the applicable negotiation or baseball arbitration period for the commercial license, or the date the parties mutually agree to cease negotiations for the commercial license. Such expiration shall occur no later than January 2026 unless the parties mutually agree to extend the research term. BlueRock may terminate the BlueRock Agreement in its entirety, or on a collaboration program-by-collaboration program basis, following a specified notice period. Either party may terminate the BlueRock Agreement if the other party fails to cure its material breach of the BlueRock Agreement within a specified cure period, or immediately if the other party becomes bankrupt or insolvent. We may terminate the BlueRock Agreement if BlueRock or any of its affiliates commences any action challenging the validity or enforceability of our patents, other than in certain specified circumstances, or if BlueRock’s sublicensee challenges our patents under certain specified circumstances.
National Cancer Institute (NCI) Contract to Support Development of SENTI-202 in Acute Myeloid Leukemia
In September 2021, we were awarded funding from the National Cancer Institute in the form of a Small Business Innovation Research (SBIR) contract to support further development of SENTI-202 for acute myeloid leukemia (AML) towards clinical development. The Direct to Phase II SBIR contract will provide funding over two years from the NCI of the National Institutes of Health (NIH) and is titled: “Logic-Gated Chimeric Antigen Receptor- Natural Killer Cell Therapy for Acute Myeloid Leukemia.” With the award of this contract, the SENTI-202 program will be funded in part with Federal funds from the National Cancer Institute, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N91021C00026.
Exclusive Patent License Agreement with the National Cancer Institute for GPC3 Technology
In February 2021, we entered into an Exclusive Patent License Agreement, or the NCI GPC3 Agreement, with the U.S. Department of Health and Human Services, as represented by the NCI, under which the NCI granted us an exclusive, royalty-bearing, sublicensable, worldwide license under the NCI’s patent rights related to glypican-3, or GPC3, targeting CAR technology to make and have made, use and have used, sell and have sold, offer to sell and import products covered by the licensed patent rights and to practice and have practiced processes covered by the licensed patent rights, for the development, production and commercialization of a monospecific CAR-based immunotherapy for the prophylaxis and treatment of GPC3 expressing human cancers using unmodified, off-the-shelf natural killer cells transduced with a viral vector that expresses a CAR, and a gene circuit regulating the expression of one or more armoring payloads, specifically excluding the use of autologous T cells or T cells that have been genetically modified to become off-the-shelf. The foregoing license is subject to (i) certain rights of the United States government, including an irrevocable, non-exclusive, nontransferable, royalty-free license for the government to practice all licensed patent rights throughout the world and (ii) the NCI’s reserved rights to grant a non-exclusive license to practice the licensed patent rights for purposes of internal research (and not for purposes of commercial manufacture or distribution) at an academic or corporate facility.
The NCI GPC3 Agreement will expire, on a licensed product-by-licensed product and country-by-country basis, on the expiration of all licensed patent rights that claim the applicable licensed product in the applicable country. Licensed patent rights are currently expected to expire in 2033, absent any patent term extension or adjustment. We may terminate the NCI GPC3 Agreement in its entirety or with respect to a country for any reason by providing 60 days’ prior written notice to the NCI. The NCI may terminate the NCI GPC3 Agreement if (i) we breach any material obligations under the NCI GPC3 Agreement and fail to cure such breach within 90 days after receiving written notice thereof, or (ii) if the NCI reasonably determines that (a) we are not executing the commercial development plan, including the milestones specified therein, (b) we have willfully made a false statement or omitted a material fact in our license application or any report to the NCI, (c) we have committed a material breach of a covenant or agreement to the NCI, (d) we are not keeping the licensed products or licensed services reasonably available to the public after commercial use commences, (e) we cannot reasonably satisfy unmet health and safety needs, (f) we cannot reasonably justify a failure to comply with the domestic production requirement or (g) we have been found by a court to have violated antitrust laws in connection with our performance under the NCI GPC3 Agreement, in each case of (a) through (f), where we fail to alleviate the NCI’s concerns in 90 days. Additionally, the NCI reserves the right to terminate or modify the NCI GPC3 Agreement if the NCI determines that such action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by us.
Potential Collaboration Related to Gene Circuits and GMP Manufacturing
We may seek to leverage our manufacturing capabilities and cGMP facility to enable us to expand the application of our gene circuit technology through a partnership in the biomanufacturing space. While we intend to use our proprietary gene circuit technology and manufacturing facility primarily for therapeutic product development and commercialization, our technology and facility can also be applied to noncompetitive biomanufacturing applications, which we believe is an approach well-suited for partnering. A potential biomanufacturing partnership could involve retaining operational control and manufacturing supply of our therapeutic candidates, while our partner could control part of the facility for its own use. We cannot provide any assurance that we will be able to enter into a biomanufacturing partnership on acceptable terms, or at all. We currently have no agreements or commitments for a manufacturing partnership, and we could determine to advance our manufacturing plans without a partner.

Competition
We are aware of other companies that are developing technologies that may compete with elements of our gene circuit platform technologies, including A2 Biotherapeutics, Inc., Arsenal Biosciences, Inc., Beam Therapeutics Inc., CRISPR Therapeutics AG, Encoded Therapeutics, Inc., ImmPACT Bio USA, Inc., Intellia Therapeutics, Inc., MeiraGTx Holdings plc, Obsidian Therapeutics, Inc. and Strand Therapeutics Inc. We are also aware of other companies that are focused on the application of engineered CAR-based immune cell therapies, including NK cells, to oncology, and such competitors include Allogene Therapeutics, Inc., Artiva Biotherapeutics, Inc., Atara Biotherapeutics, Inc., Bristol-Myers Squibb Company, Century Therapeutics, Inc., Caribou Biosciences, Inc., Catamaran Bio, Inc., Cytovia Therapeutics, Inc., Fate Therapeutics, Inc., Gilead Sciences, Inc., Lyell Immunopharma, Inc., Nkarta, Inc., Sana Biotechnology, Inc., Shoreline Biosciences, Inc., Takeda Pharmaceutical Company and Vor Biopharma Inc. Some of these companies may have substantially greater financial and other resources than we have, such as larger research and development staff and well- established marketing and salesforces. Mergers and acquisitions in the biotechnology industry may result in even greater resource concentration among a smaller number of competitors. Smaller or early-stage companies may also prove to be significant competitors, either alone or through collaborative arrangements with large and established companies.
These companies compete with us in recruiting scientific and managerial talent. Our success will partially depend on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights with respect to our product candidates. Our competitors may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop.
Intellectual Property
Intellectual property is the foundation of our company and not only defines who we are, but is the lens through which we implement our business strategy and research and development. Our overall strategy is to own and control all intellectual property related to our gene circuits. We protect our proprietary technology and intellectual property rights through a combination of wholly-owned patent rights, licensed patent rights in particular fields of use, trademark rights, trade secrets and know-how, contractual provisions and confidentiality procedures. Our general strategy includes protecting our proprietary technology and intellectual property rights domestically and in certain key foreign markets. We continually grow and supplement our intellectual property portfolio with new filings and applications not only to strengthen the protection of proprietary technology and intellectual property rights, but also to protect and support the development and commercialization of current and future product candidates. In addition, we seek to protect our technological innovations and branding efforts by filing new patent and trademark applications at the appropriate time and in strategically relevant jurisdictions.
Our patent portfolio relates to our ongoing research and development activities and includes a combination of patents and pending patent applications licensed from third parties, pending patent applications jointly owned with third parties, and patent applications solely owned by us. The patents and pending patent applications in our portfolio can be categorized as relating to our gene circuit platform technologies, including Logic Gating gene circuits, Multi-Arming gene circuits, Regulator Dial gene circuits and Smart Sensor gene circuits; our product candidates, including SENTI-202, SENTI-301A and SENTI-401, as well as other possible pipeline product candidates; and alternative technologies, and our patents and patent application include claims directed to compositions, methods (including preparation, use, or treatment), processes, dosing and formulations. As of February 19, 2023, our in-licensed and owned patent portfolio consists of over 11 issued patents and 148 pending patent applications, of which we own or co-own 3 patents and 120 pending patent applications, and have licensed 8 patents and 28 pending patent applications.
The term of a patent in our patent portfolio varies depending upon a number of factors such as the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued from applications filed in the United States are effective for 20 years from the earliest non-provisional filing date of the patent application to which the patent claims priority. In the United States, a term of a patent may be lengthened by patent term adjustment (PTA), which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In addition, in certain instances, the patent term of a U.S. patent that covers an FDA-approved drug may also be eligible for extension to recapture a portion of the term effectively lost as a result of clinical trials and the FDA regulatory review period, such extension is referred to as patent term extension (PTE). The restoration period cannot be longer than five years, and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug. However there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest non-provisional filing date of the patent application to which the patent claims priority. The actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.
We also utilize trademark rights to protect our brand and have filed trademark applications for the marks “SENTI,” “SENTI BIOSCIENCES,” “SENTI BIO,” and Senti’s “S” logo in the United States and in certain marks in foreign countries. As of February 19, 2023, we own two United States trademark registrations, five pending and/or allowed United States trademark applications, five foreign trademark registrations, and one pending foreign trademark application. We have also registered multiple internet domain names to further supplement the protection of our brand.
Government Regulation
The U.S. Food and Drug Administration, or FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, sampling post-approval monitoring and post-approval reporting of biologics such as those we are developing. Any product candidates that we develop must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in those foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences.
U.S. Biologics Regulation
In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before biologics may be marketed in the United States generally involves the following:
•completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements, or GLP;
•submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin;
•approval by an institutional review board, or IRB, or ethics committee at each clinical site before the trial is commenced;
•performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practice, or GCP, regulations and any additional requirements for the protection of human research subjects and their health information to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;
•preparation of and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal clinical trials;
•satisfactory completion of an FDA Advisory Committee review, if applicable;
•a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;
•satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency and, if applicable, to assess compliance with the FDA’s current Good Tissue Practice, or cGTP, requirements for the use of human cellular and tissue products, and of selected clinical investigation sites to assess compliance with GCPs;
•potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the BLA; and
•FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.
Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.
Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. Some preclinical testing may continue even after the IND is submitted. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product; chemistry, manufacturing and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial. We anticipate filing an IND for Senti-202 in the second half of 2023.
In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees, or IBCs, as set forth in the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant DNA Molecules, or the NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
•Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, dose tolerance and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.
•Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of a BLA.
In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product in the intended therapeutic indication, particularly for long-term safety follow-up. Completion of these so-called Phase 4 studies may also be made a condition to approval of the BLA.
Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the safety, purity and potency of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission and Review by the FDA
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.
Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. For a product candidate that is also a human cellular or tissue product, the FDA also will not approve the application if the manufacturer is not in compliance with cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. If a CRL is issued, the sponsor must resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks, or otherwise limit the scope of any approval. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.
Expedited Development and Review Programs
The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, new biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.
Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new biological product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).
Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, or FDORA, the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a biologic or indication approved under accelerated approval if, for example, the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to FDA for review during the pre-approval period.
In 2017, the FDA established a new regenerative medicine advanced therapy, or RMAT, designation, which is intended to facilitate an efficient development program for, and expedite review of, any biologic that meets the following criteria: (i) the biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the biologic is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the biologic has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through submission of clinical evidence, clinical studies, patient registries, or other sources of real-world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of such therapy.
Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and RMAT designation, do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan designation to a biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for a particular drug or biologic for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.
A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Post-Approval Requirements
Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and other entities involved in the manufacture and distribution of approved biological products, and those supplying products, ingredients, and components of them, are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance. Changes to the manufacturing process or facility are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
•restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•fines, warning letters, or untitled letters;
•clinical holds on clinical studies;
•refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;
•product seizure or detention, or refusal to permit the import or export of products;
•consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;
•mandated modification of promotional materials and labeling and the issuance of corrective information;
•the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or
•injunctions or the imposition of civil or criminal penalties.
The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.
The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Physicians may prescribe, in their independent professional and medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Biosimilars and Reference Product Exclusivity
The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.
Coverage and Reimbursement
Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.
There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Factors payors consider in determining reimbursement are based on whether the product is:
•a covered benefit under its health plan;
•safe, effective and medically necessary;
•appropriate for the specific patient;
•cost-effective; and
•neither experimental nor investigational.
Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.
We expect that healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether existing regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals or clearances of our product candidates, if any, may be.
In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.
Healthcare Reform
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act (the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:
•an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and a cap on the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price;
•extension of manufacturers’ Medicaid rebate liability under the Medicaid Drug Rebate Program; and
•a Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted.
•The Budget Control Act of 2011 and subsequent legislation, among other things, created measures for spending reductions by Congress that include aggregate reductions of Medicare payments to providers of 2% per fiscal year, which remain in effect through 2031. Due to the Statutory Pay-As-You-Go Act of 2010,

estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
•On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.
•On May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.
•On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.
Additionally, there has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, and review the relationship between pricing and manufacturer patient programs. The Inflation Reduction Act of 2022, or IRA, includes several provisions that may impact our business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap; impose new manufacturer financial liability on certain drugs under Medicare Part D; allow the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until January 1, 2032 the implementation of the HHS rebate rule that would have limited the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one rare disease designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The effects of the IRA on our business and the healthcare industry in general is not yet known.
In addition, President Biden has issued multiple executive orders that have sought to reduce prescription drug costs. In addition, in February 2023, HHS issued a proposal in response to an October 2022 executive order from President Biden that includes a proposed prescription drug pricing model that will test whether targeted Medicare payment adjustments will sufficiently incentivize manufacturers to complete confirmatory trials for drugs approved through FDA’s accelerated approval pathway. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.
There has also been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.
At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing, which could negatively affect our business, financial conditions, results of operation and prospects.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures.
Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our products. It is not clear how other future potential changes to the ACA will change the reimbursement model and market outlook for our current and future product candidates.
Other U.S. Healthcare Laws
Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our arrangements with third-party payors, providers and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations in the future that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:
•the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs;
•federal civil and criminal false claims laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, and civil monetary penalties laws, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act; Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;
•HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans and healthcare clearinghouses as well as their business associates and their subcontractors that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state, and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;
•the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
•federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products;
•federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;
•the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the CMS information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other licensed health care practitioners and teaching hospitals, as well as ownership and investment interests of physicians and their immediate family members; and
•analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers, local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing, state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Government Regulation Outside of the United States
In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.
Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical studies or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. In the European Union, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and the IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical study development may proceed.
The requirements and process governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
To obtain regulatory approval of an investigational biological product under European Union regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements. The European Union also provides opportunities for market exclusivity. For example, in the European Union, upon receiving marketing authorization, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic product can be marketed until the expiration of the market exclusivity. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity. Products receiving orphan designation in the European Union can receive ten years of market exclusivity, during which time no similar medicinal product for the same indication may be placed on the market. An orphan product can also obtain an additional two years of market exclusivity in the European Union for pediatric studies. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.
The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the marketing authorization application if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if:
•The second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior;
•The applicant consents to a second orphan medicinal product application; or
•The applicant cannot supply enough orphan medicinal product.
For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Employees and Human Capital Resources
As of February 16, 2023, we had 122 employees, all of whom were full-time, consisting of clinical, research, operations, regulatory, finance and business development personnel. 29 of our employees hold Ph.D. or M.D. degrees. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good. Of our executive officers, seventy-five percent (75%) are people of color and fifty percent (50%) are women. With respect to our employees overall, approximately sixty-nine percent (69%) are people of color and approximately fifty-two percent (52%) are women.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Facilities
We currently occupy approximately 40,000 square feet of office and research and development space in South San Francisco, CA under a lease that expires in April, 2027, with an option to extend for an additional eight years. We also currently occupy 92,000 square feet of manufacturing space under lease agreement that expires in September, 2032, with two five-year options to extend. We believe that this space, collectively, is sufficient to meet our existing needs.
Periodic Reporting and Financial Information
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company if (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.
Corporate Information
We were incorporated under the laws of the State of Delaware on June 9, 2016. Our principal executive office is located at 2 Corporate Drive, First Floor, South San Francisco, California 94080, and our telephone number is (650) 382-3281. Our website address is https://sentibio.com. References to our website address to not constitute incorporation by reference of the information contained on the website, and the information on the website is not part of this document.
On June 8, 2022, Dynamics Special Purpose Corp., a Delaware corporation, or DYNS, consummated a previously announced Merger pursuant to the terms of the Business Combination Agreement with Senti Sub I, Inc., formerly Senti Biosciences, Inc., and Explore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of DYNS, or Merger Sub. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Senti Sub I, Inc., with Senti Sub I, Inc. surviving the merger as a wholly-owned subsidiary of DYNS. The Merger was approved by DYNS’s stockholders at a meeting held on June 7, 2022. In connection with the consummation of the Merger on the Closing Date, DYNS changed its name from DYNS to Senti Biosciences,

Inc. On June 9, 2022, our common stock, formerly of DYNS, began trading on the Nasdaq Global Market under the trading symbol “SNTI.”
Available Information
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge on our website located at www.sentibio.com as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission, or the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov.
A copy of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are posted on our website, www.sentibio.com, under “Investors”.
Item 1A. Risk Factors
Investing in our common stock involves a high degree of risk. Before you decide to invest in common stock, you should consider carefully the risks described below, together with the other information contained in this Annual Report on Form 10-K, including our financial statements and the related notes appearing in this Annual Report. We believe the risks described below are the risks that are material to us as of the date of this Annual Report. Factors that could cause our actual results to differ materially from those in this Annual Report are any of the risks described in this Item 1A below. Any of these factors could result in a significant or material adverse effect on our results of operations or financial condition. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business or results of operations. If any of the following risks actually occur, our business, results of operations and financial condition would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose part or all of your investment.
Summary Risk Factors
The risk factors set forth below represent a summary of some of the principal risk factors which potential investors in our securities should be aware of. Although each of these risks is important, this list is not and is not intended to be a substitute for investors reviewing all of the information in this Annual Report, including all risk factors which follow this summary.
•We are a preclinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
•We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
•Members of our management team have limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.
•Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.
•We may not achieve the intended objectives of our strategic prioritization plan announced in January 2023.

•Our current product candidates are in preclinical development and have never been tested in humans. One or all of our current product candidates may fail in clinical development or suffer delays that materially and adversely affect their ability to receive regulatory approval or to attain commercial viability.
•If any of our current or potential future product candidates is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.
•Our gene circuit platform technologies are based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval.
•We may not be successful in our efforts to use and expand our gene circuit platform to expand our pipeline of product candidates.
•The market, physicians, patients, regulators and potential investors may not be receptive to our current or potential future product candidates and may be skeptical of the viability and benefits of our gene circuit pipeline technology because it is based on a relatively novel and complex technology.
•The occurrence of serious complications or side effects in connection with use of our product candidates, either in clinical trials or post-approval, could lead to discontinuation of our clinical development programs, refusal of regulatory authorities to approve our product candidates or, post-approval, revocation of marketing authorizations or refusal to approve applications for new indications, which could severely harm our business, prospects, operating results and financial condition.
•We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.
•If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
•If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop.
•We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.
•We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily.
•Supply of our product candidates for preclinical and clinical development may become limited or interrupted or may not be of satisfactory quantity or quality, and we will experience delays if we are unable to operate our own manufacturing facility and are required to rely on third-party back-up manufacturers.
•We are exposed to a number of risks related to our supply chain for the materials required to manufacture our product candidates.
•We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, or if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.
•Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material adverse effect on our business, financial condition, results of operations and prospects.

•Our business, operations and clinical development plans and timelines could be adversely affected by the impact of global economic and political developments, including high inflation and capital market disruption, the war in Ukraine, economic sanctions and economic slowdowns or recession, including any that may result from the ongoing COVID-19 pandemic, or by the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, CROs, shippers and others.
Risks Related to Our Limited Operating History and Financial Condition
We are a preclinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
We are a preclinical stage biotechnology company with a history of losses. Since our inception, we have devoted substantially all of our resources to research and development, preclinical studies, building our management team and building our intellectual property portfolio, and we have incurred significant operating losses. Our net losses were $58.2 million and $55.3 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, we had an accumulated deficit of $173.3 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and we have not sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies, clinical trials, manufacturing and the regulatory approval process for our current and potential future product candidates.
We expect our net losses to increase substantially as we:

•	continue to advance our gene circuit platform technologies;

•	continue preclinical development of our current and future product candidates and initiate additional preclinical studies;

•	commence clinical trials of our current and future product candidates;

•	establish our manufacturing capability, including developing our contract development and manufacturing organization relationships and building our internal manufacturing facilities;

•	acquire and license technologies aligned with our gene circuit platform technologies;

•	seek regulatory approval of our current and future product candidates;

•	expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development, manufacturing and commercialization efforts;

•	continue to develop, maintain, expand, and defend our intellectual property portfolio; and

•	incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.
However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product and raising sufficient funds to finance business activities. If we, or our existing or potential future collaborators, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We will need substantial additional funding. If we are unable to raise capital when needed on acceptable terms, or at all, we may be forced to restructure our business or delay, reduce, or terminate our research and product development programs, future commercialization efforts or other operations.
We will need substantial additional funds to advance development of product candidates and our gene circuit platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.
The development of biotechnology product candidates is capital-intensive. If any of our current or potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities. We have used substantial funds to develop our gene circuit platform, SENTI-202, SENTI-301A, SENTI-401 and other potential product candidates, and we will require significant funds to continue to develop our platform and conduct further research and development, including preclinical studies and clinical trials. In addition, we expect to incur significant additional costs associated with operating as a public company.
As of December 31, 2022, we had $98.6 million in cash, cash equivalents, and short-term investments. Our future capital requirements and the period for which our existing resources will support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of platform technologies and product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. Our future capital requirements and the timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of preclinical and clinical development of our current and potential future product candidates;

•	the timing and progress of our development of our gene circuit platforms;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•
the costs of building and operating our own dedicated Current Good Manufacturing Practice cGMP and cGTP facility to support clinical and commercial-scale production of multiple allogeneic natural killer (NK) cell product candidates, and the terms of any third-party manufacturing contract or biomanufacturing partnership we may enter into;

•	our ability to maintain our current licenses and collaborations, conduct our research and development programs and establish new strategic partnerships and collaborations;

•	the progress of the development efforts of our existing strategic partners and third parties with whom we may in the future enter into collaboration and research and development agreements;

•	the costs involved in obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

•	the impact of the COVID-19 pandemic, supply chain disruptions, global political and market conditions, and inflationary pressures on our business;

•	the cost and timing of regulatory approvals; and

•
our efforts to enhance operational systems and to hire and retain personnel, including personnel to support development of our product candidates, the operation of our manufacturing facility, and to satisfy our obligations as a public company.

To date, we have primarily financed our operations through the sale of equity securities. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants and other marketing and distribution arrangements. Any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.
We cannot assure you that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms acceptable to us, if at all. If we are unable to obtain adequate financing when needed, our business, financial condition and results of operations will be harmed, and we may need to significantly modify our operational plans, or else we may not be able to continue as a going concern beyond twelve months from the issuance date of this Form 10-K. For example, in January 2023 we announced a strategic plan to focus internal resources on SENTI-202 and SENTI-401, to develop gene circuits for other programs with potential partners, and to suspend research and development efforts for SENTI-301A. In the future, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. Further, if we are unable to continue as a going concern, we might have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Because of the numerous risks and uncertainties associated with the development and commercialization of our current and potential future product candidates and the extent to which we may enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials, including related manufacturing costs.
To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our current and potential future product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Moreover, the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of our common stock to decline.
We do not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until our current and potential future product candidates are clinically tested, approved for commercialization and successfully marketed.
We identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of shares of our common stock.
Prior to the closing of the Merger, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with our preparation and the audit of our consolidated financial statements as of and for the years ended December 31, 2021, we and our independent registered public accounting firm identified a material weakness, as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States), in our internal control over financial reporting. The material weakness related to a lack of sufficient and adequate resources in the finance and accounting function that resulted in a lack of formalized risk assessment process, lack of segregation of duties, and ineffective process level control activities over the management review of journal entries, account reconciliations and non-routine transactions.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
We implemented a risk assessment process and measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness, including hiring additional accounting personnel. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. Moreover, the rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and remediation. To maintain and improve the effectiveness of our financial reporting, we will need to commit significant resources, implement and strengthen existing disclosure processes controls, reporting systems, and procedures, train personnel and provide additional management oversight, all of which may divert attention away from other matters that are important to our business.
We cannot be certain that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, an independent registered public accounting firm has not yet performed an evaluation of our internal control over financial reporting, though such an evaluation will be required when we lose our status as an “emerging growth company” and become an “accelerated filer” or a “large accelerated filer.” When an evaluation by an independent registered public accounting firm is performed, such firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed.
Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of the shares of our common stock.
We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be negatively impacted, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm when required may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

Members of our management team have limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.
Members of our management team have limited experience in managing the day-to-day operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We also plan to hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition.
Our ability to use net operating loss carryforwards (“ NOLs”) and credits to offset future taxable income may be subject to certain limitations.
Our NOLs could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. NOLs generated in taxable years beginning before January 1, 2018 are permitted to be carried forward for 20 taxable years under applicable U.S. federal income tax law. Under current U.S. federal income tax law, NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, NOLs generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOLs generally will be limited in taxable years beginning after December 31, 2020 to 80% of current year taxable income. As of December 31, 2022, we had NOLs for U.S. federal and state income tax purposes of approximately $100.7 million and $55.0 million, respectively,, a portion of which expire beginning in 2036 if not utilized. NOLs for U.S. federal tax reporting purposes of approximately $97.2 million have an indefinite life.
In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (defined under Section 382 of the Code and applicable Treasury Regulations as a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. We have not determined whether our NOLs are limited under Section 382 of the Code. We may have experienced ownership changes in the past and may experience ownership changes in the future, including as a result of the Merger or subsequent shifts in our stock ownership (some of which are outside our control). Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheets, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.
Changes in tax law may adversely affect us or our investors.
The U.S. rules dealing with federal, state, and local taxation are constantly under review by those involved in the legislative process, as well as by the U.S. Treasury Department. Changes to tax laws, which may have retroactive application, could adversely affect us or holders of our common stock. For example, under Section 174 of the Code, in taxable years beginning after December 31, 2021, expenses that are incurred for research and development in the U.S. will be capitalized and amortized, which may have an adverse effect on our cash flow. In recent years, many such changes have been made and change are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial conditions, or results of operations. The existence, timing, and content of new tax laws are unpredictable, and could cause an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law. We urge investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in our common stock.
It is not possible to predict the number of shares of our common stock, if any, that we may sell to Chardan Capital Markets LLC, or Chardan, under our common stock Purchase Agreement, or the Purchase Agreement, with Chardan, or the actual gross proceeds resulting from those sales, or the dilution to our stockholders from those sales.
On August 31, 2022, we entered into the Purchase Agreement with Chardan, pursuant to which Chardan may purchase from us up to $50.0 million in shares of our common stock (the “Total Commitment”), upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. To date, we have sold $0.7 million in shares of our common stock to Chardan. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Chardan at our discretion from time to time until the earliest to occur of (i) October 1, 2025, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our common stock fails to be listed or quoted on Nasdaq or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person or entity commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.
We generally have the right to control the timing and amount of any sales of our common stock to Chardan under the Purchase Agreement. Sales of our common stock to Chardan under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Chardan all or some of the common stock that may be available for us to sell to Chardan pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Total Commitment or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Purchase Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.
Because the purchase price per share of common stock to be paid by Chardan for the common stock that we may elect to sell to Chardan under the Purchase Agreement will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Chardan pursuant to the Purchase Agreement it is not possible for us to predict, as of the date of this Annual Report on Form 10-K and prior to any such sales, the number of shares of common stock that we will sell to Chardan under the Purchase Agreement, the purchase price per share that Chardan will pay for shares of common stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Chardan under the Purchase Agreement.
The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to Chardan and the number of shares of common stock we ultimately elect to sell to Chardan under the Purchase Agreement. If it becomes necessary for us to issue and sell to Chardan under the Purchase Agreement more than the 8,727,049 shares of common stock we registered pursuant to the Purchase Agreement, in order to receive aggregate gross proceeds equal to $50.0 million under the Purchase Agreement, we will have to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Chardan of any such additional shares of common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock under the Purchase Agreement. Under applicable Nasdaq rules, in no event may we issue to Chardan more than 19.99% of the total number of shares of common stock that were outstanding immediately prior to the execution of the Purchase Agreement, unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable Nasdaq rules. In addition, Chardan is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other shares of our common stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Chardan beneficially owning common stock in excess of 4.99% of our outstanding shares of common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.
Investors who buy common stock from Chardan at different times will likely pay different prices.
Pursuant to the Purchase Agreement, the timing, price and number of shares sold to Chardan will vary depending on when we choose to sell shares, if any, to Chardan. If and when we elect to sell any additional common stock to Chardan pursuant to the Purchase Agreement, after Chardan has acquired such common stock, Chardan may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Chardan at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Chardan as a result of future sales made by us to Chardan at prices lower than the prices such investors paid for their shares from Chardan.
The sale or issuance of shares of our common stock to Chardan will result in additional outstanding shares and the resale of shares of our common stock by Chardan that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of shares of our common stock to decrease.
As of the date of this Form 10-K, we have issued 400,000 shares of common stock to Chardan under the Purchase Agreement, including 100,000 shares issued to Chardan as consideration for its execution and delivery of the Purchase Agreement. The shares of common stock issuable under the Purchase Agreement may be sold by us to Chardan at our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, from time to time, until the earliest to occur of (i) October 1, 2025, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our common stock fails to be listed or quoted on Nasdaq or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person or entity commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors. The purchase price for shares of our common stock that we may sell to Chardan under the Purchase Agreement will fluctuate based on the trading price of shares of our common stock. Depending on market liquidity at the time, sales of shares of our common stock may cause the trading price of shares of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our common stock to Chardan. Additional sales of shares of our common stock, if any, to Chardan will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Chardan all or some of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our common stock to Chardan, after Chardan has acquired shares of our common stock, Chardan may resell all, some or none of such shares of common stock at any time or from time to time in its discretion. Therefore, sales to Chardan by us could result in substantial dilution to the interests of other holders of shares of our common stock. In addition, if we sell a substantial number of shares of our common stock to Chardan under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our common stock or the mere existence of our arrangement with Chardan may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
We may use our cash resources, including proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.
We have broad discretion over the use of capital we have raised, including proceeds from sales of our common stock made pursuant to the Purchase Agreement, and you will not have the opportunity, as part of any decision to invest in our common stock, to assess whether the proceeds are being used appropriately. Accordingly, you will have to rely on the judgment of our management with respect to the use of these funds, with only limited information regarding management’s specific intentions. We may spend all or a portion of the net proceeds of our prior financing activities, including sales of our common stock under the Purchase Agreement, in ways that are not what our stockholders may desire or that may not yield favorable results. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.
Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature Bank or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. We have two letters of credit held with SVB in an aggregate amount of $3.3 million related to our facility lease. Due to the receivership of SVB, we may be unable to access such funds. In addition, if any of our suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis.
Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.
Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect the Company, the financial institutions with which we have or may enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions with which we have or may enter into financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.
The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These could include, but may not be limited to, the following:
•Delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;
•Delayed or lost access to other working capital sources and/or delays, inability or reductions in our ability to enter into new credit facilities or access other working capital resources;

•Potential or actual breach of contractual obligations that require the Company to maintain letters of credit or other credit support arrangements;
•Potential or actual breach of financial covenants in any credit agreements or credit arrangements; or
•Potential or actual cross-defaults in other credit agreements, credit arrangements or operating or financing agreements.
In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws and otherwise have a material adverse impact on our business.
Risks Related to the Development and Clinical Testing of Our Product Candidates
Our current product candidates are in preclinical development and have never been tested in humans. One or all of our current product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.
We have no products on the market or that have gained regulatory approval or that have entered clinical trials. None of our product candidates has ever been tested in humans. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing product candidates, either alone or with collaborators.
Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety, purity and potency, or efficacy of our product candidates in humans. There is no guarantee that the FDA will permit us to conduct clinical trials. Further, we cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs, our clinical protocols or if the outcome of our preclinical studies will ultimately support the further development of our preclinical programs or testing in humans. As a result, we cannot be sure that we will be able to submit IND or similar applications for our proposed clinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials for any of our product candidates to begin.
Our current product candidates are in preclinical development and we are subject to the risks of failure inherent in the development of product candidates based on novel approaches, targets and mechanisms of action. Although we anticipate initiating clinical trials for our lead product candidates, there is no guarantee that we will be able to proceed with clinical development of any of these product candidates or that any product candidate will demonstrate a clinical benefit once we advance these candidates to testing in patients. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biotechnology companies such as ours.
We may not be able to access the financial resources to continue development of, or to enter into any collaborations for, any of our current or potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, a product candidate, such as:

•
negative or inconclusive results from our preclinical studies or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	adverse events experienced by participants in our clinical trials or by individuals using therapeutics similar to our product candidates;

•
delays in submitting INDs or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulatory authorities to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•
chemistry, manufacturing and control (“CMC”) challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the COVID-19 pandemic or events associated with the pandemic;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; or

•	the FDA or other regulatory authorities interpreting our data differently than we do.
Further, we and any existing or potential future collaborator may never receive approval to market and commercialize any product candidate. Even if we or any existing or potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or an existing or potential future collaborator may also be subject to post-marketing testing requirements to maintain regulatory approval.
If any of our current or potential future product candidates is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.
None of our current product candidates have ever been tested in humans. We may ultimately discover that our current product candidates do not possess certain properties that we believe are helpful for therapeutic effectiveness and safety or would otherwise support the submission of an IND on the timelines we expect, or at all. We do not know if the observations we have made regarding our gene circuits generally and our product candidates in particular will translate into any clinical response when tested in humans. As an example, while the Tumor-Associated Antigen (“TAA”) CD33 has been clinically validated as a target for an approved antibody-drug conjugate therapy, it has not been clinically validated as a target for CAR-NK or CAR-T therapies, and may not prove to be a clinically sufficient target for the CAR-NK therapies we are developing. As a result of these uncertainties related to our gene circuit platform technologies and our product candidates, we may never succeed in developing a marketable product based on our current product candidates. If any of our current or potential future product candidates prove to be ineffective, unsafe or commercially unviable, our entire pipeline could have little, if any, value, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our gene circuit platform technologies are based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval.
We are seeking to identify and develop a broad pipeline of product candidates using our gene circuit platform technologies. The scientific research that forms the basis of our efforts to develop product candidates with our platforms is still ongoing. We are not aware of any FDA approved therapeutics utilizing similar technologies as ours. Further, the scientific evidence to support the feasibility of developing therapeutic treatments based on our platform technologies is preliminary. As a result, we are exposed to a number of unforeseen risks and it is difficult to predict the types of challenges and risks that we may encounter during development of our product candidates. For example, we have not tested any of our current product candidates in humans, and our current data is limited to animal models and preclinical cell lines, the results of which may not translate into humans. Further, relevant animal models and assays may not accurately predict the safety and efficacy of our product candidates in humans, and we may encounter significant challenges creating appropriate models and assays for demonstrating the safety and efficacy of our product candidates. In addition, our gene circuit technologies have potential safety risks.
Given the novelty of our technologies, we intend to work closely with the FDA and comparable foreign regulatory authorities to evaluate our proposed approaches to obtain regulatory approval for our product candidates; however, due to a lack of comparable experiences, the regulatory pathway with the FDA and comparable regulatory authorities may be more complex and time-consuming relative to other more well-known therapeutics. Even if we obtain human data to support our product candidates, the FDA or comparable foreign regulatory agencies may lack experience in evaluating the safety and efficacy of our product candidates developed using our platforms, which could result in a longer than expected regulatory review process, increase our expected development costs, and delay or prevent commercialization of our product candidates. The validation process takes time and resources, may require independent third-party analyses, and may not be accepted or approved by the FDA and comparable foreign regulatory authorities. We cannot be certain that our approach will lead to the development of approvable or marketable products, alone or in combination with other therapies.
The occurrence of serious complications or side effects in connection with the use of our product candidates, either in clinical trials or post-approval, could lead to discontinuation of our clinical development programs, refusal of regulatory authorities to approve our product candidates, or, post-approval, revocation of marketing authorizations or refusal to approve applications for new indications, which could severely harm our business, prospects, operating results, and financial condition.
Undesirable side effects caused by any of our current or potential future product candidates could cause regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for SENTI-202, SENTI-404, or any other product candidate, it is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. For example, if the NOT GATE gene circuit, as described below, engineered into one of our product candidates, such as SENTI-202, does not provide a clinically sufficient level of inhibition, it may kill healthy cells that it has been designed to preserve or may cause systemic immune cytotoxicity. It is possible that safety events or concerns such as these or others could negatively affect the development of our product candidates, including adversely impacting patient enrollment among the patient populations that we intend to treat. In such an event, our trials could be suspended or terminated, and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. To date, we have not observed any such effects in our preclinical studies, but there can be no guarantee that our current or future product candidates will not cause such effects in clinical trials. Any of these occurrences may materially and adversely impact our business and financial condition and impair our ability to generate revenues.
Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly large number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.
In the event that any of our current or potential future product candidates receives regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following events could occur, which could result in the loss of significant revenue to us and materially and adversely impact our results of operations and business:
•regulatory authorities may withdraw their approval of the product or seize the product;
•we may be required to recall the product or change the way the product is administered to patients;
•additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;
•we may be subject to fines, injunctions, or the imposition of civil or criminal penalties;
•regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;
•we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;
•we could be sued and held liable for harm caused to patients;
•the product may become less competitive; and
•our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.
We may not be successful in our efforts to use and expand our gene circuit platform to expand our pipeline of product candidates.
A key element of our strategy is to use and advance our gene circuit platform to design, test and build our portfolio of product candidates focused on allogeneic gene circuit-equipped CAR-NK cell therapies for the treatment of cancer. Although our research and development efforts to date have resulted in our discovery and preclinical development of SENTI-202, SENTI-401 and other potential product candidates, none of these product candidates has advanced to clinical development. We cannot assure you that any of our existing product candidates will advance to clinical trials or, if they do, that such trials will demonstrate these product candidates to be safe or effective therapeutics, and we may not be able to successfully develop any product candidates. Even if we are successful in expanding our pipeline of product candidates, any additional product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future.
Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.
Although a substantial amount of our efforts will focus on the planned clinical trials and potential approval of the current and potential future product candidates we are evaluating, a key element of our strategy is to discover, develop, manufacture and globally commercialize additional targeted therapies beyond our current product candidates to treat various conditions and in a variety of therapeutic areas. Even if we identify investigational therapies that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential investigational therapies;

•	competitors may develop alternatives that render our investigational therapies obsolete;

•	investigational therapies we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•
an investigational therapy may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•
it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio;

•	an investigational therapy may not be capable of being produced in clinical or commercial quantities at an acceptable cost, or at all; and

•	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.
Identifying new investigational therapies requires substantial technical, financial and human resources, whether or not any investigational therapies are ultimately identified. Because we have limited financial and human resources, we may initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. For example, if we do not accurately evaluate the commercial potential or target market for a particular product candidate or technology, we may relinquish valuable rights to that product candidate or technology through collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate or technology.
Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

The market, physicians, patients, regulators and potential investors may not be receptive to our current or potential future product candidates and may be skeptical of the viability and benefits of our gene circuit pipeline technology because it is based on a relatively novel and complex technology.
The market, physicians, patients, regulators and potential investors, may be skeptical of the viability and benefits of our gene circuit pipeline technology or our product candidates because they are based on a relatively novel and complex technology and there can be no assurance that our product candidates or platform technologies will be understood, approved, or accepted. If potential investors are skeptical of the success of our pipeline products, our ability to raise capital and the value of our stock may be adversely affected. If physicians, patients, or regulators do not understand or accept our gene circuit platform technologies or our product candidates, we may be delayed in or unable to develop our product candidates.
Even if regulatory approval is obtained for a product candidate, including SENTI-202 or SENTI-401, we may not generate or sustain revenue from sales of approved products. Market acceptance of our gene circuit platform technologies and our current and potential future product candidates, if approved, will depend on, among other factors:

•	the timing of our receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of our product candidates and gene circuit technologies in general;

•	the prevalence and severity of any adverse side effects associated with our product candidates;

•	limitations or warnings contained in any labeling approved by the FDA or other regulatory authority;

•	relative convenience and ease of administration of our product candidates;

•	the success of our physician education programs;

•	the availability of coverage and adequate government and third-party payor reimbursement;

•	the pricing of our products, particularly as compared to alternative treatments; and

•	availability of alternative effective treatments for the disease indications our product candidates are intended to treat and the relative risks, benefits and costs of those treatments.
If any product candidate we commercialize fails to achieve market acceptance, it could have a material adverse impact on our business, financial condition, results of operations, and prospects.
While we believe our pipeline will yield multiple INDs, we may not be able to file INDs to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.
We expect our pipeline to yield multiple INDs beginning as early as 2023, including an IND for SENTI-202. We cannot be sure that submission of an IND will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing of our product candidates, including SENTI-202 and SENTI-401, remains an emerging and evolving field. Accordingly, we expect chemistry, manufacturing and control related topics, including product specifications, will be a focus of IND reviews, which may delay the clearance of INDs. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future.
In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees (“IBCs”), as set forth in the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, NIH Guidelines. Under the NIH Guidelines, recombinant and synthetic nucleic acids are defined as: (i) molecules that are constructed by joining nucleic acid molecules and that can replicate in a living cell (i.e., recombinant nucleic acids); (ii) nucleic acid molecules that are chemically or by other means synthesized or amplified, including those that are chemically or otherwise modified but can base pair with naturally occurring nucleic acid molecules (i.e., synthetic nucleic acids); or (iii) molecules that result from the replication of those described in (i) or (ii). Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.
Interim, topline and preliminary data that we announce or publish from time to time for any clinical trials that we initiate may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose interim, preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimates, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim, preliminary or topline data from our clinical studies. Interim, topline or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.
From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and IND-enabling studies in our own internally-developed programs or in our product candidate discovery programs with collaborators, as well as the submission and clearance of INDs and the commencement and completion of planned clinical trials in those programs. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any future collaborators’ product candidate discovery and development programs, the amount of time, effort and resources committed by us and any future collaborators, and the numerous uncertainties inherent in the development of therapies. As a result, there can be no assurance that our or any future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected, and the price of our common stock could decline.
Clinical trials are expensive, time-consuming and difficult to design and implement.
Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our current and potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, the FDA or other regulatory authorities may require us to perform additional testing before commencing clinical trials and be hesitant to allow us to enroll patients impacted with our targeted disease indications in our future clinical trials. If we are unable to enroll patients impacted by our targeted disease indications in our future clinical trials, we would be delayed in obtaining potential proof-of-concept data in humans, which could extend our development timelines. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
We may not be able to initiate or continue any clinical trials for our current or potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. We cannot predict how difficult it will be to enroll patients for trials in the indications we are studying. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the severity of the disease under investigation;

•	the patient eligibility criteria defined in the clinical trial protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity and availability of clinical trial sites for prospective patients;

•	willingness of physicians to refer their patients to our clinical trials;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•
clinicians’ and patients’ perceptions as to the potential risks and benefits of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	our ability to obtain and maintain patient informed consents;

•	patient eligibility and exclusion criteria for the trials;

•	ability to monitor patients adequately during and after treatment;

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•
factors we may not be able to control, such as current or potential pandemics, including the ongoing COVID-19 pandemic, that may limit the availability of patients, principal investigators or staff or clinical sites to participate in our clinical trials.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Additionally, because some of our clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from our product candidates, such patients may be unevaluable for purposes of the trial and, as a result, we may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.
If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to seek or obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.
We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

•
further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, including the endpoint measures required for regulatory approval and our statistical plan;

•
the limited number of, and competition for, suitable study sites and investigators to conduct our clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indications as our product candidates;

•	any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for our clinical trials;

•
delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or contact research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board (“IRB”) or ethics committee approval to conduct a clinical trial at a prospective site;

•	the FDA or other comparable foreign regulatory authorities may require us to submit additional data or impose other requirements before permitting us to initiate a clinical trial;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse events experienced by patients, including possible deaths;

•	lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by us or our CROs;

•
our CROs or clinical trial sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•	the impact of, and delays related to, health epidemics such as the COVID-19 pandemic;

•	the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

•
the suspension or termination of our clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that has responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies and guidelines may also occur and we may need to significantly modify our clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by us, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us.
Any failure or significant delay in commencing or completing clinical trials for our product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to our product candidates, or any requirement to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.
If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop.
Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. We may seek orphan drug designation for certain indications for our product candidates in the future. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. Orphan drug designation can entitle a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.
In addition, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of our product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease.
In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition, and while we may seek orphan drug designation for our product candidates, we may never receive such designations. In addition, the FDA may reevaluate the Orphan Drug Act and its regulations and policies. We do not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted.
We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.
Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.
Risks Related to Third Parties
We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily.
We expect to rely on third-party clinical investigators, CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality and other aspects of such preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and contract manufacturing organizations and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.
Despite our reliance on third parties, we will ultimately be responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, including good laboratory practice, or GLP, good clinical practice, or GCP, cGMP, and cGTP. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs, clinical sites and investigators fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, European Medicines Agency, or EMA, or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.
If third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.
We depend on strategic partnerships and collaboration arrangements, such as our collaboration arrangements with Spark Therapeutics, Inc., or Spark, and BlueRock Therapeutics, Inc., or BlueRock, for the application of our gene circuit platform technology to the development and commercialization of potential product candidates in certain indications, and if these arrangements are unsuccessful, this could impair our ability to generate revenues and materially harm our results of operations.
Our business strategy for exploiting the potential of our gene circuit platform technology is dependent upon maintaining our current arrangements and establishing new arrangements with strategic partners, research collaborators and other third parties. We currently have collaboration agreements with Spark and BlueRock. These collaboration agreements provide for, among other things, research funding and significant future payments should certain development, regulatory and commercial milestones be achieved. Under these arrangements, our collaborators are typically responsible for:

•	electing to advance product candidates through preclinical and into clinical development;

•	conducting clinical development and obtaining required regulatory approvals for product candidates; and

•	commercializing any resulting products.
As a result, we may not be able to conduct these collaborations in the manner or on the time schedule we currently contemplate, which may negatively impact our business operations.
Additionally, the development and commercialization of potential product candidates under our collaboration agreements could be substantially delayed, and our ability to receive future funding could be substantially impaired if one or more of our collaborators:

•	shifts its priorities and resources away from our collaborations due to a change in business strategies, or a merger, acquisition, sale or downsizing of its company or business unit;

•	ceases development in therapeutic areas which are the subject of our collaboration;

•	fails to select a product candidate for advancement into preclinical development, clinical development, or subsequent clinical development into a marketed product;

•	changes the success criteria for a particular product candidate, thereby delaying or ceasing development of such product candidate;

•
significantly delays the initiation or conduct of certain activities which could delay our receipt of milestone payments tied to such activities, thereby impacting our ability to fund our own activities;

•	develops a product candidate that competes, either directly or indirectly, with our product candidates;

•	does not obtain the requisite regulatory approval of a product candidate;

•	does not successfully commercialize a product candidate;

•	encounters regulatory, resource or quality issues and is unable to meet demand requirements;

•	exercises its rights under the agreement to terminate the collaboration, or otherwise withdraws support for, or otherwise impairs development under the collaboration;

•
disagrees on the research, development or commercialization of a product candidate resulting in a delay in milestones, royalty payments or termination of research and development activities for such product candidate; and

•	uses our proprietary information or intellectual property in such a way as to jeopardize our rights in such property.
In addition, the termination of our existing collaborations or any future strategic partnership or collaboration arrangement that we enter into may prevent us from receiving any milestone, royalty payment, sharing of profits, and other benefits under such agreement. Furthermore, disagreements with these parties could require or result in litigation or arbitration, which would be time-consuming and expensive. Any of these events could have a material adverse effect on our ability to develop and commercialize any of our product candidates and may adversely impact our business, prospects, financial condition, and results of operations.
We may not be able to enter into additional strategic transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize current and potential future product candidates and technologies, impact our cash position, increase our expenses and present significant distractions to our management.
From time to time, we consider strategic transactions, such as collaborations, regional partnerships for the co-development and/or co-commercialization of our product candidates in selected territories, acquisitions of companies, asset purchases, joint ventures, out- or in-licensing of product candidates or technologies and biomanufacturing partnerships involving our manufacturing facilities and gene circuit platform technology. For example, we will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies, contract development manufacturing organizations or hospitals. In addition, we announced in January, 2023 that we are actively pursuing strategic geographic partnerships for clinical development of SENTI-301A as part of a business realignment plan to extend our cash runway. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If we are not able to enter into strategic transactions, we may not have access to required liquidity or expertise to further develop our potential future product candidates or our gene circuit platform. Any such collaboration, or other strategic transaction, may require us to incur non-recurring or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business.
We also may acquire additional technologies and assets, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we do enter into may be on terms that are not optimal for us, our product candidates or our technologies. These transactions would entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention in order to negotiate and manage a collaboration or develop acquired products, product candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•	higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses;

•	difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•	impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership; and

•	the inability to retain key employees of any acquired business.
Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and technologies and have a negative impact on the competitiveness of any product candidate or technology that reaches market.
In addition, to the extent that any future collaborators terminate a collaboration agreement, we may be forced to independently develop our current and future product candidates and technologies, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates and technologies altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to Manufacturing
The manufacturing of our product candidates is complex. We may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.
The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. The process of manufacturing our product candidates is also extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or the manufacturing facilities in which they are made, the facilities may need to be closed for an extended period of time to investigate and remedy the contamination. As a result of the complexities, the cost to manufacture biologics in general, and our cell-based product candidates in particular, is generally higher than traditional small molecule chemical compounds, and the manufacturing process is less reliable and is more difficult to reproduce.
Any adverse developments affecting manufacturing operations for our product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate our cost of goods sold. The actual cost to manufacture our product candidates could be greater than we expect because we are early in our development efforts.
Construction of our planned in-house manufacturing may be delayed or, even if completed, supply of our product candidates for preclinical and clinical development may become limited or interrupted or may not be of satisfactory quantity or quality, and we will experience delays if we are unable to operate our own manufacturing facility and are required to relay on third-party back-up manufacturers.
A key to our strategy is operating our own manufacturing facility. We initiated construction in June 2021 of a dedicated in-house facility to support clinical and commercial-scale production of allogeneic NK cell product candidates in accordance with cGMP and cGTP requirements. We anticipate that this facility will become operational in time to support initial clinical trials for our lead product candidates. Initial manufacturing efforts at our planned facility will focus on our lead programs, SENTI-202 and SENTI-401.

The construction and commissioning of our planned facility may be delayed or may not be completed. As such, we cannot assure that our preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted. In particular, any change in our plans to construct and operate our own facility, including any decision to rely on third-party back-up manufacturers, could require significant effort and expertise because there may be a limited number, if any, of qualified third-party replacements. We do not currently have arrangements in place for a redundant or second-source supply in the event our planned facility does not become operational. Any delays in manufacturing our product candidates could impede, delay, limit or prevent our drug development efforts, which could harm our business, results of operations, financial condition and prospects. Additionally, we may pursue a biomanufacturing partnership in which we grant a third party certain rights to use our manufacturing facility for the manufacture of third parties’ products or product candidates, which could divert our manufacturing capacity and management resources from the manufacture of our product candidates.
We do not currently produce our product candidates in quantities sufficient for preclinical and clinical development, and we do not currently have arrangements with any third parties to produce them for us. We cannot be sure that the manufacturing processes employed by us or the technologies that we incorporate for manufacturing will result in viable or scalable yields of our product candidates that will be safe, effective, and meet market demand.
The manufacturing process for a product candidate is subject to FDA and other regulatory authority review. We and any third-party manufacturers we may contract with must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMP and cGTP. In the event that we or any third-party manufacturer fails to comply with such requirements or to perform obligations in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to or enter into an agreement with another third party, which we may not be able to do on reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture our current and future product candidates may be difficult or impossible to transfer to a third party and a feasible alternative may not exist. If we are required to change manufacturing facilities or manufacturers for any reason, we will be required to verify that the new facilities and procedures comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new manufacturing could negatively affect our ability to develop product candidates in a timely manner or within budget. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.
If we receive regulatory approval for any product candidate and we are unable to for any reason to produce sufficient quantities of the product in our own facility, and we are unable to obtain or maintain third-party manufacturing on commercially reasonable terms, we may not be able to commercialize the product candidate successfully. Our or a third party’s failure to execute on our manufacturing requirements and comply with cGMP and cGTP could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of potential future collaborators;

•	subjecting third-party manufacturing facilities or our potential future manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of product candidates; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.
Our in-house manufacturing facility and any third-party manufacturers that we use may be unable to successfully scale the manufacturing of our current or potential future product candidates in sufficient quality and quantity, which would delay or prevent us from developing our current and potential future product candidates and commercializing approved products candidates, if any. We have never operated a cGMP facility before.
In order to conduct clinical trials for our current and potential future product candidates or to commercialize any approved product candidates, we will need to manufacture large quantities of these product candidates. We expect to use our in-house manufacturing facility to produce required quantities of our product candidates. We, or any manufacturing partners, may be unable to successfully increase the manufacturing capacity for any current or potential future product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities and may result in lower yields than initially expected. While we believe our planned cGMP facility will be sufficiently scalable to produce commercial quantities, any significant revisions to the manufacturing process may create delays, which could negatively impact our overall development timelines. In addition, we have never operated a cGMP facility before. We may encounter difficulties in operating the facility or meeting the requirements of the FDA or other regulatory authorities that we have not anticipated. If we cannot successfully scale the manufacture of any current or potential future product candidate in sufficient quality and quantity, the development, testing, clinical trials and commercialization of that product candidate may be delayed or infeasible and regulatory approval or commercial launch of any potential resulting product may be delayed or not obtained, which could significantly harm our business.
We are exposed to a number of risks related to our supply chain for the materials required to manufacture our product candidates.
Manufacturing our product candidates is highly complex and requires sourcing specialty materials. Many of the risks associated with the complexity of manufacturing our final products are applicable to the manufacture and supply of the raw materials. In particular, these starting materials are subject to inconsistency in yields, variability in characteristics, contamination, difficulties in scaling the production process and defects. Similar minor deviations in the manufacturing process for these starting materials could result in supply disruption and reduced production yields for our final product. In addition, we rely on third parties for the supply of these materials exposing us to similar risks of reliance on third parties as described above with respect to the manufacturing and supply of our drug products.
Our manufacturing processes requires many reagents, some of which are drug substance intermediates used in our manufacturing processes to bring about chemical or biological reactions, and other specialty materials and equipment, some of which are manufactured or supplied by small companies with limited resources and experience to support commercial production. We currently depend on a limited number of vendors for certain materials and equipment used in the manufacture of our product candidates. Some of these suppliers may not have the capacity to support commercial products manufactured under cGMP by biopharmaceutical firms or may otherwise be ill-equipped to support our needs. Reagents and other key materials from these suppliers may have inconsistent attributes and introduce variability into our manufactured product candidates, which may contribute to variable patient outcomes and possible adverse events. We also do not have supply contracts with many of these suppliers and may not be able to obtain supply contracts with them on acceptable terms or at all. Accordingly, we may experience delays in receiving key materials and equipment to support clinical or commercial manufacturing.
For some of these reagents, equipment, and materials, we rely and may in the future rely on sole source vendors or a limited number of vendors. An inability to continue to source product from any of these suppliers, which could be due to regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands, or quality issues, could adversely affect our ability to satisfy demand for our product candidates, which could adversely and materially affect our product sales and operating results or our ability to conduct clinical trials, either of which could significantly harm our business. Additionally, in response to governmental shelter-in-place orders resulting from the ongoing COVID-19 pandemic, third-party suppliers and manufacturers on whom we rely may from time to time be required to limit their on-site staff’s availability to conduct activities at their respective facilities, and may encounter problems with shortages of qualified personnel and key contractors, and delays or pauses in the production and delivery of laboratory equipment, materials and supplies necessary for the manufacture of our product candidates. These problems may include workforce reductions, employee absenteeism and attrition, and supply chain failures or delays relating to the ongoing COVID-19 pandemic or other events affecting raw material supply or manufacturing capabilities.
As we continue to develop and scale our manufacturing process, we expect that we will need to obtain rights to and supplies of certain materials and equipment to be used as part of that process. We may not be able to obtain rights to such materials on commercially reasonable terms, or at all, and if we are unable to alter our process in a commercially viable manner to avoid the use of such materials or find a suitable substitute, it would have a material adverse effect on our business. Even if we are able to alter our process so as to use other materials or equipment, such a change may lead to a delay in our clinical development and/or commercialization plans. If such a change occurs for a product candidate that is already in clinical testing, the change may require us to perform both comparability studies and to collect additional data from patients prior to undertaking more advanced clinical trials.
Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.
As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.
Risks Related to Our Business and Operations
If the market opportunities for our current and potential future product candidates, including SENTI 202 and SENTI-401, are smaller than we believe they are, our future product revenues may be adversely affected, and our business may suffer.
Our understanding of the number of people who suffer from diseases that our current product candidates may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for our candidates may further be reduced if our estimates of addressable populations are erroneous or sub-populations of patients do not derive benefit from our product candidates.
Further, there are several factors that could contribute to making the actual number of patients who receive our current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.
We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, or if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.
The development and commercialization of cell and gene therapies is highly competitive. We compete with a variety of large pharmaceutical companies, multinational biopharmaceutical companies, other biopharmaceutical companies and specialized biotechnology companies, as well as technology and/or therapeutics being developed at universities and other research institutions. Our competitors are often larger and better funded than we are. Our competitors have developed, are developing or will develop product candidates and processes competitive with ours. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that are currently in development or that enter the market. We believe that a significant number of product candidates are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop product candidates. There is intense and rapidly evolving competition in the biotechnology and biopharmaceutical fields. We believe that while our gene circuit platform, its associated intellectual property portfolio, the characteristics of our current and potential future product candidates and our scientific and technical know-how together give us a competitive advantage in this space, competition from many sources remains.
Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our product candidates, the ease with which our product candidates can be administered, the timing and scope of regulatory approvals for these product candidates, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products and product candidates could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitive products and product candidates may make any product we develop obsolete or noncompetitive before we recover the expense of developing and commercializing such product. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.
Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.
Our success largely depends on the continued service of key executive management, advisors and other specialized personnel, including Timothy Lu, our Chief Executive Officer, Philip Lee, our Chief Technology Officer, Kanya Rajangam, our Chief Medical and Development Officer, and Deborah Knobelman, our Chief Financial Officer. Our senior management may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our employees. The loss of one or more members of our executive team, management team or other key employees or advisors could delay our research and development programs and have a material adverse effect on our business, financial condition, results of operations and prospects.
Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to our success. The loss of the services of members of our senior management or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing members of our senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize our product candidates. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers, as well as junior, mid-level and senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high-quality personnel, our ability to pursue our growth strategy will be limited.
We may experience difficulties in managing our growth and expanding our operations.
We have limited experience in therapeutic development. As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities for us.
To manage our anticipated future growth, we will continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the complexity in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. In addition, we have limited experience in managing the manufacturing processes necessary for making cell and gene therapies. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
In addition, future growth imposes significant added responsibilities on members of management, including: identifying, recruiting, integrating, maintaining, and motivating additional employees; managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and improving our operational, financial and management controls, reporting systems and procedures.
We may also experience difficulties in the discovery and development of potential future product candidates using our gene circuit platform if we are unable to meet demand as we grow our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures and secure adequate facilities for our operational needs. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.
Our strategic re-prioritization plan announced in January, 2023 may not result in the full anticipated benefits or may limit or disrupt our operations.
In January 2023, we announced a pipeline re-prioritization plan to streamline our internal research and development efforts, and focus our internal resources on SENTI-202 and SENTI-401, and, with potential partners, to develop gene circuits for other programs. We may not realize the potential benefits, savings, cash runway extensions or improvements in our cost structure from our re-prioritization efforts due to unexpected difficulties, delays, or costs. In particular, we may not be able to enter into partnerships for SENTI-301A or other programs that we do not intend to develop internally on acceptable terms or within the timeframes that we expect, and we may be forced to dedicate additional time and resources to the maintenance of these programs or to our efforts to secure partnerships. If we are unable to realize anticipated cost savings from the reorganization, our operating results and financial condition may be adversely affected. Furthermore, implementing changes to our corporate strategy may be disruptive to our operations. For example, we may engage in workforce reductions that could yield unexpected consequences, such as turnover beyond planned reductions or increased difficulty in our day-to-day operations. Any workforce reductions could harm our ability to attract and retain qualified personnel who are critical to our business. Any failure to attract or retain qualified personnel could prevent us from successfully executing key technical and scientific initiatives.
If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.
We currently have no sales, marketing or distribution capabilities or experience. We will need to develop internal sales, marketing and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote products with third parties, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business and results of operations could be materially and adversely affected.
Our potential future international operations may expose us to business, political, operational and financial risks associated with doing business outside of the United States.
Our business is subject to risks associated with conducting business internationally. Some of our future clinical trials may be conducted outside of the United States and we may enter into key supply arrangements or do other business with persons outside of the United States. Furthermore, if we or any future collaborator succeeds in developing any products, we anticipate marketing them in the European Union and other jurisdictions in addition to the United States. If approved, we or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•
multiple, conflicting and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the commercialization of our product candidates in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property rights;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•
natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease (including the COVID-19 pandemic), boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

•
regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.
Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material adverse effect on our business, financial condition, results of operations and prospects.
As we conduct preclinical studies and future clinical trials of our current and potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of these product candidates. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we or any future collaborators may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our employees, principal investigators, consultants and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.
We depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand and business disruption.
We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors or partners operate to collect, process, transmit and store electronic information in our day-to-day operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and potentially clinical trial information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to host or otherwise process some of our anticipated future clinical data and that of users, develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors or partners, including future CROs may be vulnerable to a cyber-attack (including supply chain cyber-attacks), malicious intrusion, breakdown, destruction, loss of data privacy, actions or inactions by our employees or contractors that expose security vulnerabilities, theft or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, level of persistence, sophistication and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may be increased as a result of the COVID-19 pandemic, owing to an increase in personnel working remotely and higher reliance on internet technology. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.
There can be no assurance that we, our service providers, collaborators, consultants, contractors or partners will be successful in efforts to detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in our research, delays to commercialization of our product candidates, lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow. For example, the loss or alteration of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.
Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidence in our services or security measures by our business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.
If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
Our research, development and manufacturing involve the use of hazardous materials and various chemicals. We maintain quantities of various flammable and toxic chemicals in our facilities that are required for our research, development and manufacturing activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We believe our procedures for storing, handling and disposing of these materials in our facilities comply with the relevant guidelines of the state of California and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Although we have some environmental liability insurance covering certain of our facilities, we may not maintain adequate insurance for all environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.
Our business, operations and clinical development plans and timelines could be adversely affected by global economic and political developments, including high inflation and capital market disruption, the war in Ukraine, economic sanctions and economic slowdowns or recessions, the COVID-19 pandemic, or the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, CROs, shippers and others.
Any global financial crisis or slowdown could cause volatility and disruptions in the capital and credit markets. Similarly, any global health epidemic, such as the COVID-19 pandemic, could cause disruptions in our operations and in the operations of third-party manufacturers, CROs, and other third-parties on whom we rely. More recently, the global economy has been impacted by increasing interest rates and high inflation, as well as by the war in Ukraine and the possibility of a wider European or global conflict. A severe or prolonged economic downturn could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, or at all. Additionally, a weak or declining economy or international trade disputes could strain our suppliers, some of whom are located outside the United States, potentially resulting in supply disruption. Also, the global COVID-19 pandemic and government measures taken in response have also had a significant impact on businesses and commerce worldwide. In connection with COVID-19, we implemented work-from-home policies for most employees. The effects of government orders and our work-from-home policies may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.
If our relationships with our suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic or other health epidemics, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays may occur, which could adversely impact our ability to meet our desired clinical development and any future commercialization timelines. Although we carefully manage our relationships with our suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not harm our business.
In addition, our preclinical studies and future clinical trials may be affected by the COVID-19 pandemic or other global health epidemics. Clinical site initiation, patient enrollment and activities that require visits to clinical sites, including data monitoring, may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a pandemic. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. These challenges may also increase the costs of completing our clinical trials. Similarly, if we are unable to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 or experience additional restrictions by their institutions, city or state, our preclinical studies and future clinical trial operations could be adversely impacted.
The global COVID-19 pandemic has disrupted and may continue to disrupt healthcare delivery and healthcare regulatory systems. Such disruptions could divert healthcare resources, or delay the review and approval by the FDA or other regulatory bodies, thereby causing delay for our clinical trials. During a global health crisis, certain manufacturing facilities and materials may be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, which may make it more difficult to obtain materials or manufacturing slots for the product candidates needed for our clinical trials, which could lead to delays in these trials. These and similar, and perhaps more severe, disruptions in our operations could have a material adverse effect on our business, results of operations, cash flows, financial condition and/or prospects.
We do not yet know the full extent of potential delays or impacts on our business, our future clinical trials, healthcare systems or the global economy as a whole that may result from the ongoing COVID-19 pandemic. However, these effects could have a material impact on our operations, and to the extent the COVID-19 pandemic adversely affects our business, results of operations, cash flows, financial condition and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Market volatility and economic downturns may harm our business and results of operations and negatively affect our stock price.
Our overall performance depends, in part, on worldwide economic conditions. In recent months, we have observed increased economic uncertainty in the United States and abroad. Impacts of such economic weakness include:
•declining overall demand for goods and services, leading to reduced profitability;
•reduced credit availability;
•higher borrowing costs;
•reduced liquidity;
•volatility in credit, equity and foreign exchange markets; and
•bankruptcies.
These developments could lead to supply chain disruption, inflation, higher interest rates, and uncertainty about business continuity, which may adversely affect our business and our results of operations and negatively affect our stock price.
Recent volatility in capital markets and lower market prices for our securities may affect our ability to access new capital through sales of shares of our common stock or issuance of indebtedness, which may harm our liquidity, limit our ability to grow our business, pursue acquisitions or improve our operating infrastructure and restrict our ability to compete in our markets.
Our operations consume substantial amounts of cash, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new solutions, retain or expand our current levels of personnel, improve our existing solutions, enhance our operating infrastructure, and potentially acquire complementary businesses and technologies. Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including the need to:
•finance unanticipated working capital requirements;
•develop or enhance our technological infrastructure and our existing solutions;
•pursue acquisitions or other strategic relationships; and
•respond to competitive pressures.
Accordingly, we may need to pursue equity or debt financings to meet our capital needs. With uncertainty in the capital markets and other factors, such financing may not be available on terms favorable to us or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, we could face significant limitations on our ability to invest in our operations and otherwise suffer harm to our business.
Rising inflation rates could negatively impact our revenues and profitability if increases in the prices of our products or a decrease in consumer spending results in lower sales. In addition, if our costs increase and we are not able to pass along these price increases to our customers, our net income would be adversely affected, and the adverse impact may be material.
Inflation rates, particularly in the United States, have increased recently to levels not seen in years. Increased inflation may result in decreased demand for our products and services, increased operating costs (including our labor costs), reduced liquidity, and limitations on our ability to access credit or otherwise raise debt and equity capital. In addition, the United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks.
Risks Related to Our Intellectual Property
If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.
Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed intellectual property rights and proprietary technology. We rely on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses of intellectual property rights and biologic materials of others, to protect our current or future platform technologies, product candidates, methods used to manufacture our current or future product candidates and methods for treating patients using our current or future product candidates.
We own or in-license patents and patent applications relating to our platform technologies and product candidates. There is no guarantee that any patents covering our platform technologies or product candidates will issue from the patent applications we own, in-license or may file in the future, or, if they do, that the issued claims will provide adequate protection for our platform technologies or product candidates, or any meaningful competitive advantage. Further, there cannot be any assurance that such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.
The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in-license may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We do not have exclusive control over the preparation, filing and prosecution of patent applications under certain of our in-license agreements, and we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents, that we out-license to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner.
Further, although we make reasonable efforts to ensure patentability of our inventions, we cannot guarantee that all of the potentially relevant prior art relating to our owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidates, or the use of our technologies. We thus cannot know with certainty whether we or our licensors were the first to file for patent protection of such inventions. In addition, the United States Patent and Trademark Office, or USPTO, might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. There is no assurance that all potentially relevant prior art relating to our owned or in-licensed patent applications has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent or to prevent our owned or in-licensed patent applications from issuing as patents. Invalidation of any of our patent rights, including in-licensed patent rights, could materially harm our business.
Moreover, the patent positions of biotechnology companies like ours are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, is also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our platform technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our platform technology, product candidates, inventions and improvements. We cannot guarantee that patents will be granted with respect to any of our owned or licensed pending patent applications or with respect to any patent applications we may file or license in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products. Additionally, third parties, including our former employees and collaborators, may challenge the ownership or inventorship of our patent rights to claim that they are entitled to ownership and inventorship interest, and we may not be successful in defending against such claims. However, we are not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice our technology in relation to the commercialization of our products. Issued patents only allow us to block—in some cases—potential competitors from practicing the claimed inventions of the issued patents.
The issuance, scope, validity, enforceability and commercial value of our pending patent rights are uncertain. The standards applied by the USPTO and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Our pending and future patent applications may not result in patents being issued in the United States or in other jurisdictions which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed patent applications or narrow the scope of any patent protection we may obtain from our owned or in-licensed patent applications. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.
Further, patents and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and any future product candidates and practicing our proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our product candidate and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors or other parties with similar technology. Additionally, our competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes review at the USPTO in an attempt to invalidate or narrow the scope of our patents. However, we are not currently facing any such proceedings. Furthermore, our competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.
Even if patents do successfully issue from our owned or in-licensed patent application, and even if such patents cover our current or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that we may develop. Likewise, if patent applications we own or have in-licensed with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar or identical to any of our current or potential future product candidates or from utilizing technologies similar to those in our gene circuit platform technologies.
The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our patent applications or patent applications filed by our licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from our owned or in-licensed patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in-licensed patent rights, result in the loss of exclusivity, limit our ability to stop others from using or commercializing similar or identical platforms and product candidates, or allow third parties to compete directly with us without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from our owned or in-licensed patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Moreover, we currently co-own certain patent applications with third parties and may in the future co-own additional patents and patent applications with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.
Our in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The patent protection and patent prosecution for some of our product candidates and technologies may be dependent on third parties.
While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates and technologies, there may be times when the filing and prosecution activities for patents and patent applications relating to our product candidates and technologies are controlled by our licensors or collaborators. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would.
If any of our licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates and technologies, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates and technologies may be adversely affected and we may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our current and future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.
Our licensed European patents and patent applications could be challenged in the recently-created Unified Patent Court, or UPC, for the European Union, that is expected to be fully ratified in 2023. Under our current license agreements, we may not have the final or sole decision as to whether we are able to opt out certain of our in-licensed European patents and patent applications from the UPC. Our licensors may decide not to opt out of the UPC, which would subject our in-licensed European patents and patent applications to the jurisdiction of the UPC. Furthermore, even if our licensors decide to opt out of the UPC, we cannot guarantee that our licensors will comply with the legal formalities and requirements for properly opting out of the UPC. Thus, we cannot be certain that our in-licensed European patents and patent applications will not fall under the jurisdiction of the UPC. Under the UPC, a single European patent would be valid and enforceable in numerous European countries. A challenge to the validity of a European patent in a central revocation proceeding under the UPC, if successful, could result in a loss of patent protection in numerous European countries, which could have a material adverse impact on our business and our ability to commercialize or license our technology and product candidates.

Further, we may have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding(s) or defense activities may be less vigorous than had we conducted them ourselves.
We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations.
Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected current or future product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
Further, our licensors may retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.
Additionally, some intellectual property that we have in-licensed or that we own may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.
As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government may have the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”).
More specifically, certain currently in-licensed patents that cover certain split, universal and programmable chimeric antigen receptor technology may be subject to march-in-rights. This technology is not embodied in any of our current product candidates. In addition, certain currently in-licensed patents that cover certain components and process for regulating the expression of a fusion protein with the use of a protease inhibitor are subject to march-in-rights, which technology can be embodied in certain regulator dial gene circuits. We also own a patent family claiming an invention made under research partially funded by the federal government. Such invention covers mesenchymal stem cells that express combinations of immune effectors for autoimmunity. While the foregoing invention is not embodied in any current product candidates, it is subject to march-in-rights. The U.S. government also has the right to take title to these inventions made through government funded programs if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.
We currently, and in the future may continue to, enter into agreements involving licenses or collaborations that provide for access or sharing of intellectual property. These intellectual property-related agreements may impose certain obligations and restrictions on our ability to develop and commercialize our product candidates and technologies that are the subject of such licenses.
We license rights from third parties to use certain intellectual property relevant to one or more of our current and future product candidates. In the future, we may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our current and future product candidates we may identify and pursue. These existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For example, we are a party to three license agreements with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, or NCI, for intellectual property relevant to our product candidates. For a more detailed description of the license agreements with NCI, see the section titled “Business—Material License and Collaboration Agreements” in this Form 10-K.
In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.
Further, we or our licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial conditions, results of operations and prospects.
Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected. Even where we have the right to control prosecution of patents and patent applications under license from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.
Our technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Our predecessors or licensors do and may retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.
If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our product candidates, which could prevent or delay new product introductions. Our business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidates.
If we fail to comply with our obligations under any existing or future license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.
We have certain obligations to third-party licensors from whom we license certain patent rights that are relevant to one or more current and future product candidates. In the future, we may need to obtain additional licenses from other third parties to advance our research and development activities or allow the commercialization of our current and future product candidates. Our existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For a more detailed description of our existing license agreements, see the section titled “Business—Material License and Collaboration Agreements” in this Form 10-K. If we breach any of these obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to us, or use the intellectual property licensed to us in an unauthorized manner or we are subject to bankruptcy-related proceedings, we may be required to pay damages and the licensor may have the right to terminate the respective agreement or materially modify the terms of the license, such as by rendering currently exclusive licenses non-exclusive. License termination or modification could result in our inability to develop, manufacture and sell products that are covered by the licensed intellectual property or could enable a competitor to gain access to the licensed intellectual property.
In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that are the subject of such licensed rights could be materially adversely affected.
Our current or future licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

Disputes may arise between us and our present and future licensors regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues, including but not limited to our right to transfer or assign the license;

•	whether and the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties, including the terms and conditions thereof;

•
our diligence obligations with respect to the development and commercialization of our product candidates that are covered by the license agreement, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.
If disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, the agreements under which we currently license intellectual property or technology from the National Cancer Institute (“NCI”) and other third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, while we currently do not have any liens, security interests, or other encumbrances on the intellectual property that we own, we may, in the future, need to obtain a loan or a line of credit that will require that we put up our intellectual property as collateral to our lenders or creditors. If we do so, and we violate the terms of any such loan or credit agreement, our lenders or creditors may take possession of such intellectual property, including the rights to receive proceeds derived from such intellectual property.
Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.
Patents have a limited lifespan. The term of individual patents and applications in our portfolio depends upon the legal term of patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. Extensions of patent term may be available, but there is no guarantee that we would have patents eligible for extension, or that we would succeed in obtaining any particular extension, and no guarantee any such extension would confer a patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. In the United States, the term of a patent may be eligible for patent term adjustment, which permits patent term restoration as compensation for delays incurred at the USPTO during the patent prosecution process. In addition, for patents that cover an FDA-approved drug, the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) permits a patent term extension of up to five years beyond the expiration of the patent. While the length of the patent term extension is related to the length of time the drug is under regulatory review, patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent per approved drug—and only those claims covering the approved drug, a method for using it or a method for manufacturing it—may be extended under the Hatch-Waxman Act. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval or applicable approval in other jurisdictions, we expect to apply for patent term extensions on issued patents covering those products in the United States and other jurisdiction where such extensions are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. We also may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.
The life of a patent and the protection it affords are limited. As a result, our owned and in-licensed patent portfolio provides us with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.
Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law, which could increase the uncertainties and costs surrounding the prosecution of our owned or in licensed patent applications and the enforcement or defense of any future owned or in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and sets forth additional procedures to challenge the validity of a patent by USPTO-administered post-grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our issued owned or in-licensed patents, all of which could have a material adverse impact on our business prospects and financial condition.
As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact our owned or in-licensed patents or patent applications. The laws and regulations governing patents could change in unpredictable ways that could weaken our and our licensors’ ability to obtain new patents or to enforce our existing owned or in-licensed patents and patents that we might obtain or in-license in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our owned or in-licensed patents or patents that we may obtain or in-license in the future.
We may be subject to lawsuits or litigation to protect or enforce our patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.
Third parties may attempt to invalidate our or our licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, declaratory judgment actions, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts and foreign patent offices or foreign courts. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party in a district court action. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.
We or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our owned or in-licensed patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to our owned or in-licensed patent or other intellectual property rights, even if resolved in our favor, could be substantial, particularly in a foreign jurisdiction, and any litigation or other proceeding would divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations.
If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement, anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technologies. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our owned or in-licensed patents or other intellectual property rights.
Our European patents and patent applications could be challenged in the UPC. Though we may decide to opt out our European patents and patent applications from the UPC, if certain formalities and requirements are not met, our European patents and patent applications could be challenged for non-compliance and brought under the jurisdiction of the UPC. Potentially, a single proceeding under the UPC could result in loss of patent protection in numerous European countries rather than each validated country separately. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and product candidates.
We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.
Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other countries. Competitors or other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export infringing product candidates to territories where we have patent protection or licenses, but enforcement is not as strong as that in the United States. These product candidates may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of any owned and in-licensed patents we may obtain in other countries, or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our owned or in-licensed intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put any owned or in-licensed patents at risk of being invalidated or interpreted narrowly, could put our owned or in-licensed patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.
Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.
Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.
Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell our current or any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of gene and cell therapies advances, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•
subject us to substantial damages for infringement, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees; or

•
require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.
Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that our technology or product candidates may infringe. Further, we cannot guarantee that we are aware of all patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications filed in the United States (after November 29, 2000) and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without our knowledge. Any such patent application may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. Additionally, claims pending in patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform, our product candidates or the use of our technologies.
Although no third party has asserted a claim of patent infringement against us as of the date of this Annual Report, others may hold proprietary rights that could prevent our product candidates from being marketed. We or our licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future product candidates and technologies, including derivation, reexamination, inter partes review or post-grant review before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against us, our licensors or our strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic collaborators to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are not invalid, enforceable and infringed, which could have a material adverse impact on our ability to utilize our platform technologies or to commercialize our current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.
Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, we could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. We could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing our platform technologies or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.
Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.
Lastly, if our technology or products are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our licensees and other parties with whom we have business relationships, and we may be required to indemnify those parties for any damages they suffer as a result of these claims. The claims may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.
Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our shares of our common stock to decline.
During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.
Intellectual property rights of third parties could adversely affect our ability to commercialize our current or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.
Because the gene and cell therapy landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating or violating third-party rights. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Also, our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect.
There are numerous companies that have pending patent applications and issued patents broadly covering gene and cell therapy generally or covering related inventions that may be relevant for product candidates that we wish to develop. We are aware of third-party patents and patent applications that claim aspects of our current or potential future product candidates and modifications that we may need to apply to our current or potential future product candidates. There are also many issued patents that claim inventions that may be relevant to products we wish to develop. The holders of such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.
Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current or future technologies, product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current or future technologies or product candidates unless we successfully pursue litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or product candidates. If such an infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.
Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future technologies or product candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringe, misappropriate or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection for certain aspects of our current or future technologies and product candidates, we rely on trade secrets, including confidential and unpatented know-how, technology and other proprietary information, to maintain our competitive position and to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Elements of our product candidates, including processes for their preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property. Our trade secrets include, for example, certain program specific synthesis, formulations, patient selection strategies and certain aspects of our research.
Trade secrets and know-how can be difficult to protect. We seek to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to us. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access (such as through a cybersecurity breach) to our trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties.
We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee-or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If, in the future, any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed.
We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of third parties, including our employees’ or consultants’ former employers or their clients.
We are party to various contracts under which we are obligated to maintain the confidentiality of trade secrets or other confidential and proprietary information of third parties, including our licensors and strategic partners. In addition, many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties, including former employers of our employees and consultants. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent us from commercializing, our current or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents as an inventor or co-inventor, or in our trade secrets or other intellectual property as a contributor to its development. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Also, our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Further, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed patents or applications and any patent rights we may own or in-license in the future. The USPTO and various non-U.S. patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed intellectual property. In many cases, an inadvertent lapse, including due to the effect of the COVID-19 on us, our patent counsel or other applicable patent maintenance vendors, can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on our business prospects and financial condition.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
We use and will continue to use registered and/or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be materially adversely affected.
We may also license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Intellectual property rights do not necessarily address all potential threats to our business.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

•
others may be able to create gene circuit technologies that are similar to our technologies or our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•	we or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control;

•	we or our licensors might not have been the first to file patent applications covering certain of our owned and in-licensed inventions;

•	others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating our owned or in-licensed intellectual property rights;

•	it is possible that our owned or in-licensed pending patent applications will not lead to issued patents;

•	issued patents that we own, in-license, or control may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•
our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•
we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such trade secrets or know-how; and

•	the patents of others may have an adverse effect on our business.
Should any of these events occur, they could have a material adverse impact on our business, financial condition, results of operations and prospects.
Risks Related to Government Regulation
Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.
All of our current product candidates are in preclinical development and their risk of failure is high. It is impossible to predict when or if our candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies for our current product candidates and then conduct extensive clinical trials to demonstrate the safety, purity and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of our current or potential future product candidates may not be predictive of the results of later-

stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.
We are currently conducting IND-enabling studies for our current product candidates. We may experience delays in completing our preclinical studies and initiating or completing our clinical studies. We do not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:

•	the FDA or other regulatory authorities requiring us to submit additional data or imposing other requirements before permitting us to initiate a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

•
reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining IRB or ethics committee approval at each clinical trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	the FDA placing the clinical trial on hold;

•	subjects failing to enroll or remain in our trial at the rate we expect;

•	subjects choosing an alternative treatment for the indication for which we are developing or other product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	subjects experiencing severe or unexpected drug-related adverse events;

•	any changes to our manufacturing process that may be necessary or desired;

•	adding new clinical trial sites; and

•	manufacturing sufficient quantities of our product candidates for use in clinical trials.
Furthermore, we expect to rely on our CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.
Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing our current or future product candidates.
If we experience delays in the completion of, or termination of, any clinical trial of any of our current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our current or potential future product candidates.
We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.
Our current and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our potential future collaborators to begin selling them.
We have very limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and other regulatory authorities. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and FDA regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Further, we and our potential future collaborators may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings.
Once a product obtains regulatory approval, numerous post approval requirements apply, including periodic monitoring and reporting obligations, review of promotional material, reports on ongoing clinical trials and adverse events and inspections of manufacturing facilities. In addition, material changes to approved products, including any changes to the manufacturing process or labeling, require further review by the appropriate authorities before marketing. Approvals may also be withdrawn or revoked due to safety, effectiveness or potency concerns, including as a result of adverse events reported in patients or ongoing clinical trials, or failure to comply with cGMP. In addition to revocation or withdrawal of approvals, we and our partners may be subject to warnings, fines, recalls, criminal prosecution or other sanctions if we fail to comply with regulatory requirements. If we or our partners are unable to obtain or maintain regulatory approvals for our products and product candidates, our business, financial position, results of operations and future growth prospects will be negatively impacted and we or our partners may be subject to sanctions. If any of our product candidates prove to be ineffective, unsafe or commercially unviable, we may have to re-engineer our current or potential future product candidates, and our entire pipeline could have little, if any, value, which could require us to change our focus and approach to product candidate discovery and therapeutic development, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
We will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.
If we succeed in developing any products, we intend to market them in the United States as well as the European Union and other foreign jurisdictions. In order to market and sell our products in other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.
Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

We may in the future conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.
We may in the future choose to conduct one or more of our clinical trials for our product candidates outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a non-U.S. clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.
Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.
Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.
Even if we receive regulatory approval for any of our current or potential future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.
Any regulatory approvals that we or potential future collaborators obtain for any of our current or potential future product candidates will be subject to limitations on the approved indicated uses for which a product may be marketed or may be subject to the conditions of approval, or contain requirements for potentially costly post-

marketing testing, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves any of our current or potential future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that we conduct post-approval. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP and cGTP regulations and applicable product tracking and tracing requirements.
Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•	fines, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators;

•	suspension or revocation of product approvals;

•	suspension of any ongoing clinical trials;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties or monetary fines.
The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue.
The FDA has the authority to require a risk evaluation and mitigation strategy (“REMS”) as part of a biologics license application, or BLA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved product, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry.
Furthermore, the FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use of their products. Companies may only share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion.

The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
Occurrence of any of the foregoing could have a material adverse effect on our business and results of operations. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.
Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.
The Affordable Care Act includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until twelve years from the date on which the reference product was first licensed. During this twelve-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The law is complex. The BPCIA could have a material adverse effect on the future commercial prospects for our biological products.
We believe that any of our future product candidates approved as a biological product under a BLA should qualify for the twelve-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors that are still developing.
Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.
The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any of our product candidates profitably, if approved. Among policy-makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems, with the stated goals of containing healthcare costs, improving quality and expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services to contain or reduce the costs of healthcare may adversely effect:
•the demand for any of our product candidates, if approved;
•our ability to set a price that we believe is fair for any of our product candidates, if approved;
•our ability to generate revenues or maintain profitability;
•the level of taxes that we are required to pay; and

•the availability of capital.
Legislative and regulatory proposals have been made to expand post-approval requirements and to restrict sales and promotional activities for pharmaceutical and biologic products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates, if approved.. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.
We expect that the healthcare reform measures that have been adopted and may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product and could harm our future revenues. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.
Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.
We may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other sensitive information to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.
We and any potential future collaborators, partners or service providers may be subject to federal, state and foreign data protection laws, regulations and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act (“HIPAA”), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of any future potential collaborators or service providers.
In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if we otherwise violate applicable privacy and data security laws.
International data protection laws, including the EU’s General Data Protection Regulation, and the UK’s implementation of the same, or GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR imposes stringent data protection requirements for processing personal data of individuals within the European Economic Area, or EEA, and the UK, as well as potential fines for noncompliant companies of up to the greater of €20 million (£17.5 million) or 4% of annual global revenue. The GDPR imposes numerous requirements for the collection, use and disclosure of personal data, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.
In addition, the GDPR places restrictions on cross-border data transfers. On June 4, 2021, the European Commission issued new forms of standard contractual clauses (one of the primary mechanisms for U.S. companies to import personal information from Europe) for data transfers from controllers or processors in the EEA (or otherwise subject to the GDPR) to controllers or processors established outside the EEA (and not subject to the GDPR). The new standard contractual clauses do not apply in the UK, but the UK Information Commissioner’s Office issued a UK-specific transfer mechanism, the International Data Transfer Agreement. We are required to transition to the new forms of transfer mechanisms and doing so will require significant effort and cost. The new transfer mechanisms may also impact our business as companies based in Europe may be reluctant to utilize the new clauses to legitimize transfers of personal information to third countries given the burdensome requirements of transfer impact assessments and the substantial obligations that the new standard contractual clauses impose upon exporters. If we are investigated by a European data protection authority, we may face fines and other penalties. Any such investigation or charges by European data protection authorities could have a negative effect on our existing business and on our ability to attract and retain new clients or pharmaceutical partners. We may also experience hesitancy, reluctance, or refusal by European or multi-national clients or pharmaceutical partners to continue to use our products due to the potential risk exposure as a result of the current (and, in particular, future) data protection obligations imposed on them by certain data protection authorities in interpretation of current law, including the GDPR. Such clients or pharmaceutical partners may also view any alternative approaches to compliance as being too costly, too burdensome, too legally uncertain, or otherwise objectionable and therefore decide not to do business with us. Any of the foregoing could materially harm our business, prospects, financial condition, and results of operations.
The GDPR has increased our responsibilities and potential liability in relation to personal data processed subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. In addition, any failure by us (or our business partners who handle personal data) to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EEA member states and the UK may result in regulators prohibiting our processing of the personal data of EEA and UK data subjects, which could impact our operations and ability to develop our products and provide our services, including interrupting or ending EEA and UK clinical trials.
In the U.S., state laws also govern the privacy and security of personal information and states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”) gives California residents expanded rights to access, correct, and delete their personal information, opt out of certain personal information sharing and certain uses of sensitive data, and receive detailed information about how their personal information is used by requiring covered companies to provide disclosures to California consumers (as that term is broadly defined and includes any of our current or future employees who may be California residents) and provide such residents ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. It will also create a new California data protection agency authorized to issue substantive regulations which could result in increased privacy and information security enforcement. Although the law includes limited exceptions for health-related information, including clinical trial data, such exceptions may not apply to all of our operations and processing activities. As we expand our operations and trials (both preclinical and clinical), the CCPA may increase our compliance costs and potential liability. The CCPA has prompted the enactment of similar, comprehensive privacy and data protection legislation in other states, such as Virginia, Colorado, Utah, and Connecticut, which will all become effective in 2023. Furthermore, a number of other U.S. states have proposed similar privacy and data protection legislation, and it is possible that certain of these proposals will pass. In the event that we are subject to or affected by HIPAA, the GDPR, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.
Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While we strive to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators or service providers obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm our business.
We also are, or may be asserted to be, subject to the terms of our external and internal privacy and security policies, representations, certifications, publications and frameworks and contractual obligations to third parties related to privacy, data protection, information security and processing. Failure to comply or the perceived failure to comply with any of these, or if any of these policies or any of our representations, certifications, publications or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair or misrepresentative of our actual practices, could result in reputational harm, result in litigation, cause a material adverse impact to business operations or financial results and otherwise result in other material harm to our business.
If we or our existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates and may harm our reputation.
Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. See section titled “Business - Government Regulation - Other U.S. Healthcare Laws.”
The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions, and settlements in the healthcare industry.
Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current of future statures, regulations, agency guidance, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to use, we may be subject to significant penalties, including administrative, civil, and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment, reputational harm, and curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, defending against any such actions can be costly and time consuming, and may require significant financial and personnel resources. .Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including exclusion from government funded healthcare programs and imprisonment. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected.
If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business.
Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which we seek regulatory approval. The FDA and other regulatory authorities have significant post- market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a REMS after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP and cGTP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer or facility, including withdrawal of the product candidate from the market. We intend to rely on third-party manufacturers and we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or our existing or future collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.
Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.
In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Further, due to the COVID-19 pandemic, millions of individuals have lost employer-based insurance coverage, which may adversely affect our ability to commercialize our products. It is unclear what effect, if any, the American Rescue Plan will have on the number of covered individuals. See section titled “Business - Government Regulation - Coverage and Reimbursement.”
Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.
Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.
Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal or civil liability and harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators and agents, even if we do not explicitly authorize or have actual knowledge of such activities.
We adopted a Code of Business Conduct and Ethics and we expect to prepare and implement policies and procedures to ensure compliance with such code. The Code of Business Conduct and Ethics mandates compliance with the FCPA and other anti-corruption laws applicable to our business throughout the world. However, we cannot assure you that our employees and third-party intermediaries will comply with this code or such anti-corruption laws. Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.
Risks Related to Senti and the shares of our common stock
The Senti stock price is volatile, and you could lose part of all of your investment.
Similar to the trading prices of the common stock of other biotechnology companies, the trading price of our common stock is subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. The market price for our shares of our Common Stock may be influenced by many factors, including the other risks described in this section of the Annual Report entitled “Risk Factors” and the following:

•	our ability to advance our current or potential future product candidates into the clinic;

•	results of preclinical studies for our current or potential future product candidates, or those of our competitors or potential future collaborators;

•	the impact of macroeconomic conditions, including the ongoing COVID-19 pandemic on our business;

•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our future products;

•	our ability to successfully construct and operate our planned cGMP and cGTP facility;

•	the success of competitive products or technologies;

•	introductions and announcements of new products by us, our future commercialization collaborators, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory authorities with respect to our future products, clinical trials, manufacturing process or sales and marketing terms;

•	actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional technologies, products or product candidates;

•	developments concerning any future collaborations, including, but not limited to, those with any sources of manufacturing supply and future commercialization collaborators;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company, or SPAC;

•	announcements by us or our competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•	our ability or inability to raise additional capital and the terms on which it is raised;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or the industry generally;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	announcement and expectation of additional financing efforts;

•	speculation in the press or investment community;

•	trading volume of shares of our common stock;

•	sales of our common stock by us or our stockholders;

•	the concentrated ownership of shares of our common stock;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters, public health crises and other calamities; and

•	general economic, industry and market conditions.
In addition, the stock markets in general, and the markets for SPAC post-Merger businesses, pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility, including since the public announcement of the Business Combination Agreement in December 2021. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of shares of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results, or financial condition.

We may incur significant costs from class action litigation due to the expected stock volatility.
Our stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for our platform and product candidates, the development efforts of future collaborators or competitors, the addition or departure of key personnel, variations in quarterly operating results and changes in market valuations of biopharmaceutical and biotechnology companies. This risk is especially relevant to us because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years, including since the public announcement of the Business Combination Agreement in December 2021. In addition, recently there has been significant stock price volatility involving the shares of companies that have recently completed a Merger with a SPAC. When the market price of a stock has been volatile as our stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. Additionally, there has recently been a general increase in litigation against companies that have recently completed a Merger with a SPAC alleging fraud and other claims based on inaccurate or misleading disclosures. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of management.
We are an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the shares of our common stock less attractive to investors and may make it more difficult to compare performance with other public companies.
We are an emerging growth company as defined in the JOBS Act, and we intend to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find shares of our common stock less attractive because we will continue to rely on these exemptions. If some investors find our shares of our common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.
An emerging growth company may elect to delay the adoption of new or revised accounting standards. With DYNS making this election, Section 102(b)(2) of the JOBS Act allows us to delay adoption of new or revised accounting standards until those standards apply to non-public business entities.
As a result, the financial statements contained in this Annual Report and those that we will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.
If certain holders of our common stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our common stock and such holders still may receive significant proceeds.
As of the date of this Annual Report on Form 10-K, the market price of our common stock is below $10.00 per share, which was the price per share of Class A common stock sold in the initial public offering of our predecessor, DYNS, the per share price of the 5,060,000 shares of our Common Stock sold to certain investors in connection with our PIPE financing and also the per share value of the consideration issued to former stockholders of Senti Sub I, Inc. (formerly Senti Biosciences, Inc.) upon consummation of our Merger. However, certain of our stockholders who hold shares of our common stock that were (i) originally purchased by our predecessor’s sponsor, Dynamics Sponsor LLC, in a private placement prior to our predecessor’s initial public offering (the “Founder Shares”) or (ii) issued to the Anchor Investors in consideration for their agreement not to redeem their shares of Class A common stock of DYNS in connection with the Merger. In particular, 4,878,972 of the Founder Shares registered for resale in our prospectus dated August 8, 2022 filed pursuant to Rule 424(b)(3) (Registration No. 333-265873), as supplemented from time to time (the “Prior Resale Prospectus”), were purchased at an effective price of $0.004 per share, and 871,028 of the shares of our common stock held by the Anchor Investors and registered for resale in the Prior Resale Prospectus were issued solely in consideration for the Anchor Investors’ agreement not to redeem their shares of Class A common stock as described above. Accordingly, holders of these 5,750,000 shares of our common stock could sell their securities at a per share price that is less than $10.00 and still realize a significant return from the sale of those securities that could not be realized by our other stockholders. On March 15, 2023, the closing price of our common stock as reported on the Nasdaq Global Market was $1.27 per share. Based on this closing price, the aggregate sales price of the Founder Shares would be approximately $6.2 million and the aggregate sales price of the shares of our common stock held by the Anchor Investors would be approximately $1.1 million.
Sales of a substantial number of shares of our common stock in the public market could cause our stock prices to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock.
Shares issued upon the exercise of stock options outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, any applicable market standoff and lock-up agreements, and Rule 144 and Rule 701 under the Securities Act.
Certain holders of our common stock have rights, subject to conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We have also filed registration statements on Form S-8 registering shares of common stock issued or reserved for future issuance under our equity compensation plans. Shares registered under a registration statement on Form S-8 can be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold in the public market, the market price of our common stock could decline.
Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.
Significant additional capital will be needed in the future to continue our planned operations, including further development of our gene circuit platform, preparing IND or equivalent filings, conducting preclinical studies and clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of shares of our common stock.
Pursuant to the Senti Biosciences, Inc. Equity Incentive Plan, our board of directors or compensation committee is authorized to grant stock options to our employees, directors and consultants. Initially, the maximum aggregate number of shares of our common stock that may be issued pursuant to stock awards under the Incentive Plan was 2,492,735 shares of our common stock. Additionally, the number of shares of our common stock reserved for issuance under the Incentive Plan automatically increases on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by 5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution, which could cause our stock price to fall. In addition, on August 5, 2022, out board of directors adopted the 2022 Inducement Plan, pursuant to which an aggregate of 2,000,000 shares of our common stock have been reserved for issuance. Our issuance of additional shares of common stock or other equity securities of equal or senior rank would, all else being equal, have the following effects:

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock would be diminished; and

•	the market price of shares of our common stock may decline.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We must design our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of shares of our common stock.
We currently expect that securities research analysts will establish and publish their own periodic financial projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for shares of our common stock could be adversely affected.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.
As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.
These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
Provisions in our second amended and restated certificate of incorporation (“Charter”), our amended and restated bylaws, or Bylaws, and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management, which could depress the trading price of shares of our common stock.
Our Charter, Bylaws and Delaware law contain provisions that may have the effect of discouraging, delaying or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Our Charter and Bylaws include provisions that:

•
authorize “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	create a classified board of directors whose members serve staggered three-year terms, such that not all members of the board will be elected at one time;

•	specify that special meetings of our stockholders can be called only by our board of directors;

•	prohibit stockholder action by written consent;

•
establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	specify that no stockholder is permitted to cumulate votes at any election of directors;

•	expressly authorize our board of directors to make, alter, amend or repeal our Bylaws; and

•	require supermajority votes of the holders of our common stock to amend specified provisions of our Charter and Bylaws.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of shares of our common stock.
In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Any provision of our Charter, Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for shares of our common stock.
Our Bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain state law litigation that may be initiated by our stockholders and the U.S. federal district courts as the exclusive forum for certain securities law actions, which could limit our stockholders’ ability to litigate disputes with us in a different judicial forum and increase the costs for our stockholders to pursue certain claims against us.
Pursuant to our Bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, our Charter or our Bylaws (including their interpretation, validity or enforceability); or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the Securities Act, the Exchange Act or any other federal securities laws or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternate forum, the United States federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these exclusive forum provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. The forum selection provisions in our Bylaws may impose additional litigation costs on stockholders in pursuing any such claims and may limit our stockholders’ ability to litigate disputes with us in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court and other state courts have upheld the validity of federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court, there is uncertainty as to whether other courts will enforce the federal forum provision. If the federal forum provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.
If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be investors’ sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our common stock will be investors’ sole source of gain for the foreseeable future.
We may be at an increased risk of securities class action litigation.
Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

General Risk Factors
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs and biologics or modifications to approved drugs and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume pre-pandemic levels of inspection activities, including routine surveillance, bioresearch monitoring and pre-approval inspections. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue, depending on the circumstances, a complete response letter or defer action on the application until an inspection can be completed. During the COVID-19 public health emergency, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the ongoing COVID-19 pandemic and may experience delays in their regulatory activities.
We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our current operations are located in the San Francisco Bay Area. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the current global spread of COVID-19, power shortage, telecommunication failure or other natural or man-made accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material adverse effect on our ability to operate our business, particularly on a daily basis and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Natural disasters or pandemics such as the COVID-19 outbreak could further disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure our investors that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities or the manufacturing facilities of our third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material adverse effect on our business, financial condition, results of operations and prospects.
Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.
We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expense related to the ongoing development of our product candidates or future development programs;

•	results of preclinical studies and clinical trials, or the addition or termination of preclinical studies and clinical trials or funding support by us or potential future collaborators;

•
our execution of any collaboration, licensing or similar arrangements, and the timing of payments we may make or receive under potential future arrangements or the termination or modification of any of our existing or potential future collaboration, licensing or similar arrangements;

•	any intellectual property infringement, misappropriation or violation lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	if any of our product candidates receives regulatory approval, the terms of such approval and market acceptance and demand for such product candidates;

•	regulatory developments affecting our product candidates or those of our competitors; and

•	changes in general market and economic conditions.
If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.
We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.
We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers, or that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement.
Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers.

Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations, financial condition and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
Item 1B. Unresolved Staff Comments
None.
Item 2. Properties
Our corporate headquarters is located in South San Francisco, California, where we lease approximately 40,000 square feet of office and research and development space pursuant to a lease agreement which commenced on April 25, 2019 and expires on April 30, 2027, with an option to extend for eight years. In Alameda, California, we lease approximately 92,000 square feet of space pursuant to a lease agreement which initiated on June 3, 2021 and expires on September 30, 2032, with two options to extend for five years each. Within this space, we have begun the build-out of a cell therapy manufacturing facility designed to meet cGMP with the goal of providing clinical and commercial-scale manufacturing for multiple off-the-shelf chimeric antigen receptor (CAR) natural killer (NK) cell product candidates.
Item 3. Legal Proceedings
From time to time we may become involved in legal proceedings to claims arising in the ordinary course of our business. We are not currently a party to any such material legal proceedings.
Item 4. Mine Safety Disclosures
None.

PART II
Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
Our common stock is currently listed on The Nasdaq Global Market under the symbol “SNTI.” Prior to the consummation of the Merger, our common stock was listed on The Nasdaq Global Market under the symbol “DYNS.”
Holders
As of March 15, 2023, there were 153 holders of record of our common stock. The number of holders of record does not include for example a substantially greater number of “street name” holders or beneficial holders whose Senti Common Shares are held of record by banks, brokers and other financial institutions.
Dividend Policy
We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any future debt financing agreements.
Securities Authorized for Issuance Under Equity Compensation Plans
The information required by Item 5 of Form 10-K regarding equity compensation plans is incorporated herein by reference to Item 12 of Part III of this Annual Report.
Recent Sales of Unregistered Securities
Pursuant to Chardan’s committed equity facility, we issued and sold 300,000 shares of our common stock to Chardan at a weighted average price of $2.35 per share during the three months ended December 31, 2022. We used the net proceeds from these sales for general corporate purposes.
In Chardan’s committed equity facility, Chardan represented to us, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The shares of common stock referred to in this Annual Report on Form 10-K were issued and sold by us to Chardan in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.
Item 6. [RESERVED]
Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Senti Biosciences, Inc. (“Senti”) entered into a business combination agreement (the “Agreement”) with Dynamics Special Purpose Corp. (“DYNS”) on December 19, 2021. The transactions contemplated by the terms of the Agreement were completed on June 8, 2022 (the “Closing”), in conjunction with which DYNS changed its name to Senti Biosciences, Inc. (hereafter referred to, collectively with its subsidiaries, as “Senti”, the “Company”, “we”, “us” or “our”, unless the context otherwise requires). The transactions contemplated in the Agreement are collectively referred to as the “Merger”. You should read the following discussion and analysis of our financial condition and results of operations together with our accompanying consolidated financial statements and the related notes contained in Part II, Item 8 of this Annual Report on Form 10-K. Unless the context indicates otherwise, references in this Annual Report on Form 10-K to the “Company,” “Senti,” “we,” “us,” “our” and similar terms refer to Senti Biosciences, Inc. (formerly known as Dynamics Special Purpose Corp.) and its consolidated subsidiaries following the Company’s Merger.

Cautionary Statement Regarding Forward-Looking Statements
In This Annual Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Form 10‑K including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “explore,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Annual Report Part I, Item 1A of this Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Overview
Senti is a preclinical biotechnology company developing next-generation cell and gene therapies engineered with its gene circuit platform technologies to fight challenging diseases. Senti’s mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, Senti has built a synthetic biology platform that it believes may enable it to program next-generation cell and gene therapies with what it refers to as “gene circuits.” These gene circuits, which Senti created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti’s gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor-infiltrating lymphocytes (“TILs”), stem cells including Hematopoietic Stem Cells (“HSCs”), in vivo gene therapy and messenger ribonucleic acid (mRNA). All of Senti’s current product candidates are in preclinical development. Senti’s lead product candidates utilize allogeneic chimeric antigen receptor (“CAR”) NK cells outfitted with its gene circuit technologies in several oncology indications with currently high unmet needs. Senti expects to file investigational new drug applications (“INDs”) for multiple product candidates starting in 2023.
We have incurred net losses of $58.2 million and $55.3 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, we had cash, cash equivalents, and short-term investments, of $98.6 million and $56.0 million, respectively, and an accumulated deficit of $173.3 million and $115.1 million, respectively. Net cash flows used in operating activities were $34.9 million and $34.6 million during the years ended December 31, 2022 and 2021, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to continue to incur significant losses for the foreseeable future.
We anticipate that our expenses and operating losses will increase substantially over the foreseeable future. The expected increase in expenses will be driven in large part by our ongoing activities, if and as we:
•continue to advance our gene circuit platform technologies;
•continue preclinical development of our current and future product candidates and initiate additional preclinical studies;
•commence clinical studies of our current and future product candidates;
•establish our manufacturing capability, including developing our contract development and manufacturing relationships, and building our internal manufacturing facilities;
•acquire and license technologies aligned with our gene circuit platform technologies;

•seek regulatory approval of our current and future product candidates;
•expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development, manufacturing and commercialization efforts;
•continue to develop, grow, maintain, enforce and defend our intellectual property portfolio; and
•incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.
In addition, in 2021, we began construction on a dedicated in-house, state-of-the-art current good manufacturing practices “cGMP” facility to support clinical and commercial-scale production of multiple allogeneic NK cell product candidates. We anticipate that this facility will become operational in time to support initial clinical trials for our lead product candidates. Our manufacturing facility is designed to leverage the latest cell therapy process technologies as we strive to maximize scalability and minimize cost of goods.
As of March 22, 2023, the issuance date of the consolidated financial statements for the year ended December 31, 2022, the Company concluded that substantial doubt existed about the Company’s ability to continue as a going concern beyond twelve months from the issuance date of the annual consolidated financial statements. In light of these concerns, our independent registered public accounting firm included in its opinion for the year ended December 31, 2022 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern beyond twelve months from March 22, 2023.
Recent Developments
Merger with Dynamics Special Purpose Corp.
On June 8, 2022 (the “Closing Date”), Dynamics Special Purpose Acquisition Corp. (“Dynamics” or “DYNS”) consummated a merger pursuant to which Explore Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Dynamics, merged with and into Senti Sub I, Inc. (formerly named Senti Biosciences, Inc.) (“Legacy Senti”), with Legacy Senti surviving as a wholly-owned subsidiary of Dynamics (such transactions, the “Merger,” and, collectively with the other transactions described in the merger agreement (as defined below, the “Reverse Recapitalization”). As a result of the Merger, Dynamics was renamed Senti Biosciences, Inc.
Pursuant to the terms of the merger agreement, at the effective time of the Merger (the “Effective Time”), (1) each outstanding share of common stock of Legacy Senti was cancelled and converted into the right to receive approximately 0.1957 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (2) each outstanding share of preferred stock of Legacy Senti was cancelled and converted into the aggregate number of shares of Common Stock that would be issued upon conversion of the shares of Legacy Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by approximately 0.1957, resulting in the issuance of a total of 23,163,614 shares of Common Stock. Prior holders of shares of Legacy Senti common stock and Legacy Senti preferred stock also received the contingent right to receive certain Earnout Shares (as defined below), for each share owned by each such Legacy Senti stockholder that was outstanding immediately prior to the closing of the Merger (the “Closing”). In addition, certain investors purchased an aggregate of 5,060,000 shares of Common Stock (such investors, the “PIPE Investors”) in a private placement that closed concurrently with the Closing for an aggregate purchase price of $50.6 million (the “PIPE Financing”). Additionally, at the Closing, 14,915,963 shares of Common Stock were issued to Dynamics stockholders (reflecting actual redemptions by Dynamics public stockholders). Additionally, an unsecured convertible promissory note in the aggregate principal amount of $5,175,000 that was previously issued by Senti to Bayer Healthcare LLC for a purchase price of $5,175,000 on May 19, 2022 was automatically cancelled and exchanged for 517,500 shares of Common Stock.
Pursuant to the terms of the merger agreement, at the Effective Time of the Merger, options to purchase shares of Legacy Senti common stock were converted into options to purchase an aggregate of 1,667,546 shares of Common Stock.
Following the Closing Date, former holders of Legacy Senti common stock and preferred stock may receive up to 2,000,000 additional shares of Common Stock (“Earnout Shares”) in the aggregate in two equal tranches if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00 and $20.00, respectively, for any 20 trading days within any 30 consecutive trading day period. The first and second tranche term is two and three years, respectively, from the closing of the Merger. If there is a change of control within the three-year following the closing of the Merger that results in a per share price equal to or in excess of the $15.00 and $20.00 share price milestones not previously met, then Company shall issue the earnout shares to the holders of Legacy Senti common stock and preferred stock.
Common Stock Purchase Agreement
On August 31, 2022, we entered into a Common Stock Purchase Agreement and a Registration Rights Agreement (collectively referred to as the “Purchase Agreement”) with Chardan Capital Markets LLC (“Chardan”) to sell to Chardan up to the lesser of: (i) $50.0 million of shares of the Company’s common stock over a period of 36 months; and (ii) 8,727,049 shares of common stock, subject to certain limitations and conditions contained in the Purchase Agreement.
Components of Results of Operations
Total Revenue
We currently have no therapeutic products approved for sale, and we have never generated any revenue from the sale of any therapeutic products. Total revenue consists of contract revenue related to research services provided to customers and grant income which is research funding received from grants.
Our ability to generate product revenues will depend on our partners’ ability to replicate our results and the successful development and eventual commercialization of our product candidates, which we do not expect for the foreseeable future, if ever. We may also look to generate revenue from collaboration and license agreements in the future.
Operating Expenses
Our operating expenses consist of research and development expenses and general and administrative expenses.
Research and Development Expenses
Research and development costs consist primarily of costs incurred for the discovery and preclinical development of our product candidates, which include:
•employee-related expenses, including salaries, related benefits, and stock-based compensation expenses for employees engaged in research and development functions;
•expenses incurred in connection with research, laboratory consumables and preclinical studies;
•the cost of consultants engaged in research and development related services and the cost to manufacture drug products for use in our preclinical studies and trials;
•facilities, depreciation and other expenses, which include allocated expenses for rent and maintenance of facilities, insurance and supplies;
•costs related to regulatory compliance; and
•the cost of annual license fees.
We have not historically tracked research and development expenses by program, with the exception of third-party research projects. We have various ongoing early-stage research and product candidate discovery projects and going forward, we expect to have various products undergoing clinical trials. Our internal resources, employees and infrastructure are not directly tied to any one research or product candidate discovery project and are typically deployed across multiple projects. As such, we do not maintain information regarding these costs incurred for these early-stage research and product candidate discovery programs on a project-specific basis.
Our direct external development program expenses reflect external costs attributable to our preclinical development candidates selected for further development as well as investigational new drug applications (“INDs”)

and clinical development. Such expenses include third-party contract costs relating to manufacturing, clinical trial activities, translational medicine and toxicology activities. We do not allocate internal research and development costs which include personnel, facility costs, laboratory consumables and discovery and research related activities associated with our pipeline because these costs are deployed across multiple programs and our platform, and, as such, are not separately classified.
Research and development expenses consisted of the following (in thousands):

	Years Ended December 31,
	2022	2021
Personnel-related expenses, including share-based compensation expense	$13,528	$7,687
External services and supplies	12,394	9,041
Office and facilities	7,324	4,680
Other	821	549
Total	$34,067	$21,957
Research and development activities are central to our business model. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. In addition, future regulatory factors beyond our control may impact our preclinical development programs. Product candidates in clinical development generally have higher development costs than those in preclinical stages of development, primarily due to the increased size and duration of clinical trials. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical development of any of our product candidates. However, we expect that our research and development expenses and manufacturing costs will increase substantially in connection with our planned preclinical and clinical development activities in the near term and in the future.
The successful development of our current and future product candidates is highly uncertain. This is due to numerous risks and uncertainties, including the following:
•negative or inconclusive results from our preclinical studies or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;
•product-related side effects experienced by participants in our clinical trials or by individuals using therapeutics similar to our product candidates;
•delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;
•conditions imposed by the U.S. Food and Drug Administration (“FDA”) or other regulatory authorities regarding the scope or design of our clinical trials;
•delays in enrolling research subjects in clinical trials;
•high drop-out rates of research subjects;
•inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;
•Chemistry, manufacturing and control (“CMC”) challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;
•greater-than-anticipated clinical trial costs;
•poor potency or effectiveness of our product candidates during clinical trials;

•unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;
•delays as a result of the COVID-19 pandemic or events associated with the pandemic;
•failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;
•delays and changes in regulatory requirements, policies and guidelines; and
•the FDA or other regulatory authorities interpret our data differently than we do.
A change in the outcome of any of these variables may significantly impact the costs and timing associated with the development of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation expense, for personnel in executive, finance and other administrative functions. Other significant costs include legal fees relating to corporate matters, professional fees for accounting and consulting services and an allocation of facility-related costs.
General and administrative expenses consisted of the following (in thousands):

	Years Ended December 31,
	2022	2021
Personnel-related expenses, including share-based compensation expense	$29,843	$11,756
External services and supplies	7,165	7,395
Office and facilities	1,396	1,534
Insurance	1,821	127
Other	623	438
Total	$40,848	$21,250
We expect our general and administrative expenses will increase for the foreseeable future to support our increased research and development, manufacturing activities, and preclinical and clinical activities and to reflect increased costs associated with operating as a public company. These increased costs will likely include increased expenses for audit, legal, regulatory, tax and related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs.
Other Income (Expense)
Interest Income, net
Interest income, net consists of interest earned on our cash and cash equivalents, and short-term investments, if any, held during the year, net of interest expense.
Change in Fair Value of Contingent Earnout Liability
The change in fair value of the contingent earnout liability that was accounted for as a liability as of the date of the Merger, and is remeasured to fair value at each reporting period, resulting in a non-cash gain or loss.
Gain on Extinguishment of Convertible Notes
Our convertible note was extinguished as part of the Merger and the change in fair value was recorded in earnings.

Change in Preferred Stock Tranche Liability
Our preferred stock tranche liability had been accounted for at fair value with changes in the fair value recorded in earnings at each reporting period through settlement on May 14, 2021.

Results of Operations
Comparison of the Years Ended December 31, 2022 and 2021
The following table summarizes our results of operations for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021	Change
Revenue:
Contract revenue	$3,286	$2,291	$995
Grant income	1,000	470	530
Total revenue	4,286	2,761	1,525

Operating expenses:
Research and development	34,067	21,957	12,110
General and administrative	40,848	21,250	19,598
Total operating expenses	74,915	43,207	31,708
Loss from operations	(70,629)	(40,446)	(30,183)

Other income (expense):
Interest income, net	1,701	11	1,690
Change in fair value of contingent earnout liability	9,461	—	9,461
Gain on extinguishment of convertible notes	1,289	—	1,289
Change in preferred stock tranche liability	—	(14,742)	14,742
Loss on impairment of fixed assets	—	(22)	22
Other expense	(32)	(120)	88
Total other income (expense), net	12,419	(14,873)	27,292
Net loss	$(58,210)	$(55,319)	$(2,891)
Contract revenue. For the years ended December 31, 2022 and 2021, we generated revenue from contracts and license agreements of $3.3 million and $2.3 million, respectively. The increase of $1.0 million was due primarily to a new collaboration agreement entered into in May 2021, partially offset by the collaboration agreement contract modification which caused $0.7 million of the previously recognized upfront payment to be reversed in December 2022.
Grant income. For the years ended December 31, 2022 and 2021, we generated revenue from grants of $1.0 million and $0.5 million, respectively. The increase of $0.5 million was primarily due to the recognition of revenue related to the SBIR SENTI-202 grant funding which began in FY 2021.
Research and development expenses. Research and development expenses were $34.1 million and $22.0 million for the years ended December 31, 2022 and 2021, respectively. The increase of $12.1 million was primarily due to an increase of $5.8 million in personnel-related expenses, which includes a $2.7 million increase in stock-based compensation expense, $3.4 million in professional services costs and $2.6 million in facility costs.

General and administrative expenses. General and administrative expenses were $40.8 million and $21.3 million for the years ended December 31, 2022 and 2021, respectively. The increase of $19.6 million was primarily due to increases of $18.1 million in personnel-related expenses, which includes an $11.4 million increase in stock-based compensation expense, an increase in insurance of $1.7 million and $0.2 million in other corporate expenses, partially offset by a decrease of $0.2 million related to professional, legal and accounting services expenses and a decrease of $0.1 million in facility costs.
Change in fair value of contingent earnout liability. For the year ended December 31, 2022, the increase of $9.5 million resulted from a non-cash gain related to the remeasurement of the contingent earnout liability.
Gain on extinguishment of convertible notes. For the year ended December 31, 2022, we recognized a gain of $1.3 million upon extinguishment of convertible notes.
Change in preferred stock tranche liability. For the year ended December 31, 2021, we recognized a loss of $14.7 million as an adjustment to the preferred stock tranche liability. The adjustment stems primarily from the increase, since the December 31, 2020 measurement date, in management’s estimate of the fair value of our Series B redeemable convertible preferred stock resulting from a decrease in time to liquidity as we drew nearer to completing an exit strategy. There was no equivalent activity for the year ended December 31, 2022, as the preferred stock tranches were issued on May 14, 2021.
Liquidity and Capital Resources
Sources of Liquidity
From inception to December 31, 2022, we raised aggregate gross proceeds of $158.1 million from the issuance of shares of our redeemable convertible preferred stock and the issuance of convertible notes and in connection with the Merger and PIPE Financing, the Company received $140.7 million in proceeds, including the Bayer convertible note cancellation and exchange.
On August 31, 2022, we entered into the Purchase Agreement with Chardan. Pursuant to the Purchase Agreement, we have the right, in our sole discretion, to sell to Chardan up to the lesser of: (i) $50.0 million of shares of our common stock; and (ii) 8,727,049 shares of common stock at 97% of the volume weighted average price (“VWAP”) of the common stock calculated in accordance with the Purchase Agreement, over a period of 36 months subject to certain limitations and conditions contained in the Purchase Agreement. Sales and timing of any sales of common stock are solely at our election, and we are under no obligation to sell any securities to Chardan under the Purchase Agreement. As consideration for Chardan’s commitment to purchase shares of our common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 100,000 shares of our common stock to Chardan and paid a $0.4 million document preparation fee. We recognized an expense of $0.7 million within general and administrative expenses in our Consolidated Statements of Operations and Comprehensive Loss for the Chardan related costs and legal fees incurred in connection with the agreement.
Other than the issuance of the commitment shares of the Company’s common stock to Chardan, we issued 300,000 shares of Class A common stock as of December 31, 2022 aggregating to net proceeds of $0.7 million under the Common Stock Purchase Agreement.
We do not have any products approved for sale and have not generated any revenue from product sales or otherwise. We have incurred net losses and negative cash flows from operations since our inception and anticipate we will continue to incur net losses for the foreseeable future. As of December 31, 2022, we had $98.6 million in cash, cash equivalents, and short-term investments, and an accumulated deficit of $173.3 million, respectively.
We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. Adequate funding may not be available to us on acceptable terms, if at all. Should we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of our product candidates or delay our efforts to expand our product pipeline. We may also be required to sell or license to other parties rights to develop or commercialize our product candidates that we would prefer to retain.
Cash Flows
The following table sets forth a summary of our cash flows for each of the periods indicated (in thousands):

	Years Ended December 31,
	2022	2021

Net cash from operating activities	$(34,896)	$(34,635)
Net cash from investing activities	(81,959)	(5,543)
Net cash from financing activities	118,551	68,435
Net change in cash and cash equivalents	$1,696	$28,257
Operating Activities
For the year ended December 31, 2022, net cash used in operating activities of $34.9 million was primarily due to our loss of $58.2 million with non-cash adjustments of $16.4 million for stock-based compensation expense, $9.5 million for the change in fair value of the contingent earnout liability, $3.9 million for depreciation and amortization of operating lease right-of-use-assets, $1.3 million for gain on extinguishment of convertible notes and $0.4 million for accretion of discount on short-term investments. Other material changes comprised of $14.1 million increase in operating lease liabilities, $2.2 million increase in accounts payable and accrued expenses and other current liabilities offset by $1.3 million increase in prepaid expenses and other assets and as well as a $1.0 million decrease in deferred revenue.
For the year ended December 31, 2021, net cash used in operating activities of $34.6 million was primarily due to our net loss of $55.3 million with non-cash adjustments of $14.7 million for an increase in our preferred stock tranche liability, $3.0 million for depreciation and amortization of operating lease right-of-use assets and $2.3 million for stock-based compensation expense, as well as a $1.8 million increase in deferred revenue, $2.0 million for an increase in accounts payable and accrued expenses and other current liabilities, offset by a decrease of $1.1 million in operating lease liabilities, an increase of $1.6 million in prepaid and other assets and an increase of $0.4 million in accounts receivable. During the year ended December 31, 2021 the Company expensed $2.2 million of deferred offering costs related to the suspended IPO, all of which was paid and is included in the net cash used in operating activities.
Investing Activities
For the year ended December 31, 2022, net cash used in investing activities of $82.0 million was due to $40.6 million purchases of short-term investments and $41.4 million purchases of property and equipment.
For the year ended December 31, 2021, net cash used in investing activities of $5.5 million respectively, was entirely due to purchases of property and equipment.
Financing Activities
For the year ended December 31, 2022, net cash provided by financing activities of $118.6 million was primarily due to $112.0 million proceeds received from Merger and related PIPE financing activities, net of transaction cost, $5.2 million from issuance of convertible notes, $0.7 million from issuance of common stock under Common Stock Purchase Agreement, $0.5 million from the issuance of common stock upon exercise of stock options and $0.2 million from the issuance of common stock under Employee Stock Purchase Plan (ESPP).

For the year ended December 31, 2021, net cash provided by financing activities of $68.4 million was primarily due to proceeds received of $67.0 million from the issuance of our Series B redeemable convertible preferred stock and $1.5 million from the issuance of common stock upon exercise of stock options.
Funding Requirements
Based upon our current operating plans, we believe that our existing cash and cash equivalents will not be sufficient to fund our operations beyond the next twelve months from the date of this Annual Report. We anticipate that we will continue to seek additional funding, though the precise timing of such may prove uncertain. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Our assumptions may prove to be inaccurate, and we could deplete our capital resources sooner than we expect. Additionally, the process of testing and manufacturing product candidates in preclinical studies and clinical trials is costly and the timing and expenses in these trials are uncertain.
Our future capital requirements will depend on many factors, including:
•the scope, rate of progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for our product candidates;
•the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;
•the costs, timing and outcome of regulatory review of our product candidates;
•the scope and costs of constructing and operating our planned cGMP facility and any commercial manufacturing activities;
•the cost associated with commercializing any approved product candidates;
•the cost and timing of developing our ability to establish sales and marketing capabilities, if any;
•the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting our intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;
•the timing and amount of any milestone and royalty payments we are required to make under our present or future license agreements;
•our ability to establish and maintain collaborations on favorable terms, if at all; and
•the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.
In order to improve our liquidity, management is actively pursuing additional financing. We expect our expenses to increase substantially in connection with ongoing activities, particularly as we advance our preclinical activities and clinical trials for our product candidates in development. Accordingly, we will need to obtain substantial additional funding for continuing operations. If we are unable to raise capital when needed, or on attractive terms, we could be forced to delay, reduce or eliminate our research or drug development programs or any future commercialization efforts. Although management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.
Accounting standards require that management evaluate whether we have adequate financial resources to continue as a going concern beyond twelve months after the date that these consolidated financial statements are available to be issued. Management has determined that additional funds will be needed to continue as a going concern for the period defined in the accounting standards.

Contractual Obligations and Commitments
On June 3, 2021, we entered into a lease agreement for a new cGMP facility in Alameda, California to support planned initial clinical trials for our product candidates. The lease will expire in 2032 with future undiscounted operating lease payments of $46.0 million over an initial lease period of eleven years. See Note 6 - Operating Leases for details on our lease obligations.
In 2021, we began construction of the cGMP facility. As of December 31, 2022, we have paid $35.5 million in construction costs of the $42.1 million purchase commitment. The agreements with the construction company provide for termination following a certain period after notice. Upon termination we will be responsible for payment for work performed to date.
During the year ended December 31, 2021, we entered into a three-year collaboration and option agreement with BlueRock Therapeutics LP (“BlueRock”) under which the Company granted BlueRock an option to execute an exclusive or non-exclusive license to develop, manufacture and commercialize cell therapy products (See Part II, Item 8, Notes to Consolidated Financial Statements, Note 15 - Related Parties for details into the BlueRock agreement). In consideration for the option, the Company is responsible for up to $10.0 million in research and development costs and expenses associated with the collaboration plan incurred over the three-year term.
We have also entered into license agreements under which we are obligated to make annual maintenance payments of $0.1 million and specified milestone and royalty payments. Milestone and royalty payment obligations under these agreements are contingent upon future events, such as our achievement of specified development, regulatory, and sales milestones, or generating product sales. As of December 31, 2022, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.
We have entered into sponsored research agreements under which we are obligated to pay $1.1 million and $0.2 million in 2023 and 2024, respectively.
Following the closing of the Merger, former holders of Legacy Senti common stock and preferred stock may receive up to 2,000,000 additional shares of the Company’s common stock in the aggregate, in two equal tranches of 1,000,000 shares of common stock per tranche. Refer to Note 8, Stockholders’ Equity (Deficit), for further details of the contingent earnout.
Off-Balance Sheet Arrangements
During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the rules and regulations of the SEC.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and assumptions on historical experience, known trends and events, and various other factors that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K, we believe the following accounting policies and estimates to be most critical to the preparation of our consolidated financial statements. We define our critical accounting policies as those under U.S. GAAP that require us to make subjective estimates and judgments about matters that are inherently uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles.
Contingent Earnout Liability
In connection with the Reverse Recapitalization, Legacy Senti equity holders are entitled to receive as additional merger consideration up to 2,000,000 shares of our common stock in the aggregate, in two equal tranches of 1,000,000 shares of common stock per tranche, for no consideration upon the occurrence of certain triggering events, including a change of control event. In accordance with ASC 815-40, Derivatives and Hedging, as certain terms of the Contingent Earnout Shares were not indexed to the common stock, they were accounted for as a liability at the Reverse Recapitalization date and subsequently remeasured at each reporting date with changes in fair value recorded as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss.
The estimated fair value of the Contingent Earnout Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes. The assumptions utilized in the calculation were based on the achievement of certain stock price milestones, including our current common stock price, expected volatility, risk-free rate, expected term and expected dividend yield.
The common stock price was based on the closing price of our common stock as reported on the date at the Reverse Recapitalization and each reporting date. Historically, we have been a private company and lacked company-specific and implied volatility information for our common stock. Therefore, we estimated our expected volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for the expected terms. The risk-free rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the Contingent Earnout Shares. The expected dividend yield was 0% based on the fact that we have never paid or declared dividends. The risk-free rate and expected volatility requires significant judgment and actual results can differ from assumed and estimated amounts.
Determination of the Fair Value of Common Stock
Historically, for all periods prior to the Merger, we were required to estimate the fair value of our common stock underlying our share-based awards when performing the fair value calculations using the Black-Scholes option pricing model. Because our common stock is not currently publicly traded, the fair value of our common stock underlying our share-based awards has been determined on each grant date by our board of directors, with input from management, considering our most recently available third-party valuation of our common stock.
In the absence of a public trading market for our common stock, on each grant date, our board of directors has made a reasonable determination of the fair value of our common stock based on the information known to us on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock, and timely valuations from an independent third-party valuation in accordance with guidance provided by the American Institute of Certified Public Accountants, Inc. Practice Aid: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, 2013. In addition, our board of directors considered various objective and subjective factors to determine the fair value of our common stock, including:
•the estimated value of each security both outstanding and anticipated;
•the anticipated capital structure that will directly impact the value of the currently outstanding securities;
•our results of operations and financial position;
•the status of our research and development efforts;
•the composition of, and changes to, our management team and board of directors;
•the lack of liquidity of our common stock as a private company;
•our stage of development and business strategy and the material risks related to our business and industry;

•external market conditions affecting the life sciences and biotechnology industry sectors;
•U.S. and global economic conditions;
•the results of independent third-party valuations of our common stock;
•the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions; and
•the market value and volatility of comparable companies.
The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered various income, market or asset valuation methods.
Based on our early stage of development and other relevant factors, we appropriately used different valuation methods including a hybrid of the option pricing method, or OPM, and guideline transactions Backsolve method, a hybrid of the OPM and guideline public company methods or a hybrid of OPM, Backsolve method, and Monte Carlo simulation to determine the estimated fair value of our common stock for valuations performed through March 31, 2022. In determining the estimated fair value of our common stock, our Board of Directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity.
Our Board of Directors and management develop best estimates based on the application of these approaches and the assumptions underlying these valuations, giving careful consideration to the advice from our third-party valuation expert. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our equity-based compensation expense could be materially different.
Valuation of Preferred Stock Tranche Liability
Our Series B redeemable convertible preferred stock included an obligation whereby the investors agreed to buy, and the Company agreed to sell, additional shares at a fixed price if certain agreed-upon milestones were achieved or at the election of investors. This obligation was determined to be a freestanding financial instrument that should be accounted for as a liability at fair value, and until settlement, the preferred stock tranche liability was revalued at each reporting period with changes in the fair value recorded in earnings. Upon achieving specific milestones, and obtaining Board and stockholder approval, the tranches were called and settled on May 14, 2021. The liability was then extinguished and the fair value was reclassified to redeemable convertible preferred stock.
Historically, we utilized the Monte Carlo valuation model and/or Black-Scholes option pricing model which incorporated assumptions and estimates, to value the preferred stock tranche feature prior to its settlement. Significant estimates and assumptions impacting the fair value measurement included the estimated fair value per share of the underlying Series B redeemable convertible preferred stock, risk-free rate, expected dividend yield, time to liquidity, expected volatility of the price of the underlying preferred stock and determining the type of option (call option and/or forward contract) and associated probabilities. The most significant assumptions impacting the fair value of the preferred stock tranche feature included the estimated fair value of our Series B redeemable convertible preferred stock, the estimated probability of and time to liquidity for going public and staying-private, and the determination of the type of option (call option and/or forward contract) and associated probability.
Historically, we determined the estimated fair value per share of the underlying redeemable convertible preferred stock by taking into consideration the most recent sales of our redeemable convertible preferred stock as well as additional factors that we deemed relevant. We assessed these assumptions and estimates on a quarterly basis as additional information impacting the assumptions became available. The risk-free rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the preferred stock tranche feature. We estimated a 0% dividend yield based on the expected dividend yield and the fact that we have never paid or declared dividends. We estimated the time to liquidity by weighting potential timelines associated with reaching various pipeline milestones and completing an initial public offering. Historically, we have been a private company and lack company-specific and implied volatility information of our stock. Therefore, we estimated our expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for the expected terms. The determination of the type of option is based on the payouts available to the holders of the tranche rights and the level of control the investors had over-exercising these rights.
These estimates involved inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we used significantly different assumptions or estimates, our preferred stock tranche liability could be materially different.
Revenue from Contracts
We recognize revenue from contracts when our customer obtains control of the promised goods or services, in an amount that reflects the consideration which we have received or expect to receive in exchange for those goods or services.
Our revenues are primarily derived through our collaborative research, development and license agreements. The terms of these types of agreements may include (i) research and development services, (ii) licenses for our technology or programs, and (iii) services or obligations in connection with participation in research or steering committees. Payments to us under these arrangements typically include one or more of the following: nonrefundable upfront and license fees, research funding, milestone and other contingent payments for the achievement of defined research, development and commercial-based events, as well as royalties on sales of any commercialized products. We assess whether the promises in its arrangements with customers are considered distinct performance obligations that should be accounted for separately. Judgment may be required to determine whether the research and development services are distinct from the license to our intellectual property or participation on steering committees.
Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. If these options provide a material right to the customer, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about the technical feasibility and the probability of developing a candidate that would be subject to the option rights.
The transaction price in each arrangement is allocated based on the relative standalone selling price (“SSP”) of each distinct performance obligation, which requires judgment. In instances where SSP is not directly observable, such as when a license or service is not sold separately, SSP is determined using information that may include market conditions and other observable inputs. Due to the early stage of our licensed technology, the license of such technology is typically combined with research and development services and steering committee participation as one performance obligation. Changes in the key assumptions used to determine the SSP could have a significant effect on the allocation of arrangement consideration between multiple performance obligations.
Emerging Growth Company Status
The Jumpstart Our Business Startups Act (“JOBS”) Act permits an emerging growth company to take advantage of an extended transition to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to not take advantage of the benefits of this extended transition period.
We expect to remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Dynamics Initial Public Offering (“IPO”) (which occurred on May 25, 2021), (b) in which we have total annual revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter and our net sales for the year exceed

$100 million; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding, rolling three-year period.
Smaller Reporting Company Status
The Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company if (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.
Segment Information
We have one business activity and operate in one reportable segment.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
We qualify as a smaller reporting company, as defined by Item 10 of Regulation S-K and, thus, are not required to provide the information required by this Item.

Item 8.    Financial Statements and Supplementary Data
SENTI BIOSCIENCES, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
Senti Biosciences, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Senti Biosciences, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP
We have served as the Company’s auditor since 2019.
San Francisco, California
March 22, 2023

SENTI BIOSCIENCES, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$57,621	$56,034
Accounts receivable	626	483
Short-term investments	40,942	—
Prepaid expenses and other current assets	3,390	3,676
Total current assets	102,579	60,193
Restricted cash	3,366	3,257
Property and equipment, net	56,136	12,368
Operating lease right-of-use assets	18,418	20,708
Other long-term assets	293	176
Total assets	$180,792	$96,702
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$2,267	$5,187
Early exercise liability, current portion	135	626
Deferred revenue	799	1,656
Accrued expenses and other current liabilities	12,864	5,331
Operating lease liabilities	1,988	1,743
Total current liabilities	18,053	14,543
Operating lease liabilities, net of current portion	35,103	20,988
Contingent earnout liability	227	—
Early exercise liability, net of current portion	146	619
Deferred revenue, net of current portion	—	176
Total liabilities	53,529	36,326
Commitments and contingencies (Note 14)
Redeemable convertible preferred stock (A and B), $0.0001 par value; zero and 19,517,990 shares authorized at December 31, 2022 and December 31, 2021; zero and 19,517,988 shares issued and outstanding at December 31, 2022 and December 31, 2021; aggregate liquidation preference of zero and $163.8 million at December 31, 2022 and December 31, 2021, respectively	—	171,833
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 and zero shares authorized at December 31, 2022 and December 31, 2021; zero and zero shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 and 27,006,600 shares authorized at December 31, 2022 and December 31, 2021; 44,062,534 and 2,972,409 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	4	—
Additional paid-in capital	300,544	3,619
Other comprehensive income	1	—
Accumulated deficit	(173,286)	(115,076)
Total stockholders’ equity (deficit)	127,263	(111,457)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$180,792	$96,702
The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Years Ended December 31,
	2022	2021
Revenue
Contract revenue	$3,286	$2,291
Grant income	1,000	470
Total revenue	4,286	2,761

Operating expenses
Research and development	34,067	21,957
General and administrative	40,848	21,250
Total operating expenses	74,915	43,207
Loss from operations	(70,629)	(40,446)

Other income (expense)
Interest income, net	1,701	11
Change in fair value of contingent earnout liability	9,461	—
Gain on extinguishment of convertible notes	1,289	—
Change in preferred stock tranche liability	—	(14,742)
Loss on impairment of fixed assets	—	(22)
Other income (expense)	(32)	(120)
Total other income (expense), net	12,419	(14,873)
Net loss	(58,210)	(55,319)
Other comprehensive loss
Unrealized gain on investments	1	—
Comprehensive loss	$(58,209)	$(55,319)
Net loss per share, basic and diluted	$(2.23)	$(19.00)
Weighted-average shares outstanding, basic and diluted	26,110,785	2,912,275
The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	11,536,136	$89,662	2,838,376	$—	$1,044	$—	$(59,757)	$(58,713)
Issuance of Series B redeemable convertible preferred stock, Issuance of Series B redeemable convertible preferred stock, including extinguishment of preferred stock tranche liability of $15.2 million, net of issuance costs of $6 thousand	7,981,852	82,171	—	—	—	—	—	—
Exercise of common stock options	—	—	607,406	—	1,525	—	—	1,525
Early exercise of common stock options	—	—	(512,670)	—	(1,329)	—	—	(1,329)
Vesting of early exercise of common stock options	—	—	39,297	—	84	—	—	84
Stock-based compensation expense	—	—	—	—	2,295	—	—	2,295
Net loss	—	—	—	—	—	—	(55,319)	(55,319)
Balance as of December 31, 2021	19,517,988	171,833	2,972,409	—	3,619	—	(115,076)	(111,457)
Conversion of redeemable convertible preferred stock into common stock in connection with the Reverse Recapitalization, net of transaction cost	(19,517,988)	(171,833)	19,517,988	2	171,833	—	—	171,835
Issuance of common stock upon Reverse Recapitalization, net of transaction costs	—	—	19,975,963	2	111,957	—	—	111,959
Contingent earnout liability recognized upon closing of the Reverse Recapitalization	—	—	—	—	(9,688)	—	—	(9,688)
Cancellation and exchange of convertible note in connection with PIPE financing	—	—	517,500	—	5,184	—	—	5,184
Gain recognized on fair value of embedded derivative on SPAC merger date	—	—	—	—	(1,289)	—	—	(1,289)
Common Stock Purchase Agreement settled in common stock, net of fees	—	—	400,000	—	924	—	—	924
Exercise of common stock options	—	—	199,839	—	496	—	—	496
Vesting of early exercise of common stock options	—	—	367,878	—	965	—	—	965
Issuance of common stock under Employee Stock Purchase Plan (ESPP)	—	—	110,957	—	151	—	—	151
Stock-based compensation expense	—	—	—	—	16,392	—	—	16,392
Unrealized gain on investments	—	—	—	—	—	1	—	1
Net loss	—	—	—	—	—	—	(58,210)	(58,210)
Balance as of December 31, 2022	—	$—	44,062,534	$4	$300,544	$1	$(173,286)	$127,263
The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(58,210)	$(55,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,398	769
Amortization of operating lease right-of-use assets	2,522	2,241
Accretion of discount on short-term investments	(356)	—
Gain on extinguishment of convertible notes	(1,289)	—
Change in fair value of contingent earnout liability	(9,461)	—
Change in preferred stock tranche liability	—	14,742
Stock-based compensation expense	16,392	2,295
Loss on write-off of fixed assets	12	22
Interest income accrued and not received	(12)	—
Issuance of common stock for Common Stock Purchase Agreement fee	196	—
Other non-cash charges	8	—
Changes in assets and liabilities:
Accounts receivable	(131)	(395)
Prepaid expenses and other current assets	(1,302)	(1,642)
Accounts payable	186	(617)
Accrued expenses and other current liabilities	2,055	2,574
Deferred revenue	(1,033)	1,832
Operating lease liabilities	14,129	(1,137)
Net cash from operating activities	(34,896)	(34,635)
Cash flows from investing activities
Purchases of short-term investments	(40,585)	—
Purchases of property and equipment	(41,374)	(5,543)
Net cash from investing activities	(81,959)	(5,543)
Cash flows from financing activities
Proceeds from Merger and related PIPE financing, net of transaction costs	111,976	(17)
Proceeds from issuance of common stock upon exercise of stock options	521	1,500
Proceeds from issuance of common stock under Common Stock Purchase Agreement	728	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan (ESPP)	151	—
Proceeds from issuance of convertible notes	5,175	—
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs	—	66,952
Net cash from financing activities	118,551	68,435
Net (decrease) increase in cash and cash equivalents	1,696	28,257
Cash, cash equivalents, and restricted cash, beginning of period	59,291	31,034
Cash, cash equivalents, and restricted cash, end of period	$60,987	$59,291

	Years Ended December 31,
	2022	2021
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$57,621	$56,034
Restricted cash	3,366	3,257
Total cash, cash equivalents and restricted cash	$60,987	$59,291

Supplemental disclosures of noncash financing and investing items
Purchases of property and equipment in accounts payable and accrued expenses and other current liabilities	$8,153	$4,439
Recognition of Series B preferred stock tranche liability	$—	$33
Extinguishment of Series B preferred stock tranche liability	$—	$15,210
Merger and related PIPE financing costs included in accounts payable and accrued expenses and other current liabilities	$—	$1,429
Receivables in transit from issuance of common stock upon exercise of stock options	$—	$25
The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

1. Organization and Description of Business
Senti Biosciences, Inc. and its subsidiaries (the “Company” or “Senti”), is a biotechnology company that was founded to create a new generation of smarter medicines that outmaneuver complex diseases using novel and unprecedented approaches. Senti has built a synthetic biology platform that enables it to program next-generation cell and gene therapies with what the Company refers to as “gene circuits.” These gene circuits, which are created from novel and proprietary combinations of DNA sequences, reprogram cells with biological logic to sense inputs, compute decisions and respond to their cellular environments. The Company is headquartered in South San Francisco, California.
On June 8, 2022 (the “Closing Date”), Dynamics Special Purpose Acquisition Corp. (“Dynamics” or “DYNS”) consummated a merger pursuant to which Explore Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Dynamics, merged with and into Senti Sub I, Inc., formerly named Senti Biosciences, Inc. (“Legacy Senti”), with Legacy Senti surviving as a wholly-owned subsidiary of Dynamics (such transactions, the “Merger,” and, collectively with the other transactions described in the merger agreement (as defined below, the “Reverse Recapitalization”)). As a result of the Merger, Dynamics was renamed Senti Biosciences, Inc.
Refer to Note 3, Reverse Recapitalization, for further details of the Merger.
Liquidity and Going Concern
These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.
The Company has devoted substantially all of its efforts to organizing and staffing, business planning, raising capital, and conducting preclinical studies and has not realized substantial revenues from its planned principal operations. To date, the Company raised aggregate gross proceeds of $298.8 million from the Merger and PIPE Financing, the issuance of shares of our redeemable convertible preferred stock, the issuance of convertible notes and, to a less extent, through collaboration agreements and governmental grants.
At December 31, 2022 and December 31, 2021, the Company had an accumulated deficit of $173.3 million and $115.1 million, respectively. The Company’s net losses were $58.2 million and $55.3 million for the years months ended December 31, 2022 and 2021, respectively. Substantially all of the Company’s net losses resulted from costs incurred in connection with the Company’s research and development programs and from general and administrative costs associated with the Company’s operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future as the Company advances its preclinical activities and clinical trials for its product candidates in development.
As of December 31, 2022 and 2021, the Company had cash, cash equivalents, and short-term investments of $98.6 million and $56.0 million. As of March 22, 2023, the issuance date of the consolidated financial statements as of and for the year ended December 31, 2022, there is uncertainty about whether the Company’s combined cash, cash equivalents, and short-term investments will be sufficient to fund operations, including clinical trial expenses and capital expenditure requirements, beyond twelve months from the issuance date of these financial statements and therefore the Company concluded that substantial doubt existed about the Company’s ability to continue as a going concern.
The Company’s continued existence is dependent upon management’s ability to raise capital and develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the meeting of ongoing liquidity needs.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of Senti Biosciences, Inc., and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company has one business activity and operate in one reportable segment.
Unless otherwise noted, the Company has retroactively adjusted all common and preferred share and related price information to give effect to the exchange ratio established in the Merger Agreement.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual for research and development expenses, the valuation of contingent earnout, the valuation of convertible notes, the valuation of common and redeemable convertible preferred stock, the valuation of preferred stock tranche liability, the valuation of stock-based compensation expense, standalone selling price (“SSP”) and the determination of the incremental borrowing rate. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash, cash equivalents, and short-term investments that are maintained in checking and money market accounts at one financial institution, which at times, may exceed federally insured limits. The Company’s short-term investments, if any, are limited to certain types of debt securities issued by the U.S. government, its agencies, and institutions with investment-grade credit ratings, and places restrictions on maturities and concentration by type and issuer. As of December 31, 2022 and 2021, the Company has not experienced any credit losses in such accounts or investments.
Cash, Cash Equivalents, and Restricted Cash
Cash equivalents consist of amounts deposited in money market funds and securities with original maturity dates of three months or less, which are stated at fair value.
The Company’s restricted cash consists of cash deposited with a financial institution as collateral for a letter of credit required under the Company’s headquarters and research facility leases as well as employee contributions collected under employee stock purchase plan. The restricted cash is presented separately from cash and cash equivalents and classified as non-current on the consolidated balance sheets, as the Company expects the cash to remain restricted for a period greater than one year.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that total to the amounts shown in the consolidated statements of cash flows for the Company:

	December 31,
	2022	2021

Cash and cash equivalents	$57,621	$56,034
Restricted cash	3,366	3,257
Total	$60,987	$59,291
Short-term Investments
Investments in marketable securities with original maturities less than 12 months from the balance sheet date, if any, are classified as short-term investments. Investments with original maturities of greater than 12 months from the balance sheet date, if any, are classified as long-term. The Company classifies all of its investments as available-for-sale and records such assets at estimated fair value in the consolidated balance sheets, with unrealized gains and losses, if any, reported as a component of other comprehensive loss within the consolidated statement of operations and comprehensive loss, and as a separate component of stockholders’ equity. These investments consist of corporate debt securities, U.S. Government securities, asset-based securities, and commercial paper, which are subject to minimal credit and market risk. The Company uses the specific identification method to determine the amount of realized gains or losses on sales of marketable securities. Realized gains and losses on sales of securities and declines in the fair value of securities judged to be other than temporary are included in other income or expense. Unrealized gains and losses are included in other comprehensive loss. Interest on available-for-sale securities is included in interest income in the consolidated statements of operations and comprehensive loss.
Fair Value Measurements
Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.
•Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The estimated fair values of the Company’s cash and cash equivalents, restricted cash, trade, and other receivables and accounts payable approximate their carrying values given their short-term nature.
The Company’s preferred stock tranche liability were carried at fair value from the date of issuance through their extinguishment in May 2021, and were determined using Level 3 inputs in the fair value hierarchy described above.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Property and Equipment, Net
Property and equipment, net is stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows:

Small equipment	2 years
Computer equipment and software	3 years
Laboratory equipment	5-7 years
Furniture and fixtures	5-7 years
Leasehold improvements	Shorter of the lease term and the useful life
The Company capitalizes certain costs incurred during the construction phase of a project or asset into construction-in-progress. Once the construction is complete and the asset is placed into service, the Company transfers its carrying value into the appropriate fixed asset category and begins depreciating the value over its useful life.
When assets are retired or disposed of, any resulting gain or loss is included in net loss. Expenditures for maintenance and repairs are expensed as incurred.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets, such as property and equipment, net, for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Recoverability of these assets is measured by comparing their carrying value to the future net undiscounted cash flows the assets are expected to generate over their remaining economic life. If such assets are considered to be impaired, the amount of any impairment is measured as the difference between their carrying value and their fair value. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the revised shorter useful life.
Leases
The Company determines if an arrangement is or contains a lease at inception. Operating leases are recorded on the consolidated balance sheets with right-of-use assets (“ROU”) representing the Company’s right to use an underlying asset for the lease term and lease liabilities representing the Company’s obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Operating lease ROU assets also include the effect of any lease payments made prior to or on lease commencement and excludes lease incentives and initial direct costs incurred, as applicable. As the implicit rate in the Company’s leases is typically unknown, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Company gives consideration to its credit risk, the term of the lease, and total lease payments and adjusts for the impacts of collateral as necessary when calculating its incremental borrowing rates. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease payments are recorded as an expense in the period incurred.
The Company has elected to not separate lease and non-lease components for any leases within its existing classes of assets and, as a result, accounts for any lease and non-lease components as a single lease component. The Company has also elected not to apply the recognition requirement for leases with a term of 12 months or less.
Revenue Recognition
Contract Revenue
Revenue is recognized when a customer obtains control of promised goods or services. The Company applies the following five steps to recognize revenue: (i) identify the contract with a customer; (ii) identify the performance

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to performance obligations in the contract; and (v) recognize revenue when (or as) the performance obligations are satisfied.
A performance obligation is defined as a promise to transfer a product or a service to a customer that is distinct. A product or a service is distinct if both (i) the customer can benefit from the product or the service either on its own or together with other resources that are readily available to the customer and (ii) the Company’s promise to transfer the product or the service to the customer is separately identifiable from other promises in the contract. Each distinct promise to transfer a product or a service is a unit of accounting for revenue recognition. If a promise to transfer a product or a service is not distinct from other promises in the contract, such promises should be combined into a single performance obligation. The assessment of each of these elements may require significant judgments.
Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. If these options provide a material right to the customer, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights.
The transaction price is the amount of consideration the Company is entitled to receive in exchange for the transfer of control of a product or a service to a customer. The Company’s agreements may include both fixed and variable consideration. Fixed payments are included in the transaction price, while variable consideration, such as milestone payments and fees for research services, are estimated and constrained (if required) at the inception of the contract and evaluated on a periodic basis thereafter.
If a contract has multiple performance obligations, the Company allocates the transaction price to each distinct performance obligation based on the relative stand-alone selling price (“SSP”) of the performance obligation. The Company determines SSP at contract inception and at contract modification. Determining the SSP for performance obligations requires significant judgment. Changes in the key assumptions used to determine the SSP could have a significant effect on the allocation of arrangement consideration between multiple performance obligations.
For each distinct performance obligation, revenue is recognized as the Company transfers control of the product or the service applicable to such performance obligations. In instances where the Company first receives consideration in advance of satisfying its performance obligation, the Company classifies such consideration as deferred revenue until the Company satisfies such performance obligations. In instances where the Company first satisfies its performance obligation prior to its receipt of consideration, the consideration is a contract asset recorded in prepaid expenses and other current assets on the consolidated balance sheets.
Grant Income
The Company receives government grants that reimburses the Company for certain allowable costs for funded projects. Grant income is recognized on a systematic basis over the period in which the Company recognizes qualified research and development costs that grant is intended to compensate and there is reasonable assurance that the Company will meet the terms and conditions of the grant. This income is recorded as grant income in the consolidated statements of operations and comprehensive loss.
Grant payments received in excess of grant revenue earned are recognized as deferred revenue on the balance sheets, and grant income earned in excess of grant payments received is recognized as trade and other receivables on the consolidated balance sheets.
Research and Development
Research and development costs are expensed as incurred. Research and development costs consist of salaries and other personnel-related expenses, including associated stock-based compensation expense, lab supplies and services, in-license and technology costs, consulting and sponsored research fees, facility costs and depreciation expense.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Nonrefundable advance payments for goods and services that will be used or received in future research and development activities are deferred and recognized as an expense in the period in which the related goods are delivered, or services are performed.
The Company has acquired and may continue to acquire the rights to gene circuit or other technologies from third parties. The upfront payments to acquire a license, product, or rights, as well as any annual maintenance charges and future milestone payments, are immediately recognized as research and development expense provided that there is no alternative future use of the rights in other research and development projects.
Deferred Offering Costs
Deferred offering costs consists of incremental legal, accounting and other fees directly attributable to equity offerings. Deferred offering costs are capitalized within prepaid expenses and other current assets on the consolidated balance sheets and are offset against proceeds of the offering in the consolidated statements of redeemable convertible preferred stock and stockholders’ equity as a reduction of additional paid-in capital upon the completion of the equity offering. In the event the equity offering is terminated, all of the deferred offering costs are expensed within the Company’s consolidated statements of operations and comprehensive loss. For the years ended December 31, 2022 and 2021, the Company expensed zero and $2.2 million, respectively, of previously deferred offering costs related to the suspended Initial Public Offering (“IPO”) within general and administrative expense on the consolidated statement of operations and comprehensive loss. As of December 31, 2022 and 2021, the Company recorded zero and $1.4 million, respectively, of deferred offering costs related to the SPAC merger. The amount was included in prepaid expenses and other current assets on the Consolidated Balance Sheet.
Commitments and Contingencies
The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company has not recorded any such liabilities as of December 31, 2022 and 2021.
Accretion and Classification of Redeemable Convertible Preferred Stock
The Company's redeemable convertible preferred stock was recorded based on proceeds received, net of the related preferred stock tranche liability and issuance costs, and is classified outside of stockholders' equity on the consolidated balance sheets because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding redeemable convertible preferred stock. The Company's Series A and Series B redeemable convertible preferred stock were subject to liquidation, dissolution, or winding up of the Company, either voluntary or involuntary. Refer to Note 8, Stockholders’ Equity (Deficit), for further details.
Preferred Stock Tranche Liability
The Company’s Series B redeemable convertible preferred stock included an obligation whereby the investors agreed to buy, and the Company agreed to sell additional shares at a fixed price in the event that certain agreed-upon milestones were achieved or at the election of investors. This obligation was determined to be a freestanding financial instrument that should be accounted for as a liability at fair value (Note 4). This preferred stock tranche liability was revalued at each reporting period through settlement with changes in the fair value recorded as a change in preferred stock tranche liability in the consolidated statements of operations and comprehensive loss. The fair value at settlement was reclassified to redeemable convertible preferred stock at such time.
Contingent Earnout Equity
In connection with the Reverse Recapitalization and pursuant to the Merger dated as of June 8, 2022 by and among the Merger Sub and Legacy Senti, former holder of the Legacy Senti common stock and Legacy Senti preferred stock are entitled to receive as additional consideration of up to 2,000,000 shares of the Company’s

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Common Stock (the “Contingent Earnout Shares”), comprised of two separate tranches of 1,000,000 shares per tranche, for no consideration upon the achievement of certain share price milestones within a period of two and three years. The Contingent Earnout Shares are a form of dividend for holders of Legacy Senti common stock and Legacy Senti preferred stock. If there is a change of control within the three-year period following the closing of the Merger that results in a per share price equal to or in excess of certain share price milestones not previously met, then the Company shall issue the earnout shares to the holders of Legacy Senti common stock and preferred stock. In accordance with ASC 815-40, Derivatives and Hedging, as certain terms of the contingent earnout shares were not indexed to the common stock, equity treatment is precluded and liability classification is required at the Reverse Recapitalization date and subsequently remeasured at each reporting date with changes in fair value recorded as Change in fair value of contingent earnout liability in the consolidated statements of operations and comprehensive loss. A portion of the earnout shares were granted to holders of Legacy Senti common stock that are subject to repurchase, and as of the date of the Merger were accounted for as stock-based compensation expense and expensed as there was no remaining service period.
The estimated fair value of the Contingent Earnout Shares was determined using a Monte Carlo simulation using a distribution of potential outcomes on a monthly basis over a three-year period prioritizing the most reliable information available. The assumptions utilized in the calculation were based on the achievement of certain stock price milestones, including the current Company common stock price, expected volatility, risk-free rate, expected term and expected dividend yield.
Stock-Based Compensation Expense
The Company recognizes stock-based compensation expense related to employees and non-employees based on the grant date fair value of the awards. For awards that vest solely based on continued service, stock-based compensation expense is recognized in the consolidated statements of operations using the straight-line method. For performance and market awards, stock-based compensation expense is recognized over the requisite service period using the accelerated attribution method. No compensation expense will be recognized for awards subject to performance conditions until it is probable that the performance condition will be met.
The Company recognizes stock-based compensation expense related to purchase rights issued pursuant to its employee stock purchase plan on a straight-line basis over the offering period.
The Company has allowed specified option holders to exercise unvested options. The options that are exercised prior to vesting continue to vest according to the respective option agreement, and such unvested shares are subject to repurchase by the Company at the option holder’s original exercise price in the event the option holder's service with the Company voluntarily or involuntarily terminates.
The Company records proceeds from the early exercise of options as a current and long-term liability in the consolidated balance sheets, and reclassifies this liability to additional paid-in capital as the Company's repurchase right lapses. The shares purchased by the option holders pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be outstanding until those shares have vested.
Net Loss Per Share
The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all loss for the period had been distributed.
Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders for an allocation of the undistributed earnings and dividing it by the weighted-average number of common shares outstanding for the period, including potential dilutive common shares. For purposes of this

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

calculation, the Company's outstanding stock options, redeemable convertible preferred stock, and potential issuance of redeemable convertible preferred stock under existing preferred stock tranches, are considered potential dilutive common shares.
The Company's participating securities contractually entitle the holders of such securities to participate in dividends but do not contractually require the holders of such securities to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statement of operations in the period that includes the enactment date.
The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions on the basis of a two-step process whereby (i) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability. To date, there have been no interest charges or penalties related to unrecognized tax benefits.
Recently Adopted Accounting Standards
In November 2021, the FASB issued Accounting Standards Update (ASU) No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which requires business entities to provide certain disclosures when they have received government assistance and use a grant or contribution accounting model by analogy to other accounting guidance. The ASU was effective January 1, 2022, and had no material impact on the Company’s consolidated financial statements and related disclosures.
In May 2021, the FASB issued ASU 2021-04 Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 370-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40); Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force), which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The ASU was effective January 1, 2022, and had no material impact on the Company’s consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU was effective January 1, 2022, and had no material impact on the Company’s consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The ASU was effective January 1, 2022, and had no material impact on the Company’s consolidated financial statements and related disclosures.
Recent Accounting Standards
The Company believes that the impact of recently issued accounting standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
3. Reverse Recapitalization
On June 8, 2022, Merger Sub, a wholly-owned subsidiary of Dynamics, merged with Legacy Senti, with Legacy Senti surviving as a wholly-owned subsidiary of Dynamics. At the effective time of the Merger:
•each outstanding share of Legacy Senti common stock was converted into approximately 0.1957 shares of the Company’s common stock;
•each outstanding share of preferred stock of Legacy Senti was cancelled and converted into the aggregate number of shares of the Company’s common stock that would be issued upon conversion of the shares of Legacy Senti preferred stock based on the applicable conversion ratio immediately prior to the effective time, multiplied by approximately 0.1957;
•each outstanding option to purchase Legacy Senti common stock was converted into an option to purchase a number of shares of the Company’s common stock equal to the number of shares of Legacy Senti common stock subject to such option multiplied by approximately 0.1957, rounded down to the nearest whole share, at an exercise price per share equal to the current exercise price per share for such option divided by approximately 0.1957, rounded up to the nearest whole cent; and
•all shares of Dynamics Class A common stock were redesignated as common stock, par value $0.0001 per share, of the Company.
Former holders of the Legacy Senti common stock and preferred stock are eligible to receive up to an aggregate of 2,000,000 additional shares of the Company’s common stock in the aggregate in two equal tranches of 1,000,000 shares if the volume-weighted average closing sale price of the common stock is greater than or equal to $15.00 and $20.00, respectively, for any 20 trading days within any 30 consecutive trading day period. The first and second tranche term is two and three years, respectively, from the closing of the Merger. If there is a change of control within the three-year period following the closing of the Merger that results in a per share price equal to or in excess of the $15.00 and $20.00 share price milestones not previously met, then the Company shall issue the earnout shares to the holders of Legacy Senti common stock and preferred stock. Refer to Note 8, Stockholders’ Equity (Deficit), for further details of the contingent earnout liability.
In association with the Merger, Dynamics entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including S. Peter Lee, the father of Senti’s Chief Technology Officer. Pursuant to the Subscription Agreements, the PIPE Investors purchased an aggregate of 5,060,000 shares of the Company’s common stock (the “PIPE Shares”) in a private placement at a price of $10.00 per share for an aggregate purchase price of $50.6 million (the “PIPE Financing”). The PIPE Financing was consummated in connection with the Merger.
Concurrently with the closing of the Merger, the unsecured convertible promissory note (the “May 2022 Note”) in the principal amount of $5.2 million that was previously issued by Legacy Senti to Bayer Healthcare LLC

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

(“Bayer”) on May 19, 2022 was automatically cancelled and exchanged for 517,500 shares of Class A Common Stock (the “Note Exchange”) at a price of $10.00 per share. The shares of Class A Common Stock issued in the Note Exchange are entitled to the same registration rights granted to the PIPE Investors with respect to the PIPE Shares. Refer to Note 7, Convertible Note, for further details of the convertible note.
The number of shares of the Company’s common stock outstanding immediately following the consummation of the Merger was:

	Shares

Owned by Dynamics’ stockholders	14,915,963
Issued to PIPE Investors	5,060,000
Issued to Bayer in connection with convertible note cancellation and exchange	517,500
Issued to Legacy Senti stockholders	23,163,614	(1)
Early exercised shares subject to repurchase	(288,807)
Total shares of common stock immediately after Merger	43,368,270
________________
(1) Includes 19,517,988 shares of common stock issued upon conversion of Legacy Senti’s redeemable convertible preferred stock.
The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Dynamics was treated as the acquired company for financial reporting purposes and Legacy Senti was treated as the acquiror. This determination was primarily based on the fact that subsequent to the Merger, the Legacy Senti stockholders hold a majority of the voting rights of the combined company, Legacy Senti comprises all of the ongoing operations of the combined company, Legacy Senti comprises a majority of the carryover governing body of the combined company, and Legacy Senti’s senior management comprises all of the senior management of the combined company. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy Senti issuing shares for the net assets of Dynamics, accompanied by a recapitalization. The net assets of Dynamics were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the Merger are those of Legacy Senti.
In connection with the Merger, the Company raised $140.7 million in proceeds from the Merger and related PIPE Financing, including the Bayer convertible note cancellation and exchange. Transaction costs totaling $23.5 million consisting of banking, legal, and other professional fees were deducted from the funds raised, of which $4.8 million was incurred by the Company and the remainder by Dynamics. In addition, there were no unpaid transaction costs included in accounts payable and accrued expenses as of December 31, 2022.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

4. Fair Value Measurements
Cash Equivalents, Restricted Cash and Short-term Investments
The following tables summarize the estimated value of cash equivalents, restricted cash and short-term investments by category (in thousands):

	December 31, 2022
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value	Cash and cash equivalents	Restricted cash	Short-term investments
Level 1
Money market funds	$45,412	$—	$—	$45,412	$42,046	$3,366	$—
Subtotal	45,412	—	—	45,412	42,046	3,366	—
Level 2
U.S. Treasury securities	14,866	4	(3)	14,867	—	—	14,867
U.S. agency securities	5,938	—	—	5,938	3,983	—	1,955
Commercial Paper	28,122	—	—	28,122	5,994	—	22,128
Corporate debt securities	7,590	1	(1)	7,590	5,598	—	1,992
Subtotal	56,516	5	(4)	56,517	15,575	—	40,942
Total	$101,928	$5	$(4)	$101,929	$57,621	$3,366	$40,942

	December 31, 2021
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value	Cash and cash equivalents	Restricted cash	Short-term investments
Level 1
Money market funds	$59,291	$—	$—	$59,291	$56,034	$3,257	$—
Total	$59,291	$—	$—	$59,291	$56,034	$3,257	$—

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

No securities have contractual maturities of longer than one year. There were no transfers between Levels 1, 2, or 3 for any of the periods presented.
Contingent Earnout Liability
The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

Contingent Earnout Liability
Fair value as of December 31, 2021	$—
Contingent earnout liability recognized upon the closing of the reverse recapitalization	(9,688)
Change in fair value included in other income (expense)	9,461
Fair value as of December 31, 2022	$(227)
The fair value of the Contingent Earnout Liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy.
In determining the fair value of the Contingent Earnout Liability, the Company used a Monte Carlo simulation value model using a distribution of potential outcomes. The assumptions utilized in the calculation were based on the achievement of certain stock price milestones, including the current Company common stock price, expected volatility, risk-free rate, expected term and expected dividend yield. Refer to Note 8, Stockholders’ Equity (Deficit), for further details of the Contingent Earnout.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Preferred Stock Tranche Liability
The following table provides a roll-forward of the change in the preferred stock tranche liability (in thousands):

Preferred Stock Tranche Liability
Balance as of December 31, 2020	$435
Recognition of tranche rights from January 2021 issuance	33
Change in fair value	14,742
Tranche liability extinguishment	(15,210)
Balance as of December 31, 2021	$—
The subsequent fair values of the preferred stock tranche liability recognized in connection with the issuance of Series B redeemable convertible preferred stock were determined with the assistance of a third-party valuation specialist using significant inputs not observable in the market which constitute Level 3 measurements within the fair value hierarchy.
The following reflects the significant quantitative inputs used in the valuation of the preferred stock tranche liability as of December 31, 2020 using a Monte Carlo valuation model and/or Black-Scholes option pricing model:

	December 31, 2020 Subsequent Measurement Dates
	Tranche Features 2 and 3 Call Option	Tranche 2 and 3 Forward Contracts
Estimated fair value of Series B redeemable convertible preferred stock(1)	$1.62	$1.62
Discount rate	0.11%	0.11%
Time to liquidity (years)	0.5	0.5
Expected volatility	73.8%	N/A
Probability of call option and forward contract	10%	90%
Strike Price	$1.6427	$1.6427
Value of each tranche feature	$0.326	$(0.023)
_______________
(1)Fair value of the Series B redeemable convertible preferred stock was estimated using the Backsolve method.
The weighted-average fair value of the tranche features on a per share basis was $0.012 as of December 31, 2020 for a preferred stock tranche liability of $0.4 million as of December 31, 2020.
In January 2021, the Company issued additional Series B redeemable convertible preferred stock and recorded an addition to the tranche liability of $33 thousand in recognition of the obligation to sell additional shares at a fixed price in the event that certain agreed-upon milestones are achieved or at the election of investors.
In April 2021, the Company’s Board of Directors determined that certain technical milestones within the Series B agreements had been achieved and approved the notice to call tranches 2 and 3, subject to requisite stockholders’ written election and related waivers. The second and third closings occurred on May 14, 2021 and all shares of the Series B redeemable convertible preferred stock were acquired thereby extinguishing the preferred stock tranche liability.
The $15.2 million value of the preferred stock tranche liability as of May 14, 2021 was determined using the current value method as both tranches were called by the Company and were extinguished. The following reflects the significant quantitative inputs used in the valuation of the preferred stock tranche liability as of May 14, 2021

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

using a weighted comparable guideline IPO (high and low) and special purpose acquisition company (“SPAC”) transactions for the public scenario and the Black-Scholes pricing model for the staying-private scenario:

	May 14, 2021
	Tranches 2 and 3
	Public Scenario	Staying-Private Scenario
	Call	Call
Estimated fair value of Series B redeemable convertible preferred stock	$2.18	$1.58
Scenario weighting	75.0%	25.0%
Value of each tranche feature	$1.637	$0.395
Weighted-average value of Series B redeemable convertible preferred stock	$2.032
The extinguishment of the preferred stock tranche liability as of May 14, 2021 resulted in a gain of $14.7 million being recognized in the consolidated statement of operations and comprehensive loss.

5. Other Financial Statement information
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2022	2021
Prepaid expenses (including prepaid rent)	$1,871	$798
Deposits	1,418	1,157
Reverse Recapitalization deferred offering costs	—	1,446
Other	101	275
Total prepaid expenses and other current assets	$3,390	$3,676
Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2022	2021
Lab equipment	$8,265	$4,988
Leasehold improvements	1,869	431
Computer equipment and software	389	262
Furniture and fixtures	326	294
Construction in progress	48,273	8,048
Property and equipment at cost	59,122	14,023
Less: accumulated depreciation	(2,986)	(1,655)
Property and equipment, net	$56,136	$12,368
Depreciation totaled $1.4 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2022	2021
Accrued professional and service fees related to facility construction	$7,342	$605
Accrued professional and service fees other	1,750	1,950
Accrued employee-related expenses	3,743	2,665
Other accrued expenses	29	111
Total accrued expenses and other current liabilities	$12,864	$5,331
6. Operating Leases
The Company’s operating leases are primarily for its corporate headquarters located in South San Francisco, California (“HQ lease”) and for additional office and laboratory space located in Alameda, California (“Alameda lease”). The corporate headquarters lease has an initial term of eight years expiring in 2027, with an option to renew for an additional eight years unless canceled by either party thereafter. The Alameda lease has an initial term of eleven years expiring in 2032, with an option to renew the lease for up to two additional terms of five years. The exercise of these renewal options is not recognized as part of the ROU assets and lease liabilities, as the Company did not conclude, at the commencement date of the leases, that the exercise of renewal options or termination options was reasonably certain. The Alameda lease provides for a tenant improvement allowance of up to $17.5 million for the costs relating to the design, permitting and construction of the improvements, to be disbursed by the landlord no later than December 31, 2023. The Company is deemed to be the accounting owner of the tenant improvements primarily because the Company is the principal in the construction and design of the assets, is responsible for costs overruns and retains substantially all economic benefits from the leasehold improvements over their economic lives. Accordingly, the tenant improvement allowance is considered an incentive and was deducted from the initial measurement of the ROU asset and lease liability. The Company estimated the timing of tenant improvement reimbursements at the lease commencement date and upon receipt of the cash incentives, the Company recognized the cash received as an increase in the lease liability.
A summary of total lease costs and other information for the period relating to the Company’s operating leases is as follows:

	Years Ended December 31,
	2022	2021
Operating lease cost	$5,300	$3,793
Short-term lease cost	81	—
Variable lease cost	730	725
Total lease cost	$6,111	$4,518

	Years Ended December 31,
	2022	2021
Other information:
Operating cash flows net inflows and (outflows) from operating lease	$11,363	$(2,669)
ROU assets obtained in exchange for operating lease obligations (including remeasurement of ROU and lease liabilities due to changes in the timing of receipt of lease incentives)	$231	$10,153
Weighted-average remaining lease term	8.2 years	7.8 years
Weighted-average discount rate	9.1%	9.1%

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

For the year ended December 31, 2022, the Company received $14.1 million of the $17.5 million tenant improvement allowance.
As of December 31, 2022 and 2021, amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.
Maturities of the Company’s lease liabilities as of December 31, 2022, were as follows (in thousands):

2023	$6,272
2024	7,265
2025	7,489
2026	7,723
2027	5,780
Thereafter	24,449
Total undiscounted lease payments	58,978
Less imputed interest	(18,543)
Tenant improvement allowance remaining	(3,344)
Total lease liabilities	$37,091
7. Convertible Note
On May 19, 2022, in connection with the Merger, Legacy Senti issued $5.2 million in unsecured convertible promissory notes for the purchase price of $5.2 million. The May 2022 Note was due May 2024 and interest accrued at an annual rate of 3.0%.
The May 2022 Note was cancellable and exchangeable or convertible under any of the following circumstances:
•Automatic conversion upon the closing of the Merger with Dynamics. The outstanding principal under this note shall be cancelled and exchanged automatically into that number of shares of Dynamics common stock as is equal to (a) the entire principal amount under this note divided by (b) $10.00. Upon conversion of this note, any and all accrued interest under this note shall immediately and automatically be cancelled and forgiven. The shares issued upon conversion of this note shall have the same rights and entitlements as the shares issued in connection with the PIPE by Dynamics.
•Automatic conversion upon closing of a qualified IPO. The note and any accrued unpaid interest shall be automatically converted into shares of the equity securities issued in the qualified IPO at a conversion price equal to the product of (a) 80%, and (b) the price per share of the Company’s common stock issued to the public in the qualified IPO.
•Automatic conversion upon closing of non-qualified financing. The note and any accrued unpaid interest shall be automatically converted into shares of the Company’s equity securities issued in such non-qualified financing at a conversion price per share equal to the product of (a) 80%, and (b) the lowest per-share selling price of the equity securities issued to other investors in the non-qualified financing.
•If the note has not been repaid or previously converted, on or after the maturity date, at the election of the holder, the outstanding balance shall either (a) be repaid in cash in an amount equal to the outstanding principal, or (b) be converted into that number of shares of Legacy Senti’s Series B Preferred Stock equal to the outstanding balance divided by the original issuance price of the Series B Preferred Stock.
On June 8, 2022, concurrently with the closing of the Merger, the May 2022 Note was automatically cancelled and exchanged for 517,500 shares of Class A Common Stock at a price of $10.00 per share.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

In accordance with the accounting guidance for an extinguishment of convertible debt instruments with a conversion feature that is separately accounted for as a derivative, the Company determined that the cancellation and exchange should be accounted for as an extinguishment of the May 2022 Note and a gain on extinguishment of $1.3 million was recorded at the closing of the Merger and all accrued interest at the time of the Merger was reversed and recorded to additional paid in capital.
8. Stockholders’ Equity (Deficit)
Redeemable Convertible Preferred Stock
The Company’s redeemable convertible preferred stock consisted of the following as of December 31, 2021 (in thousands, except share and per share amounts):

	December 31, 2021
	Issue Price Per Share	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A	$1.6427	6,888,563	6,888,563	$57,408	$57,822
Series B	$1.6427	12,629,427	12,629,425	114,425	106,012
Total		19,517,990	19,517,988	$171,833	$163,834
In connection with the Merger, all previously issued and outstanding redeemable convertible preferred stock was converted into an equivalent number of shares of common stock of the Company on a one-to-one basis, then multiplied by the Exchange Ratio pursuant to the Merger Agreement. Refer to Note 3, Reverse Recapitalization, for further details of the Merger.
Common Stock
Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the redeemable convertible preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. Through December 31, 2022, no cash dividends have been declared or paid.
At December 31, 2022 and December 31, 2021, the Company was authorized to issue 500,000,000 and 27,006,600 shares of common stock, respectively all at a par value of $0.0001 per share, and had reserved the following shares for future issuance:

	December 31,
	2022	2021
Series A and B redeemable convertible preferred stock	—	19,517,988
Common Stock Purchase Agreement	8,327,049	—
Common stock options issued and outstanding	9,875,675	2,291,838
Common stock shares available for future issuance under equity plans	2,948,472	717,617
Common stock shares available for future issuance under the 2022 Employee Stock Purchase Plan (the “ESPP”)	481,627	—
Unvested early exercised common stock	105,500	473,373
Total	22,186,271	23,000,816
On June 8, 2022, upon the Closing, all of the outstanding redeemable convertible preferred stock was converted to Common Stock pursuant to the conversion rate effective immediately prior to the Merger and the Exchange Ratio and the remaining amount was reclassified to additional paid-in capital. Refer to Note 3, Reverse Recapitalization, for further details of the Merger.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Preferred Stock
In connection with the close of the Merger, the Company’s Amended and Restated Certificate of Incorporation provides the Company’s board of directors with the authority to issue $0.0001 par value preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, by adopting a resolution and filing a certification of designations. Voting powers, designations, powers, preferences and relative, participating, optional, special and other rights shall be stated and expressed in such resolutions. There were 10,000,000 shares designated as preferred stock and none were outstanding as of December 31, 2022.
Common Stock Purchase Agreement
On August 31, 2022, the Company entered into a Common Stock Purchase Agreement and a Registration Rights Agreement (collectively referred to as the “Purchase Agreement”) with Chardan Capital Markets LLC (“Chardan”). Pursuant to the Purchase Agreement, the Company has the right, in its sole discretion, to sell to Chardan up to the lesser of (i) $50.0 million of newly issued shares of the Company’s common stock, and (ii) the Exchange Cap (as defined below) (subject to certain conditions and limitations), from time to time during the 36-month term of the Purchase Agreement. Under the applicable NASDAQ rules, the Company may not issue to Chardan under the Purchase Agreement more than 8,727,049 shares of common stock, which number of shares is equal to 19.99% of the common shares outstanding immediately prior to the execution of the Purchase Agreement unless certain exceptions are met (the “Exchange Cap”). The purchase price of the shares of common stock will be determined by reference to the Volume Weighted Average Price (“VWAP”) of the common stock during the applicable purchase date, less a fixed 3% discount to such VWAP. However, the total shares to be purchased on any day may not exceed 20% of the trading volume, and the total purchase price on any day may not exceed $3.0 million. As consideration for Chardan’s commitment to purchase shares of common stock at the Company’s direction upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company issued 100,000 shares of its common stock to Chardan and paid a $0.4 million document preparation fee, upon execution of the Purchase Agreement. The Company recognized an expense of $0.7 million within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Loss for the Chardan related costs and legal fees incurred in connection with the agreement.
Other than the issuance of the commitment shares of the Company’s common stock to Chardan, the Company issued 300,000 Class A common stock as of December 31, 2022 aggregating to net proceeds of $0.7 million under the Common Stock Purchase Agreement.
Contingent Earnout Equity
Following the closing of the Merger, former holders of Legacy Senti common stock and preferred stock may receive up to 2,000,000 additional shares of the Company’s common stock in the aggregate, in two equal tranches of 1,000,000 shares of common stock per tranche. The first and second tranches are issuable if the closing volume weighted average price (“VWAP”) per share of common stock quoted on the Nasdaq (or the exchange on which the shares of common stock are then listed) is greater or equal to $15.00 and $20.00, respectively over any twenty trading days within any thirty-day trading period. The first and second tranche term is two and three years, respectively, from the closing of the Merger. If there is a change of control within the three-year following the closing of the Merger that results in a per share price equal to or in excess of the $15.00 and $20.00 share price milestones not previously met, then Company shall issue the earnout shares to the holders of Legacy Senti common stock and preferred stock.
The estimated fair value of the total Contingent Earnout Shares at the Closing on June 8, 2022, was $9.8 million based on a Monte Carlo simulation valuation model. Of this amount, $9.7 million was accounted for as a Contingent Earnout Liability because the triggering events that determine the number of Contingent Earnout Shares required to be issued include events that are not solely indexed to the common stock of the Company. The remaining balance of $0.1 million relates to holders of Legacy Senti common stock that are subject to repurchase were accounted for as stock-based compensation expense and recorded as an expense, as there was no remaining service period. The Contingent Earnout Liability was remeasured to fair value as of December 31, 2022, resulting in the recording of a

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

non-cash gain of $9.5 million for the year ended December 31, 2022, classified within change in fair value of contingent earnout liability in the consolidated statements of operations and comprehensive loss.
Assumptions used in the valuation are described below:

	June 08, 2022	December 31, 2022

Current stock price	$7.51	$1.41
Expected share price volatility	81.0%	85.0%
Risk-free interest rate	2.94%	4.32%
Estimated dividend yield	0.0%	0.0%
Expected term (years)	3.0	2.4

9. Revenue
The Company’s revenue consists of amounts received related to research services provided to customers.
Contract Revenue
In May 2019, the Company entered into a collaborative development agreement. The Company determined that the agreement contained three distinct promises; research and development, design services, and intellectual property, which will be accounted for as a single combined performance obligation of research and development services recognized over time. The development agreement included $0.3 million of fixed consideration allocated to a single performance obligation and an additional $0.3 million of variable consideration. At the inception of the development agreement, it was not probable that a significant reversal of revenue would not occur and therefore the variable consideration was fully constrained. Throughout the development agreement period, several parameters of the research and development services were changed, which increased the uncertainty of achieving the remaining performance obligations. Therefore, in December 2021, the contract asset of $0.3 million was reversed due to this increased uncertainty.
In April 2021, the Company entered into a research collaboration and license agreement with Spark Therapeutics, Inc. (“Spark”). Under the agreement, the Company will be responsible for a research program, which includes designing, building and testing five cell type specific-synthetic promoters for use in developing certain gene therapies using the Company’s proprietary technology. The Company received an upfront payment from Spark of $3.0 million and Spark is obligated to reimburse the Company for costs and expenses incurred for the research program. The Company expected to complete the research program over a two-year period. In December 2022, the Company amended the research collaboration and license agreement to allow for an increase in budget and a two-month extension of the research program. As there were no changes to performance obligations and the services to be provided are not distinct from those already transferred, the transactions was accounted for as a contract modification and a cumulative catch-up of $(0.7) million was recognized in December 2022. As of December 31, 2022, there is a total of $0.8 million remaining of the upfront payment to be recognized over the remaining period of the research program.
The Company assessed this agreement in accordance with ASC 606, Revenue Recognition (“ASC 606”) and concluded that the contract counterparty, Spark, is a customer. The Company identified only one combined performance obligation in the agreement, which is to perform research services, the related joint research plan and committees for the five specified promoters. The Company determined that the research activities for each of the five promoters are not distinct given there is one single research plan that is performed by the same research team and research results for one promoter may provide insights for other promoters.
Pursuant to the agreement, once the research program is completed and the Company delivers a data package to Spark, Spark has 24 months (the “Evaluation Period”) to determine whether Spark will exercise its options to obtain field-limited, royalty-bearing licenses to develop, manufacture and commercialize promoters corresponding to each of the five specified promoters being researched. For each licensed promoter option that is exercised, the Company

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

is eligible to receive a license fee, potential research, development and commercial milestone payments and royalties on product sales. Spark may generally terminate the agreement upon 90 days prior written notice or 180 days prior written notice if the licensed promoter is in clinical trials or is being commercialized at the time of termination.
The Company evaluated Spark’s optional rights to license, develop, manufacture and commercialize each of the promoter profiles to determine whether they provide Spark with any material rights to purchase the promoter licenses at an incremental discount. The Company’s proprietary technology used to develop the promoters is in the early stages of development, so technological feasibility and probability of developing a product is highly uncertain. As a result, determining the SSP for the optional rights is subject to significant judgment. Given the subjectivity associated with determining the SSP for the right to a future license related to unproven technology at contract inception, the Company also evaluated whether the contract consideration associated with the research services represents the SSP for those services. The Company determined the transaction price, inclusive of the upfront payment and reimbursement of costs and expenses incurred for the research program, is commensurate with SSP for the research being conducted given the specialized nature and reliance on proprietary technology. Based on the Company’s assessment of the optional consideration and the qualitative factors of feasibility and probability of development combined with the quantitative assessment that research services are priced at their SSP, the Company concluded that the license option does not provide Spark with an incremental discount and therefore does not constitute a material right. The transaction price associated with the research services in this agreement consists of the fixed upfront amount of $3.0 million and variable consideration.
For both collaboration agreements, the Company will recognize the transaction price as research and development services are provided, using a cost-based input method to measure the progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. The Company believes that the cost-based input method is the best measure of progress because other measurements would not reflect how the Company transfers the control related to the performance obligation to our customers.
For the years ended December 31, 2022 and 2021, the Company recorded revenue, which was previously included in the deferred revenue at the beginning of each period, of $1.0 million and zero, respectively. Contract asset balances related to unbilled revenue for our collaboration agreements were zero as of December 31, 2022 and 2021, and are presented within prepaid expenses and other current assets on the consolidated balance sheets.
Grant Income
In 2021, the Small Business Innovation Research (“SBIR”) awarded the Company a grant in the amount of $2.0 million over two years subject to meeting certain terms and conditions. The purpose of the grant is to support the further development of SENTI-202 for acute myeloid leukemia towards clinical development.
Grant income was recognized when qualified research and development costs were incurred and the Company obtained reasonable assurance that the terms and conditions of the grant were met.
Entity-wide information
During the years ended December 31, 2022, Customers A and B accounted for 77% and 23%, respectively, of revenue. During the years ended December 31, 2021, when excluding the $0.3 million contract asset reversal for Customer C, Customers A and B accounted for 84% and 16%, respectively, of revenue.
All revenues were generated in the United States for the years ended December 31, 2022 and 2021.
10. Stock-Based Compensation
2016 Stock Incentive Plan (as Amended and Restated)
The Company’s 2016 Stock Incentive Plan (the “2016 Plan”) provides for the grant of incentive stock options, non-qualified stock options and restricted stock awards to employees, directors, and consultants of the Company.
Following the Merger, the 2016 Plan was terminated. No additional stock awards will be granted under the 2016 Plan. All awards previously granted and outstanding as of the effective date of the Merger, were adjusted to reflect

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

the impact of the Merger as described in Note 3, Reverse Recapitalization, but otherwise remain in effect pursuant to their original terms. The shares underlying any award granted under the 2016 Plan that are forfeited back to or repurchased or reacquired by the Company, will revert to and again become available for issuance under the 2022 Plan.
2022 Stock Incentive Plan
On June 8, 2022, upon the Merger, the Company adopted a 2022 Stock Incentive Plan (the “2022 Plan”). The 2022 Plan provides for the grant of incentive stock options to employees, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants.
The exercise price of an options granted under the 2022 Plan shall not be less than the fair market value of a common stock share on the date of grant. With respect to a 10% stockholder, the exercise price of an option granted shall not be less than 110% of the fair value of the common stock share on the date of grant.
Options granted under the 2022 Plan generally vest over four years and expire no later than ten years after the grant date.
The Company initially reserved 2,492,735 shares of common stock for issuance under the 2022 Plan. On the first day of each year commencing January 1, 2023, the 2022 Plan will automatically increase by 5% of the outstanding number of shares of common stock of the Company on the last day of the preceding calendar year or such lesser number of shares as approved by the Company’s Board of Directors prior to the effective date of the annual increase. In addition, the shares underlying any award granted under the 2016 Plan that are forfeited back to or repurchased or reacquired by the Company, will revert to and again become available for issuance under the 2022 Plan.
As of December 31, 2022, the total number of shares of common stock available for issuance under the 2022 Plan is 1,568,781.
2022 Inducement Equity Plan
On August 5, 2022, the Company adopted a 2022 Inducement Equity Plan (the “2022 Inducement Plan”). The 2022 Plan provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to persons not previously an employee of the Company and its affiliates.
The exercise price of an options granted under the 2022 Inducement Plan shall not be less than the fair market value of a common stock share on the date of grant.
Awards granted under the 2022 Inducement Plan expire no later than ten years after the grant date.
The Company initially reserved 2,000,000 shares of common stock for issuance under the 2022 Inducement Plan.
As of December 31, 2022, the total number of shares of common stock available for issuance under the 2022 Inducement Plan is 1,379,691.
2022 Employee Stock Purchase Plan
On June 8, 2022, upon the Merger, the Company adopted a 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP allows eligible employees to purchase shares of the Company's common stock at a price equal to 85% of the lower of the fair market values of the stock on the first day of an offering or on the date of purchase. The Company’s ESPP operates with rolling offering periods, which are generally 24 months.
The Company initially reserved 592,584 shares of common stock for issuance under the ESPP. On the first day of each year commencing January 1, 2023, the 2022 Plan will automatically increase by 1% of the outstanding

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

number of shares of common stock of the Company on the last day of the preceding calendar year or such lesser number of shares as approved by the Company’s Board of Directors prior to the effective date of the annual increase.
As of December 31, 2022, the total number of shares of common stock available for issuance under the ESPP is 481,627.
Stock Options
The following table summarizes the Company’s stock option activity and related information under all equity plans, excluding performance and market awards:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	2,291,838	$4.39	9.1	$11,304
Granted	2,655,259	$2.09
Exercised	(199,839)	$2.49
Forfeited	(555,832)	$3.21
Outstanding at December 31, 2022	4,191,426	$3.18	9.1	$6
Vested and exercisable at December 31, 2022	770,429	$4.14	8.3	$6
The weighted-average grant date fair value of options granted during the years ended December 31, 2022 and 2021 were $1.47 and $4.91, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2022 and 2021 were $0.3 million and $0.8 million, respectively.
As of December 31, 2022 and 2021, the unrecognized stock-based compensation expense related to stock options was approximately $8.0 million and $9.2 million respectively, expected to be recognized over a weighted-average period of 2.7 years and 3.1 years respectively.
Early Exercise of Stock Options into Restricted Stock
For the years ended December 31, 2022 and 2021, the Company issued zero and 512,670 shares of common stock upon exercise of unvested stock options, respectively. As of December 31, 2022 and December 31, 2021, 105,500 and 473,373 shares were held by employees subject to repurchase at an aggregate price of $0.3 million and $1.2 million, respectively.
Performance Awards
In connection with the Merger, on December 19, 2021, Legacy Senti approved 8,400,892 performance awards to existing employees that vest contingent upon the satisfaction of both a four-year service condition and a performance condition tied to the consummation of the Merger. The awards and the associated recognition of stock-based compensation expense were contingent on the Merger being consummated. As of the approval date of the performance awards, Legacy Senti did not have sufficient common stock available for issuance. Upon the Merger, the Company increased the number of shares authorized and 6,796,074 awards were granted on June 8, 2022. Refer to Note 8, Stockholders’ Equity (Deficit), for further details of the shares of common stock authorized.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	—	$—	—	$—
Granted	6,796,074	$9.92
Forfeited	(1,427,573)	$9.92
Outstanding at December 31, 2022	5,368,501	$9.92	9.0	$—
Vested and exercisable at December 31, 2022	270,308	$9.92	9.0	$—
The weighted-average grant date fair value of options granted during the year ended December 31, 2022 was $4.47.
As of December 31, 2022, the unrecognized stock-based compensation expense related to performance awards was approximately $13.2 million, expected to be recognized over a weighted-average period of 1.9 years.
Market Awards
In connection with the Business Combination Agreement with DYNS, on December 19, 2021, Legacy Senti approved 605,451 market awards to its co-founder and Chief Executive Officer, Dr. Timothy Lu, that vest contingent upon the satisfaction of all three of the following conditions: a service condition, a performance condition tied to the consummation of the Merger, and market conditions. The market condition is achieved in four tranches, where 25% of the options will vest when the trading price of the Company’s stock is above various thresholds of price per share. The award and the associated recognition of stock-based compensation expense are contingent on the Merger being consummated. As of the approval date, Legacy Senti did not have sufficient common stock available for issuance to allow for exercise of the stock options. Upon the Merger, the Company increased the number of shares authorized and 315,748 awards were granted on June 8, 2022. Refer to Note 8, Stockholders’ Equity (Deficit), for further details of the shares of common stock authorized.
The weighted-average grant date fair value of options granted during the year ended December 31, 2022 was $3.77.
As of December 31, 2022, the unrecognized stock-based compensation expense related to market awards was approximately $0.8 million, expected to be recognized over a weighted-average period of 1.3 years.
Restricted Stock Units
The following table summarizes the Company’s restricted stock units activity and related information under all equity plans:

	Number of Restricted Stock Units	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2021	—	$—
Granted	447,948	$2.50
Vested	—	$—
Forfeited	—	$—
Outstanding at December 31, 2022	447,948	$2.50
As of December 31, 2022, the unrecognized stock-based compensation expense related to restricted stock units was approximately $1.0 million, expected to be recognized over a weighted-average period of 1.7 years.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Stock-Based Compensation Expense
In determining the fair value of the stock-based awards, the Company uses the assumptions below for the Black-Scholes option pricing model, which are subjective and generally require significant judgment.
Fair Value of Common Stock — The fair value of the shares of common stock has historically been determined by the Company’s board of directors as there was no public market for the common stock. The board of directors determined the fair value of the common stock by considering a number of objective and subjective factors, including: third-party valuations of the Company’s common stock, the valuation of comparable companies, the Company’s operating and financial performance, and general and industry-specific economic outlook, amongst other factors. As of the closing of the Merger and going forward, the fair value of common stock will be based on the publicly traded market value.
Expected Term — The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). The expected term for the ESPP purchase rights is the length of the purchase period.
Volatility — The expected volatility is based on the average historical volatility of comparable publicly-traded peer companies, over a period equal to the expected term of the stock option grants, as the Company was not publicly traded prior to the Merger and does not have a trading history for its common stock for a sufficient period of time subsequent to the Merger.
Risk-free Rate — The risk-free rate assumption is based on the U.S. Treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.
Dividends — The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock. Therefore, the Company uses an expected dividend yield of zero.
The assumptions used to determine the grant date fair value of non-market based, stock options granted were as follows, presented on a weighted-average basis:

	Years Ended December 31,
	2022	2021
Expected term (in years)	5.8	6.0
Expected volatility	78.8%	82.3%
Risk-free interest rate	3.2%	0.9%
Dividend yield	—	—
The assumptions used to determine the per-share fair value of shares to be granted under the ESPP were as follows:

	Years Ended December 31,
	2022	2021
Fair value per share	$0.85	—
Fair value per share of Common Stock	$1.63	—
Expected term (in years)	1.3	0
Expected volatility	88.2%	—
Risk-free interest rate	3.8%	—
Dividend yield	—	—

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Total stock-based compensation expense was as follows (in thousands):

	Years Ended December 31,
	2022	2021
General and administrative	$13,340	$1,940
Research and development	3,052	355
Total stock-based compensation expense	$16,392	$2,295
11. Income Tax
The Company did not record any income tax expense or benefit during the years ended December 31, 2022 and 2021. The Company has a net operating loss and has provided a valuation allowance against net deferred tax assets due to uncertainties regarding the Company’s ability to realize these assets.
For the calendar years ended December 31, 2022 and 2021, the tax effects of significant items comprising the Company's deferred taxes are as follows:

	Years Ended December 31,
	2022	2021

Deferred tax assets:
Net operating losses	$25,249	$23,104
Lease liability	7,789	6,350
Tax credits	6,053	4,915
Capitalized R&D Section 174 expense	5,131	—
Stock-based compensation	683	28
Accruals and reserves	756	738
Fixed asset basis	259	—
Other	—	600
Total deferred tax assets	45,920	35,735
Deferred tax liabilities:
Operating lease right-of-use assets	(3,869)	(5,789)
Fixed asset basis	—	(236)
Total deferred tax liabilities	(3,869)	(6,025)
Valuation allowance	(42,051)	(29,710)
Net deferred taxes	$—	$—
The Company records the tax benefit of net operating losses, temporary differences, and credit carryforwards as assets to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.
The valuation allowance increased by approximately $12.3 million and $10.7 million during years ended December 31, 2022 and 2021, respectively, and the Company’s deferred tax assets continue to be fully offset by the valuation allowance as at December 31, 2022. For the years ended December 31, 2022 and 2021, the Company did not record an income tax provision.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

Net operating losses and tax credit carryforwards as of December 31, 2022 are as follows (in thousands):

	Amount	Expiration Years

Net operating losses, federal (Post December 31, 2017)	$96,781	Do Not Expire
Net operating losses, federal (Pre January 1, 2018)	$3,508	12/31/2031
Net operating losses, state	$55,023	12/31/2032
Tax credits, federal	$4,279	12/31/2032
Tax credits, state	$4,125	Do Not Expire
Net operating losses, foreign	$1,149	Do Not Expire
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. This annual limitation may result in the expiration of net operating losses and credits before utilization. The Company has not performed an analysis to determine the limitation of our net operating loss carryforwards.
The effective tax rate of the Company's provision (benefit) for income taxes differs from the federal statutory rate as follows:

	Years Ended December 31,
	2022	2021

Statutory rate	21.00%	21.00%
State tax	(0.13)%	2.98%
Other	(0.93)%	(0.80)%
Tax credits	1.21%	2.29%
Fair value of series B preferred stock tranche obligation	—%	(5.60)%
Fair value of contingent earnout liability	3.41%	—%
Valuation allowance	(24.56)%	(19.87)%
Total	—%	—%
The Company has elected to include interest and penalties as a component of tax expense. For the years ended December 31, 2022 and 2021, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.
The Company files income tax returns in the U.S. federal and California tax jurisdictions. The federal and state income tax returns from inception to December 31, 2022 remain subject to examination.
12. Net Loss Per Share
A reconciliation of net loss available to common stockholders and the number of shares in the calculation of basic and diluted loss per share is as follows:

	Years Ended December 31,
	2022	2021
Net loss	$(58,210)	$(55,319)

Weighted-average shares used in computing net loss per share, basic and diluted	26,110,785	2,912,275
Net loss per share attributable to common stockholders, basic and diluted	$(2.23)	$(19.00)

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

The following potential common stock securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (on an as-converted basis):

	Years Ended December 31,
	2022	2021
Series A and B redeemable convertible preferred stock	—	19,517,988
Stock options to purchase common stock	9,875,675	1,815,431
Unvested early exercised options	105,500	499,571
Restricted stock units outstanding	447,948	—
Contingent earnout common stock	2,000,000	—
Total	12,429,123	21,832,990
13. Retirement Plan
The Company maintains a defined contribution employee retirement plan, or 401(k) plan, for all employees upon their date of hire. The 401(k) plan is intended to qualify as tax-qualified plans under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan permit employees to contribute, on a pre-tax basis, a portion of their salary up to the Federally mandated limits. The Company matches an employee’s contribution up to 4% of the employee’s compensation. Contributions to the plans by the Company totaled $0.6 million and $0.3 million, respectively, for the years ended December 31, 2022 and 2021.
14. Commitments and Contingencies
In the ordinary course of business, the Company enters into contractual agreements with third parties that include non-cancelable payment obligations, for which the Company is liable in future periods.
On June 3, 2021, the Company entered into a lease agreement for a new cGMP facility in Alameda, California to support planned initial clinical trials for our product candidates. Refer to Note 6, Operating Leases, for further details of the leases. The lease will expire in 2032 with future undiscounted operating lease payments of $46.0 million over an initial lease period of eleven years.
In 2021, the Company began construction of the cGMP facility. As of December 31, 2022 the Company paid $35.5 million in construction costs of the $42.1 million purchase commitment. The agreements with the construction company provide for termination following a certain period after notice. Upon termination, the Company will be responsible for payment for work performed to date.
In 2021, the Company entered into a three-year collaboration and option agreement with BlueRock Therapeutics LP (“BlueRock”) under which the Company granted BlueRock an option to acquire an exclusive or non-exclusive license to develop, manufacture and commercialize cell therapy products. Refer to Note 15, Related Parties, for further details of the related parties. In consideration for the option, the Company is responsible for up to $10.0 million in costs and expenses incurred over the three-year term.
As of December 31, 2022, purchase commitments related to sponsored research agreements amounted to approximately $1.3 million.
The Company has entered into license agreements under which they are obligated to make annual maintenance payments of $0.1 million and specified milestone and royalty payments. Future milestone and royalty payments under these agreements are not considered contractual obligations since the payments under these agreements are contingent upon future events, such as the Company’s achievement of specified development, regulatory, and sales milestones, or generating product sales. As of December 31, 2022, the Company is unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.
In connection with the Merger, former holders of Legacy Senti common stock and preferred stock may receive up to 2,000,000 additional shares of the Company’s common stock in the aggregate, in two equal tranches of

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

1,000,000 shares of common stock per tranche. Refer to Note 8, Stockholders’ Equity (Deficit), for further details of the contingent earnout liability.
Legal Proceedings
The Company is subject to claims and assessments from time to time in the ordinary course of business but does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
Indemnification
In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions and has never accrued any liabilities related to such obligations in its consolidated financial statements. The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The Company currently has directors’ and officers’ insurance.
15. Related Parties
Preferred Stockholders
The Company issued Series A convertible redeemable preferred stock and Series B redeemable convertible preferred stock in February 2018 and October 2020, respectively, to certain related parties, including New Enterprise Associates 15, L.P. and its affiliates (“NEA”) and 8VC and its affiliates (“8VC”).
In February 2018, the outstanding convertible notes held by NEA and 8VC, as well as Dr. Timothy Lu, our Chief Executive Officer, converted into additional shares of Series A redeemable convertible preferred stock while in October 2020, the outstanding convertible notes held by NEA and 8VC converted into additional shares of Series B redeemable convertible preferred stock, both in accordance with the terms of the note agreements.
On June 8, 2022, in conjunction with the Merger, each outstanding share of preferred stock of Legacy Senti was cancelled and converted into the aggregate number of shares of the Company’s common stock that would be issued upon conversion of the shares of Legacy Senti preferred stock based on the applicable conversion ratio immediately prior to the effective time, multiplied by the Exchange Ratio, rounded down to the nearest whole share. As of December 31, 2022, no shares of preferred stock remain outstanding.
NEA
NEA held 4,429,725 and zero shares of common stock as of December 31, 2022 and December 31, 2021, respectively. NEA held zero and 2,642,934 shares of outstanding Series A redeemable convertible preferred stock as of December 31, 2022 and December 31, 2021, respectively, as well as zero and 536,791 shares of outstanding Series B redeemable convertible preferred stock, respectively. NEA held one of the seven seats on the Company’s Board of Directors as of December 31, 2022 and December 31, 2021.
Bayer Healthcare LLC
On May 19, 2022, Legacy Senti issued to Bayer a $5.2 million unsecured convertible promissory note. On June 8, 2022, the May 2022 Note was automatically cancelled and exchanged for 517,500 shares of Class A Common Stock at a price of $10.00 per share. Refer to Note 7, Convertible Note, for further details of the convertible note.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements

On May 21, 2021, the Company entered into a collaboration and option agreement (“BlueRock Agreement”) with BlueRock, a wholly-owned subsidiary of Bayer, pursuant to which the Company granted to BlueRock an option (“BlueRock Option”), on a collaboration program-by-collaboration program basis, to obtain an exclusive or non-exclusive license to develop, manufacture and commercialize cell therapy products that contain cells of specified types and which incorporate an option gene circuit from such collaboration program or a closely related derivative gene circuit. The Company is responsible for up to $10 million in costs and expenses incurred in connection with the research plan and related activities to be conducted over a term of three years as specified in the collaboration and option agreement. If the Company and BlueRock agree to add new research activities to the research plan, then BlueRock will be obligated to reimburse the Company for the costs and expenses incurred that, together with costs and expenses incurred under the initial research plan, exceed $10 million.
The Company concluded that the Agreement is not within the scope of ASC 808, Collaborative Arrangements, because the Company did not receive any consideration and therefore, is not exposed to both significant risks and rewards for the arrangement. The Company also determined that the agreement is also not currently within the scope of ASC 606 because the BlueRock Agreement does not currently meet the criteria of a contract with a customer, and will not be within the scope of ASC 606 until any consideration is paid. Potential future milestone payments and royalties are subject to BlueRock’s exercise of the BlueRock Option and execution of a commercial license agreement by both parties. Under the BlueRock Agreement, the specific financial terms for milestone payments and royalties will be negotiated and agreed to only after the option is exercised.
As of December 31, 2022, Bayer held 5,878,488 shares of the Company’s common stock. As of December 31, 2021, Bayer held 5,360,988 shares of Series B redeemable convertible preferred stock and held one of the seven seats on the Board of Directors of Legacy Senti. Bayer’s parent company is Bayer AG, which served as the lead investor in our Series B financing through its Leaps by Bayer unit. Accordingly, Bayer is considered a related party.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None
Item 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
As of the end of the period covered by this Annual Report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer and principal accounting officer), of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to determine whether such disclosure controls and procedures provide reasonable assurance that information to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and such information is accumulated and communicated to management, including our principal executive and principal financial officers or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure. Our disclosure controls and procedures were developed through a process in which our management applied its judgment in assessing the costs and benefits of such controls and procedures, which, by their nature, can provide only reasonable assurance regarding the control objectives. You should note that the design of any system of disclosure controls and procedures is based in part upon various assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.
As previously reported, in connection with our preparation and the audit of our consolidated financial statements as of and for the year ended December 31, 2021, we and our independent registered public accounting firm identified a material weakness, as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States), in our internal control over financial reporting. The material weakness related to a lack of sufficient and adequate resources in the finance and accounting function that resulted in a lack of formalized risk assessment process, lack of segregation of duties, and ineffective process level control activities over the management review of journal entries, account reconciliations and non-routine transactions. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
Remediation Efforts to Address the Material Weaknesses
We have taken a number of remediation actions during the year ended December 31, 2022, and are continuing with our efforts. Remediation actions taken during the year and that continue include:
•hiring personnel with appropriate levels of experience in accounting, technology, and internal controls;
•engaging a professional accounting services firm to help us commence the documentation and assessment of our internal controls for complying with the Sarbanes-Oxley Act;
•implementing a risk assessment over financial reporting controls; and
•implementing new software tools.
While significant progress has been made to enhance our internal control over financial reporting, we are still in the process of building and enhancing our processes, procedures, and controls. Additional time is required to complete the remediation of these material weaknesses and the assessment to ensure the sustainability of these remediation actions. We believe the above actions, when complete, will be effective in the remediation of the material weaknesses described above. As such, we have not concluded that the material weaknesses have been fully remediated as of December 31, 2022, and therefore have concluded that our disclosure controls and procedures were not effective as of December 31, 2022.

Changes in Internal Control Over Financial Reporting
There was no change in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the period covered by this Annual Report on Form 10-K that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
Inherent Limitations on Effectiveness of Controls
Our management, including our Chief Executive Officer and Chief Financial Officer, believes that our disclosure controls and procedures and internal control over financial reporting are designed to provide reasonable assurance of achieving their objectives and are effective at the reasonable assurance level. However, our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Furthermore, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.
Management's Annual Report on Internal Control Over Financial Reporting
As disclosed elsewhere in this Annual Report on Form 10-K, we completed the Merger on June 8, 2022. Prior to the Merger, Dynamics, our predecessor, was a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization or similar business combination with one or more businesses. As a result, previously existing internal controls are no longer applicable or comprehensive enough as of the assessment date, because Dynamics’s operations prior to the Merger were insignificant compared to those of the consolidated entity post-Merger. As a result, management was unable, without incurring unreasonable effort or expense, to complete an assessment of our internal control over financial reporting as of December 31, 2022. Accordingly, we are excluding management’s report on internal control over financial reporting pursuant to Section 215.02 of the SEC Division of Corporate Finance’s Regulation S-K Compliance and Disclosure Interpretations.
Item 9B. Other Information
None.
Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections
None.

PART III
Item 10. Directors, Executive Officers and Corporate Governance
The information regarding executive officers and executive officers and directors required by this Item 10 will be included in our 2023 Proxy Statement and is incorporated herein by reference.
Item 11. Executive Compensation
The information required by this Item 11 will be included in the 2023 Proxy Statement and is incorporated herein by reference.
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The information required by this Item 12 will be included in the 2023 Proxy Statement and is incorporated herein by reference.
Item 13. Certain Relationships and Related Transactions, and Director Independence
The information required by this Item 13 will be included in the 2023 Proxy Statement and is incorporated herein by reference.
Item 14. Principal Accountant Fees and Services
The information required by this Item 14 will be included in the 2023 Proxy Statement and is incorporated herein by reference.
Our independent registered public accounting firm is KPMG LLP, San Francisco, CA, Auditor ID: 185.

PART IV
Item 15. Exhibits and Financial Statement Schedules
The following exhibits are filed as part of, or incorporated by reference into, this Annual Report on Form 10-K.

		Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date
2.1^	Business Combination Agreement, dated as of December 19, 2021, by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc. and Senti Biosciences, Inc. (attached as Annex A to the Registration Statement).	S-4/A	333-262707	2.1	May 10, 2022
2.2^	Amendment No. 1 to Business Combination Agreement, dated as of February 12, 2022, by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc. and Senti Biosciences, Inc. (attached as Annex AA to the Registration Statement).	S-4/A	333-262707	2.2	May 10, 2022
2.3^	Amendment No. 2 to Business Combination Agreement, dated as of May 19, 2022, by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc. and Senti Biosciences, Inc.	8-K	001-40440	2.1	May 24, 2022
3.1	Second Amended and Restated Certificate of Incorporation of Senti Biosciences, Inc.	8-K	001-40440	3.1	June 15, 2022
3.2	Amended and Restated Bylaws of Senti Biosciences, Inc.	8-K	001-40440	3.2	June 15, 2022
4.1	Specimen Common Stock Certificate.	8-K	001-40440	4.1	June 15, 2022
4.3*	Description of Securities
10.1	Note Subscription Agreement by and among Senti Biosciences, Inc., Dynamics Special Purpose Corp. and Bayer HealthCare LLC, dated as of May 19, 2022.	8-K	001-40440	10.1	May 24, 2022
10.2+	Senti Biosciences, Inc. 2016 Stock Incentive Plan, as amended, and forms of award agreements thereunder.	S-4	333-262707	10.2	February 14, 2022
10.3+	Senti Biosciences, Inc. 2022 Equity Incentive Plan and forms of award agreements thereunder.	10-Q	001-40440	10.3	August 15, 2022
10.4+	Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan.	10-Q	001-40440	10.4	August 15, 2022
10.5+	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers. Combination.	S-4/A	333-262707	10.5	May 10, 2022
10.6+	Employee Offer Letter, by and between Timothy Lu and Senti Biosciences, Inc., dated December 27, 2018.	S-4	333-262707	10.6	February 14, 2022
10.7+	Employee Offer Letter, by and between Philip Lee and Senti Biosciences, Inc., dated December 27, 2018.	S-4	333-262707	10.7	February 14, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date
10.8+	Employment Agreement, by and between Curt Herberts III and Senti Biosciences, Inc., dated April 28, 2018.	S-4	333-262707	10.8	February 14, 2022
10.9+	Employee Offer Letter, by and between Deborah Knobelman and Senti Biosciences, Inc., dated May 13, 2021.	S-4	333-262707	10.9	February 14, 2022
10.10	Lease, by and between Britannia Biotech Gateway Limited Partnership and Senti Biosciences, Inc., dated July 17, 2018.	S-4	333-262707	10.1	February 14, 2022
10.11	First Amendment to Lease, by and between Britannia Biotech Gateway Limited Partnership and Senti Biosciences, Inc., dated May 8, 2019.	S-4	333-262707	10.11	February 14, 2022
10.12	Second Amendment to Lease, by and between Britannia Biotech Gateway Limited Partnership and Senti Biosciences, Inc., dated June 17, 2020.	S-4	333-262707	10.12	February 14, 2022
10.13*	Research and Development and Laboratory Lease Agreement, by and between 1430 Harbor Bay Pkwy LLC and Senti Biosciences, Inc., dated June 3, 2021.
10.14†	Patent License Agreement by and between the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and Senti Biosciences, Inc., dated July 20, 2020.	S-4	333-262707	10.14	February 14, 2022
10.15†	Patent License Agreement by and between the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and Senti Biosciences, Inc., dated February 5, 2021.	S-4	333-262707	10.15	February 14, 2022
10.16†	Research Collaboration and License Agreement by and between Spark Therapeutics, Inc. and Senti Biosciences, Inc., dated April 9, 2021.	S-4	333-262707	10.16	February 14, 2022
10.17†	Patent License Agreement by and between the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and Senti Biosciences, Inc., dated May 17, 2021.	S-4	333-262707	10.17	February 14, 2022
10.18†	Collaboration and Option Agreement by and between BlueRock Therapeutics, LP and Senti Biosciences, Inc., dated May 21, 2021.	S-4	333-262707	10.18	February 14, 2022
10.19	Investor Rights and Lock-up Agreement.	8-K	001-40440	10.4	June 15, 2022
10.20	Form of Subscription Agreement.	S-4/A	333-262707	10.20	May 10, 2022
10.21	Form Sponsor Support Agreement (included in Exhibit 2.1).	S-4	333-262707	10.21	February 14, 2022
10.22	Form of Company Stockholder Support Agreement (included in Exhibit 2.1).	S-4	333-262707	10.22	February 14, 2022
10.23	Form of Amendment to Company Stockholder Support Agreement entered into on February 12, 2022 by certain stockholders of Senti Biosciences, Inc. (incorporated by reference to and Exhibit 10.1 of Dynamics Special Purpose Corp.’s Current Report on Form 8-K as filed with the SEC on February 15, 2021).	S-4	333-262707	10.24	February 14, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date
10.24+	Senti Biosciences, Inc. 2022 Inducement Plan and forms of award agreements thereunder.	S-1	3333-267390	10.24	September 12, 2022
10.25	ChEF Purchase Agreement, dated as of August 31, 2022, by and between Senti Biosciences, Inc. and Chardan Capital Markets LLC.	8-K	001-404400	10.1	September 1, 2022
10.26	Registration Rights Agreement dated as of August 31, 2022, by and between Senti Biosciences, Inc. and Chardan Capital Markets LLC.	8-K	001-404400	10.2	September 1, 2022
10.27+	Non-Employee Director Compensation Policy.	10-Q	001-404400	10.1	November 10, 2022
10.28+	Consulting Agreement between Senti Biosciences, Inc. and David Epstein.	10-Q	001-404400	10.2	November 10, 2022
10.29+	Severance and Change in Control Agreement between the Company and Deborah Knobelman.	10-Q	001-404400	10.3	November 10, 2022
10.30+	Severance and Change in Control Agreement between the Company and Philip Lee.	10-Q	001-404400	10.4	November 10, 2022
10.31+	Severance and Change in Control Agreement between the Company and Tim Lu.	10-Q	001-404400	10.5	November 10, 2022
10.32†*	Amendment No. 1 to the Research and License Agreement between Spark Therapeutics, Inc. and Senti Biosciences, Inc., dated December 8, 2022.
10.33†*	Side Letter between BlueRock Therapeutics, LP and Senti Biosciences, Inc., dated February 3, 2023.
10.34*	Scientific Advisory Board Agreement between Senti Biosciences, Inc. and James Collins.
16.1	Letter from Marcum LLC to the SEC	8-K	001-40440	16.1	June 15, 2022
21.1	List of Subsidiaries	8-K	001-40440	21.1	June 15, 2022
23.1*	Consent of KPMG LLP
24.1*	Power of Attorney (included on the signature page to the Annual Report on Form 10-K which forms part of this Annual Report on Form 10-K).
31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date
101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	The cover page for the Company’s Annual Report on Form 10-K has been formatted in Inline XBRL and contained in Exhibit 101.
___________________

*	Filed herewith.

**
Furnished herewith. This certification will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference into such filing.

^	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

†
Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined that the information is both not material and is the type that the registration treats as private or confidential.

+	Indicates management contract or compensatory plan.

Item 16. Form 10-K Summary
Not applicable.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, as amended, the registrant has duly caused this Annual Report on From 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SENTI BIOSCIENCES, INC.
By:	/s/ Timothy Lu, M.D., Ph.D.
	Name:	Timothy Lu, M.D., Ph.D.
	Title:	Chief Executive Officer & President
Date: March 22, 2023

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Timothy Lu and Deborah Knobelman as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his/her name.
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy Lu	Chief Executive Officer, President and Director (Principal Executive Officer)	March 22, 2023
Timothy Lu, M.D., Ph.D.

/s/ Deborah Knobelman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 22, 2023
Deborah Knobelman, Ph.D.

/s/ Susan Berland	Director	March 22, 2023
Susan Berland

/s/ Brenda Cooperstone	Director	March 22, 2023
Brenda Cooperstone

/s/ Edward Mathers	Director	March 22, 2023
Edward Mathers

/s/ James J. Collins	Director	March 22, 2023
James J. (Jim) Collins

/s/ Omid Farokhzad	Director	March 22, 2023
Omid Farokhzad

/s/ David Epstein	Director	March 22, 2023
David Epstein